Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

Taboola.com Ltd.,

TORONTO SUB LTD.,

and

ION ACQUISITION CORP. 1 LTD.,

DATED AS OF JANUARY 25, 2021

Annexes and Exhibits

ANNEX A Supporting Company Shareholders

ANNEX B Selling Employees

ANNEX C Reorganization Covenants

EXHIBIT A Secondary Investors

EXHIBIT B Form of Articles Amendment

EXHIBIT C Form of Incentive Equity Plan

EXHIBIT D Form of ESPP

EXHIBIT E Form of Investors’ Rights Agreement

EXHIBIT F Form of Sponsor Support Agreement

EXHIBIT G Company Shareholder Support Agreements

EXHIBIT H Plan of Merger

EXHIBIT I Conversion Factor

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER is made and entered into as of January 25, 2021, by and among Taboola.com Ltd., a company organized under the laws of the State of Israel (the “Company”), Toronto Sub Ltd., a Cayman Islands exempted company and a direct, wholly-owned subsidiary of the Company (“Merger Sub”), and ION Acquisition Corp. 1 Ltd., a Cayman Islands exempted company (“ION”). Each of the Company, ION and Merger Sub shall individually be referred to herein as a “Party” and, collectively, the “Parties”. The term “Agreement” as used herein refers to this Agreement and Plan of Merger, as the same may be amended from time to time, and all schedules, exhibits and annexes hereto (including the Company Disclosure Letter, as defined herein). Defined terms used in this Agreement are listed alphabetically in Schedule A, together with the section and, if applicable, subsection in which the definition of each such term is located.

RECITALS

WHEREAS, ION is a blank check company incorporated as an exempted company in the Cayman Islands for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses.

WHEREAS, Merger Sub is a newly incorporated, direct, wholly-owned subsidiary of the Company, and was formed for the sole purpose of the Transactions.

WHEREAS, immediately prior to the Effective Time, (i) each preferred share, with no par value, of the Company (each, a “Company Preferred Share”) will be converted into ordinary shares, with no par value, of the Company (each, a “Company Ordinary Share”) in accordance with the Organizational Documents of the Company and (ii) immediately following such conversion, the Company shall effect a stock split of each Company Ordinary Share into such number of Company Ordinary Shares calculated in accordance with Section 2.01(b) (such stock split, together with the conversion of Company Preferred Shares, the “Capital Restructuring”).

WHEREAS, immediately following the Capital Restructuring and at the Effective Time, upon the terms and subject to the conditions of this Agreement and in accordance with the Cayman Islands’ Companies Act (2020 Revision), as amended or restated from time to time (the “Cayman Companies Law”), Merger Sub will merge with and into ION (the “Merger”), with ION continuing as the surviving company after the Merger (the “Surviving Company”), as a result of which, ION will become a direct, wholly-owned subsidiary of the Company.

WHEREAS, at the Effective Time, each (i) Class B ordinary share, par value $0.0001 per share, of ION (“ION Class B Shares”) shall be automatically converted into one (1) Class A ordinary share, par value $0.0001 per share, of ION (“ION Class A Shares”) in accordance with the terms of the ION A&R Memorandum and Articles of Association (such automatic conversion, the “ION Class B Conversion”) and, after giving effect to such automatic conversion at the Effective Time, as a result of the Merger, each issued and outstanding ION Class A Share shall no longer be outstanding and shall automatically be converted into the right of the holder thereof to receive one Company Ordinary Share and (ii) outstanding ION Warrant will automatically become a Company Warrant and all rights with respect to ION Class A Shares underlying the ION Warrants will be automatically converted into rights to purchase Company Ordinary Shares and thereupon assumed by the Company.

WHEREAS, ION has entered into those certain Forward Purchase Agreements pursuant to which the investors party thereto (the “FPA Investors”) agreed to purchase up to 5,000,000 ION Class A Shares in private placements simultaneously with the Closing.

WHEREAS, concurrently with the execution hereof, certain investors (the “PIPE Investors”) have entered into subscription agreements (the “Subscription Agreements”) pursuant to which the PIPE Investors have committed to purchase Company Ordinary Shares from the Company, as specified therein immediately after the Effective Time (the “PIPE Investment”).

WHEREAS, prior to the execution hereof, certain investors listed on Exhibit A (the “Secondary Investors”) have entered into share purchase agreements (the “Secondary Share Purchase Agreements”) pursuant to which (i) certain Secondary Investors have committed to purchase Company Ordinary Shares from certain employees of the Company as set forth on Annex D (the “Selling Employees”) and (ii) certain Secondary Investors have committed to purchase Company Ordinary Shares from (A) certain institutional shareholders of the Company (the “Selling Shareholders” and, together with the Selling Employees, the “Secondary Sellers”) and/or (B) under certain circumstances provided for in the Secondary Share Purchase Agreements, the Company ((i) and (ii), the “Secondary/Primary Share Purchase”).

WHEREAS, the applicable Forward Purchase Agreements between ION and each FPA Investor will be terminated and the obligations thereunder will be substituted with the obligations set forth in the Secondary Share Purchase Agreements entered into among the FPA Investors, the Secondary Sellers and the Company, effective as of the consummation of the transactions contemplated by such Secondary Share Purchase Agreements.

WHEREAS, prior to the Closing, the Company shall, subject to obtaining the Company Shareholder Approval, adopt the Articles of Association in substantially the form attached hereto as Exhibit B (the “Articles Amendment”).

WHEREAS, prior to the Closing, the Company shall, subject to obtaining the Company Shareholder Approval, adopt an incentive equity plan in substantially the form attached hereto as Exhibit C (the “Incentive Equity Plan”) and an employee stock purchase plan in substantially the form attached hereto as Exhibit D (the “ESPP”).

WHEREAS, the board of directors of the Company has unanimously: (a) determined that it is in the best interests of the Company and the Company Shareholders, and declared it advisable, to enter into this Agreement and the Transaction Agreements to which it is a party, providing for the Merger and the other Transactions contemplated hereby and thereby; and (b) approved and recommended, among other things, the adoption and approval of, this Agreement, the Transaction Agreements to which it is a party and the Transactions contemplated hereby and thereby, including the Merger, by the Company Shareholders.

WHEREAS, the board of directors of Merger Sub has unanimously: (a) determined that it is in the best interests of Merger Sub, and declared it advisable, to enter into this Agreement and the Transaction Agreements to which it is a party, providing for the Merger and the other Transactions contemplated hereby and thereby; and (b) approved and recommended the adoption and approval of this Agreement, the Transaction Agreements to which it is a party and the Transactions contemplated hereby and thereby, including authorization of the Merger, by the shareholder of Merger Sub.

WHEREAS, the Company, in its capacity as the sole shareholder of Merger Sub, has: (a) determined that it is in the best interests of Merger Sub, and declared it advisable, to enter into this Agreement and the Transaction Agreements to which it is a party, providing for the Merger and the other Transactions contemplated hereby and thereby; and (b) approved this Agreement, the Transaction Agreements to which it is a party and the Transactions contemplated hereby and thereby, including the Merger, in accordance with Applicable Legal Requirements, upon the terms and subject to the conditions of this Agreement (the “Merger Sub Shareholder Approval”).

WHEREAS, the board of directors of ION has unanimously: (a) determined that it is in the best interests of ION to enter into this Agreement and the Transaction Agreements to which it is a party, providing for the Merger and the other Transactions contemplated hereby and thereby; and (b) approved and recommended, among other things, the adoption and approval of this Agreement, the Transaction Agreements to which it is a party and the Transactions contemplated hereby and thereby, including authorization of the Merger, by the ION Shareholders.

WHEREAS, concurrently with the execution and delivery of this Agreement, each of the Company, the Sponsors and certain Company Shareholders have entered into an amended and restated investors’ rights agreement (the “Investors’ Rights Agreement”) in substantially the form attached hereto as Exhibit E, to be effective as of the Closing.

WHEREAS, concurrently with the execution and delivery of this Agreement, the Sponsors will enter into a transaction support agreement, substantially in the form attached hereto as Exhibit F (the “Sponsor Support Agreement”), pursuant to which, among other things, the Sponsors will agree, among other things, to support and vote in favor of this Agreement and the other Transaction Agreements to which ION is or will be a party and the transactions contemplated hereby and thereby (including the Merger).

WHEREAS, concurrently with the execution and delivery of this Agreement, each of the Company Shareholders listed on Annex A attached hereto (collectively, the “Supporting Company Shareholders”) will enter into transaction support agreements, substantially in the form attached hereto as Exhibit G (the “Company Shareholder Support Agreements”), pursuant to which, among other things, each such Supporting Company Shareholder will agree, among other things, to support and vote in favor of this Agreement and the other Transaction Agreements to which the Company is or will be a party and the transactions contemplated hereby and thereby (including the Merger).

WHEREAS, pursuant to the Organizational Documents of ION, ION is required to provide an opportunity for its public shareholders to have their outstanding ION Class A Shares redeemed on the terms and subject to the conditions and limitations set forth in this Agreement, ION’s Organizational Documents and the Trust Agreement in conjunction with obtaining the ION Shareholder Approval.

WHEREAS, for U.S. federal income Tax purposes, the Parties intend that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and the Treasury Regulations promulgated thereunder, and this Agreement is intended to be and is hereby adopted as a “plan of reorganization” within the meaning of Sections 354 and 361 of the Code.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Article I
The Closing Transactions

Section 1.01 Closing. Unless this Agreement shall have been terminated pursuant to Section 8.01, the consummation of the Merger (the “Closing”), other than the filing of the Plan of Merger, shall take place by conference call and by exchange of signature pages by email or other electronic transmission at a time and date to be specified in writing by the Company and ION, which shall be no later than the third (3rd) Business Day after the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), or at such other time, date and location as the Company and ION agree in writing (the date on which the Closing occurs, the “Closing Date”).

Section 1.02 ION Closing Statement. No later than the fifth (5th) Business Day prior to the Closing Date, ION shall deliver to the Company written notice setting forth: (i) the aggregate amount of cash proceeds that will be required to satisfy any exercise of the redemption of ION Class A Shares prior to the Closing pursuant to the Organizational Documents of ION (the “ION Shareholder Redemptions”); (ii) the amount of cash in the Trust Account and the amount of ION Transaction Costs and Unpaid ION Liabilities as of the Closing; and (iii) the number of ION Class A Shares and ION Warrants to be outstanding as of immediately prior to the Effective Time and after giving effect to the ION Shareholder Redemptions and the ION Class B Conversion (such written notice of (i), (ii) and (iii), together, the “Closing Statement”). If the Company in good faith disagrees with any portion of the Closing Statement, then the Company may deliver a notice of such disagreement to ION until the second (2nd) Business Day prior to the Closing Date (the “Pre-Closing Notice of Disagreement”). The Company and ION shall seek in good faith to resolve any differences they have with respect to the matters specified in the Pre-Closing Notice of Disagreement.

Section 1.03 Closing Deliverables.

(a) At the Closing, ION shall:

(i) make any payments required to be made by ION or on ION’s behalf in connection with the ION Shareholder Redemptions pursuant to Section 6.10;

(ii) pay, or cause to be paid, all ION Transaction Costs and Unpaid ION Liabilities to the applicable payees, to the extent not paid prior to the Closing; and

(iii) deliver to the Company a copy of the 104H Tax Ruling.

(b) At the Closing, the Company shall deliver to ION a copy of the Articles Amendment, ready for immediate filing with the Israeli Registrar of Companies, to take place within fourteen (14) days following the Closing Date.

Article II
Transactions

Section 2.01 Pre-Closing Transactions.

(a) Company Preferred Share Conversion. On the Closing Date, immediately prior to the Stock Split and the Effective Time, each Company Preferred Share that is issued and outstanding immediately prior to such time shall automatically convert into Company Ordinary Shares in accordance with the Company’s Organizational Documents. Following such conversion, each of the Company Preferred Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each former holder of Company Preferred Shares shall thereafter cease to have any rights with respect to such securities (the “Company Preferred Share Conversion”).

(b) Stock Split. Immediately following the Company Preferred Share Conversion but prior to the Effective Time, each Company Ordinary Share that is issued and outstanding immediately prior to the Effective Time shall be converted into a number of Company Ordinary Shares determined by multiplying each such Company Ordinary Share by the Conversion Factor (the “Stock Split”); provided, that no fraction of a Company Ordinary Share will be issued by virtue of the Stock Split, and each Company Shareholder that would otherwise be so entitled to a fraction of a Company Ordinary Share (after aggregating all fractional Company Ordinary Shares that otherwise would be received by such Company Shareholder) shall instead be entitled to receive such number of Company Ordinary Shares to which such Company Shareholder would otherwise be entitled, rounded to the nearest whole Company Ordinary Share.

Section 2.02 Effective Time. Subject to the terms and conditions set forth in this Agreement, on the Closing Date, ION and Merger Sub shall execute a plan of merger (the “Plan of Merger”) substantially in the form contained in Exhibit H hereto and shall file the Plan of Merger and other documents as required to effect the Merger pursuant to the Cayman Companies Law with the Registrar of Companies of the Cayman Islands as provided in the applicable provisions of the Cayman Companies Law. The Merger shall become effective at the time when the Plan of Merger has been registered by the Registrar of Companies of the Cayman Islands or such later time as Merger Sub and ION may agree and specify pursuant to the Cayman Companies Law (the “Effective Time”).

Section 2.03 The Merger. At the Effective Time, upon the terms and subject to the conditions of this Agreement and the Plan of Merger and in accordance with the applicable provisions of the Cayman Companies Law, Merger Sub and ION shall consummate the Merger, pursuant to which Merger Sub shall be merged with and into ION, following which the separate corporate existence of Merger Sub shall cease and ION shall continue as the Surviving Company after the Merger and as a direct, wholly-owned subsidiary of the Company.

Section 2.04 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Plan of Merger and the applicable provisions of the Cayman Companies Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of Merger Sub and ION shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Company, which shall include the assumption by the Surviving Company of any and all agreements, covenants, duties and obligations of Merger Sub and ION set forth in this Agreement to be performed after the Effective Time.

Section 2.05 Governing Documents. At the Effective Time, the ION A&R Memorandum and Articles of Association shall be amended and restated in its entirety to read the same as the memorandum and articles of association of Merger Sub as in effect immediately prior to the Effective Time (the “Surviving Company Charter”), except all references to the name of Merger Sub shall be replaced by the name of the Surviving Company, until, thereafter changed or amended as provided therein (except that no such change or amendment shall have the effect of affecting the Company’s obligations pursuant to Section 6.11(a)) or by Applicable Legal Requirements.

Section 2.06 Directors and Officers of the Surviving Company. Immediately after the Effective Time, the board of directors and executive officers of the Surviving Company shall be the board of directors and executive officers of Merger Sub immediately prior to the Effective Time, until any such director’s or officer’s successor is duly elected or appointed and qualified, or until the earlier of their death, resignation or removal.

Section 2.07 Effect of the Merger on Securities of ION and Merger Sub. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any further action on the part of the Parties or any other Person, the following shall occur:

(a) ION Units. Immediately prior to the Effective Time, the ION Class A Shares and the ION Public Warrants comprising each issued and outstanding ION Unit immediately prior to the Effective Time shall be automatically separated (the “Unit Separation”) and the holder thereof shall be deemed to hold one (1) ION Class A Share and one-fifth of one (0.2) ION Public Warrant, provided that no fractional ION Public Warrants will be issued in connection with the Unit Separation such that if a holder of ION Units would be entitled to receive a fractional ION Public Warrant upon the Unit Separation, the number of ION Public Warrants to be issued to such holder upon the Unit Separation shall be rounded down to the nearest whole number of ION Public Warrants. The ION Class A Shares and ION Public Warrants held following the Unit Separation shall be converted in accordance with the applicable terms of this Section 2.07.

(b) ION Shares.

(i) On the Closing Date, immediately prior to the Effective Time, the ION Class B Conversion shall be effected. Following the ION Class B Conversion, each ION Class B Share shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each former holder of ION Class B Shares shall thereafter cease to have any rights with respect to such securities.

(ii) At the Effective Time, each issued and outstanding ION Class A Share (other than any Excluded Shares) shall be converted automatically into, and the holder of such ION Class A Share shall be entitled to receive from the Exchange Agent, for each ION Class A Share, one (1) Company Ordinary Share after giving effect to the Capital Restructuring (the “Merger Consideration”), following which, each ION Class A Share shall no longer be outstanding and shall automatically be canceled and shall cease to exist by virtue of the Merger and each former holder of ION Class A Shares shall thereafter cease to have any rights with respect to such securities, except as provided herein or by Applicable Legal Requirements. The Company shall use reasonable best efforts to cause the Company Ordinary Shares issued pursuant to this Section 2.07(b)(ii) to be issued in book-entry form as of the Effective Time.

(c) Merger Sub Shares. At the Effective Time, each ordinary share, par value $0.0001 per share, of Merger Sub (the “Merger Sub Shares”) that is issued and outstanding immediately prior to the Effective Time shall automatically convert into one ordinary share, par value $0.0001 per share, of the Surviving Company. The ordinary shares of the Surviving Company shall have the same rights, powers and privileges as the shares so converted and shall constitute the only issued and outstanding share capital of the Surviving Company.

(d) ION Warrants. At the Effective Time, by virtue of the Merger and without any action on the part of any holder of an ION Warrant, each ION Warrant that is issued and outstanding immediately prior to the Effective Time shall automatically and irrevocably be converted into a corresponding Company Warrant exercisable for Company Ordinary Shares in accordance with its terms.

(e) No Liability. Notwithstanding anything to the contrary in this Section 2.07, none of the Parties or the Surviving Company or the Exchange Agent shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Applicable Legal Requirement. Any portion of the Merger Consideration remaining unclaimed by ION Shareholders immediately prior to such time when the amounts would otherwise escheat to, or become property of, any Governmental Entity shall become, to the extent permitted by Applicable Legal Requirements, the property of the Company free and clear of any claims or interest of any Person previously entitled thereto.

(f) Excluded Shares. Each ION Share held in ION’s treasury or owned by the Company or Merger Sub or any other wholly-owned subsidiary of the Company or ION immediately prior to the Effective Time (each an “Excluded Share”), shall be cancelled and shall cease to exist, and no consideration shall be paid or payable with respect thereto.

(g) Adjustment to Merger Consideration. The Conversion Factor shall be adjusted to reflect appropriately the effect of any stock split, split-up, reverse stock split, stock dividend or stock distribution (including any dividend or distribution of securities convertible into Company Ordinary Shares), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change (in each case, other than the Capital Restructuring) with respect to Company Ordinary Shares occurring on or after the date hereof and prior to the Closing.

Section 2.08 PIPE Investment.

(a) Immediately following the Effective Time, (i) the PIPE Investment shall be consummated pursuant to, and in the amounts set forth in, the Subscription Agreements and (ii) the Secondary/Primary Share Purchase shall be consummated pursuant to, and in the amounts set forth in, the Secondary Share Purchase Agreements.

(b) Immediately following the consummation of the Secondary/Primary Share Purchase, the Forward Purchase Agreements will be terminated and of no further force or effect and none of the Company, ION nor any of their respective Affiliates will have any liability with respect thereto.

Section 2.09 Delivery of Merger Consideration.

(a) Prior to the Effective Time, the Company shall appoint a Person authorized to act as exchange agent in connection with the transactions contemplated by Sections 2.07(a) through (d), which Person shall be selected by the Company and be reasonably acceptable to ION (provided that Continental shall be deemed to be reasonably acceptable to ION) (the “Exchange Agent”) and enter into an exchange agent agreement reasonably acceptable to the Company and ION with the Exchange Agent (the “Exchange Agent Agreement”) for the purpose of exchanging, upon the terms and subject to the conditions set forth in this Agreement (including, without limitation, Section 2.10), each ION Class A Share on the register of members of ION and the ION Class A Shares issuable immediately prior to the Effective Time. At least two (2) Business Days prior to the Closing, the Company and ION shall direct the Exchange Agent to, at the Effective Time, exchange the ION Class A Shares for Company Ordinary Shares pursuant to the Exchange Agent Agreement and perform the Exchange Agent’s other obligations thereunder.

(b) All Company Ordinary Shares delivered upon the exchange of ION Class A Shares in accordance with the terms of this Article II shall be deemed to have been exchanged and paid in full satisfaction of all rights pertaining to the securities represented by such ION Class A Shares and there shall be no further registration of transfers on the register of members of ION of the ION Class A Shares that were issued and outstanding immediately prior to the Effective Time. From and after the Effective Time, holders of ION Class A Shares shall cease to have any rights as shareholders of ION, except as provided in this Agreement or by Applicable Legal Requirements.

Section 2.10 Withholding Taxes; 104H Tax Ruling.

(a) Notwithstanding anything in this Agreement to the contrary, ION, Merger Sub, the Company, the Surviving Company, the Exchange Agent, their Affiliates and the 104H Trustee shall be entitled to deduct and withhold from any consideration or other amount payable pursuant to this Agreement any amount required to be deducted and withheld with respect to the making of such payment under Applicable Legal Requirements; provided, however, that in the event that amounts are so required to be deducted or withheld, the Company and ION may utilize a customary exchange procedure (including letters of transmittal) to identify the Secondary Sellers and collect certifications (including, without limitations, Valid Tax Certificates) to determine whether and to what extent taxes are to be withheld. To the extent that amounts are withheld, such amounts shall be (i) duly and timely paid over to the appropriate Governmental Entity, and (ii) treated for all purposes of this Agreement as having been paid to such Person. Upon the written request of any Person with respect to which amounts were deducted or withheld, the Company or the 104H Trustee shall provide such Person with a copy of documentary evidence of remittance of such amounts upon request from the Party making such deduction or withholding.

(b) Notwithstanding the foregoing, the consideration payable or otherwise deliverable pursuant to this Agreement will not be subject to any Israeli Tax withholding, provided that such payment recipient provides the Exchange Agent, with a copy to the Company, of a Valid Tax Certificate issued by the ITA providing for exemption from withholding of Israeli Tax from the consideration payable in respect thereof in accordance with this Agreement, prior to the actual payment to such payment recipient. For the avoidance of doubt, the 104H Tax Ruling shall be deemed a Valid Tax Certificate.

(c) As soon as reasonably practicable, but in no event more than five (5) Business Days after the date hereof, ION will cause its Israeli counsel, advisors or accountants to prepare and file with the ITA an application for the 104H Tax Ruling, and will afford the Company and its Israeli counsel, advisors or accountants to review and approve such application prior to its submission to the ITA. Each of ION and the Company shall cause their respective Israeli counsels, advisors and accountants to coordinate all material activities and to cooperate with each other with respect to the preparation and filing of such applications for rulings and the preparation of any written or oral submissions that may be necessary, proper or advisable to obtain the 104H Tax Ruling; provided that the 104H Tax Ruling shall not impose any restrictions or obligations on the Company or any of its Affiliates or any Tax liabilities on the foregoing entities and that any costs associated with the application for the 104H Tax Ruling shall be fully borne by ION. Subject to the terms and conditions hereof, the Parties shall use reasonable best efforts to promptly take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under Applicable Legal Requirements to obtain the 104H Tax Ruling, as promptly as practicable. In any event, the draft application for the 104H Tax Ruling and the draft 104H Tax Ruling shall be subject to the prior written approval of the Company, and such approval shall not be unreasonably withheld, conditioned or delayed. ION shall keep the Company informed, on a reasonably prompt basis (and, in any event, within one (1) Business Day) of its receipt of any notice or information in connection with any of the above.

Section 2.11 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Company following the Merger with full right, title and possession to all assets, property, rights, privileges, powers and franchises of ION and Merger Sub, the officers and directors or members, as applicable (or their designees) of the Surviving Company are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

Section 2.12 Tax Treatment of the Merger. To the extent applicable, for U.S. federal income tax purposes, the Parties will (to the maximum extent permitted by Applicable Legal Requirements) prepare and file all U.S. income Tax Returns consistent with the treatment of the Merger as a reorganization within the meaning of Section 368(a) of the Code (the “Intended Tax Treatment”); provided, for the avoidance of doubt, nothing in this Section 2.12 shall prevent any Party or any of their respective Affiliates from settling, or require any of them to litigate, any challenge or other similar proceeding by any Governmental Entity with respect to the Intended Tax Treatment. This Agreement is intended to constitute and hereby is adopted as a “plan of reorganization” with respect to the Merger within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) for purposes of Sections 354, 361 and 368 of the Code and the Treasury Regulations thereunder.

Article III
Representations and Warranties Regarding the Company And Merger Sub

Except as set forth in the letter dated as of the date of this Agreement delivered by the Company and Merger Sub to ION in connection with the execution and delivery of this Agreement (the “Company Disclosure Letter”), the Company and Merger Sub hereby represent and warrant to ION as follows:

Section 3.01 Organization and Qualification. The Company is a corporation duly incorporated and validly existing under the Applicable Legal Requirements of the State of Israel and has all requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, except as would not be material to the Group Companies, taken as a whole. The Company is duly licensed or qualified to do business in each jurisdiction in which such properties and assets are owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary. Complete and correct copies of the Company’s Organizational Documents, as amended and in full force and effect as of the date of this Agreement, have been made available to ION or its representatives.

Section 3.02 Company Subsidiaries.

(a) The Company’s direct and indirect Subsidiaries, together with their jurisdiction of incorporation or organization, as applicable, are listed on Schedule 3.02(a) of the Company Disclosure Letter (the “Company Subsidiaries”). Each Company Subsidiary has been duly formed or organized and is validly existing under the Applicable Legal Requirements of its respective jurisdiction of incorporation or organization and has the requisite power and authority to own, lease and operate its assets and properties and to conduct its business as now being conducted, except where the failure to be so formed, organized or existing, or to have such power and authority, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Complete and correct copies of the Organizational Documents of each Company Subsidiary have been made available to ION or its representatives.

(b) Each Company Subsidiary is duly licensed or qualified to do business and, where applicable, is in good standing as a foreign corporation (or other entity, if applicable) in each jurisdiction in which it is conducting business, or the operation, ownership or leasing of its property or assets or the character of its business activities is such as to require it to be so licensed or qualified, except where the failure to be so licensed or qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.03 Capitalization.

(a) The authorized capital stock of the Company consists of: (i) 330,000,000 Company Ordinary Shares as of the execution of this Agreement, of which 15,384,486 Company Ordinary Shares were issued and outstanding as of the execution of this Agreement; and (ii) 45,688,037 Company Preferred Shares as of the execution of this Agreement, of which (a) 3,687,739 Company Preferred A Shares, (b) 5,404,159 Company Preferred B Shares, (c) 5,823,126 Company Preferred B-1 Shares, (d) 3,879,640 Company Preferred B-2 Shares, (e) 6,464,881 Company Preferred C Shares, (f) 6,289,727 Company Preferred D Shares, and (g) 13,428,728 Company Preferred E Shares were issued and outstanding as of the execution of this Agreement. All of the issued and outstanding Company Ordinary Shares and Company Preferred Shares have been duly authorized and validly issued and are fully paid and non-assessable and have not been issued in violation of any preemptive or similar rights. Each Company Ordinary Share and Company Preferred Share, as applicable, has been issued in compliance in all material respects with: (A) Applicable Legal Requirements; and (B) the Company’s Organizational Documents (as in effect at the time such Company Ordinary Share and Company Preferred Share were issued). Schedule 3.03(a) of the Company Disclosure Letter contains a true and correct list of all Company Ordinary Shares and Company Preferred Shares owned by each Company Shareholder, and the respective class(es) thereof, in each case, as of the execution of this Agreement.

(b) The authorized share capital of Merger Sub is Fifty Thousand Dollars ($50,000) divided into 500,000,000 Merger Sub Shares, each with a nominal or par value of $0.0001. As of the execution of this Agreement, only one Merger Sub Share is issued and outstanding. The sole outstanding Merger Sub Share has been duly authorized, validly issued, fully paid and is non-assessable and is not subject to preemptive rights, and is held by the Company.

(c) Except as otherwise set forth in this Section 3.03 or in Schedule 3.03(c) of the Company Disclosure Letter, there are no outstanding stock appreciation, phantom stock, stock-based performance unit, profit participation, restricted stock, restricted stock unit or other equity-based compensation award or similar rights with respect to the Company, options, warrants, rights or other securities convertible into or exchangeable or exercisable for Company Ordinary Shares or Company Preferred Shares, or other commitments or agreements providing for the issuance of additional shares (or other equity interests), the sale of treasury shares, or for the repurchase or redemption of Company Ordinary Shares or Company Preferred Shares, and there are no agreements of any kind which may obligate the Company to issue, purchase, register for sale, redeem or otherwise acquire any of its capital stock. Except for the Company’s Organizational Documents, this Agreement and the Investors’ Rights Agreement, there are no registration rights, and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreements or understandings with respect to Company Ordinary Shares.

(d)

(i) Except for the Company’s 2007 Share Option Plan, as amended on November 9, 2014, 2016 Share Incentive Plan, 2017 Executive Share Incentive Plan and the 2020 Share Incentive Plan (collectively, the “Company Plans”), as of the execution of this Agreement, the Company does not have any stock option plan or any other plan, program, agreement or arrangement providing for any equity-based compensation for any Person. All Company Options granted under Section 102 of the ITO were duly and timely deposited with the 102 Trustee in accordance with the provisions of Section 102 of the ITO. The Company has made available to ION accurate and complete copies of the Company Options database, each of the Company Plans and each standard form of award agreement pursuant to which any Company Options was granted thereunder.

(ii) As of the execution of this Agreement, there were (i) 28,492,665 Company Ordinary Shares reserved for issuance or issued pursuant to outstanding options to purchase Company Ordinary Shares (“Company Options”), of which 6,231,093 shares have been issued and exercised, 21,607,116 Company Ordinary Shares have been reserved for issuance upon exercise of Company Options previously granted and currently outstanding under the Company Plans, and (ii) 654,456 Company Ordinary Shares remain available for future issuance of awards pursuant to the Company Plans. Except as provided in the immediately preceding sentence, except for Company Ordinary Shares issuable upon conversion of Company Preferred Shares, and except for Company Ordinary Shares that after the date hereof become reserved for issuance or subject to issuance as permitted under this Agreement, the Company has no Company Ordinary Shares or Company Preferred Shares reserved for, or subject to, issuance.

(e) The outstanding shares of capital stock (or other equity interests) of each of the Company Subsidiaries have been duly authorized and validly issued and (if applicable) are fully paid and non-assessable (where such concepts are applicable) and have not been issued in violation of any preemptive or similar rights. The Company or one or more of its wholly owned Subsidiaries own of record and beneficially all the issued and outstanding shares of capital stock (or other equity interests) of such Company Subsidiaries free and clear of any Liens other than (i) as may be set forth on Schedule 3.03(e) of the Company Disclosure Letter; (ii) for any restrictions on sales of securities under applicable securities laws; and (iii) Permitted Liens. There are no outstanding options, warrants, rights or other securities convertible into or exercisable or exchangeable for any shares of capital stock (or other equity interests) of such Company Subsidiaries, any other commitments or agreements providing for the issuance of additional shares (or other equity interests), the sale of treasury shares, or for the repurchase or redemption of such Company Subsidiaries’ shares of capital stock (or other equity interests), or any agreements of any kind which may obligate any Company Subsidiary to issue, purchase, register for sale, redeem or otherwise acquire any of its shares of capital stock (or other equity interests). Except for the equity interests of the Company Subsidiaries set forth on Schedule 3.03(a) of the Company Disclosure Letter, neither the Company nor any of the Company Subsidiaries owns, directly or indirectly, any ownership, equity, profits or voting interest in any Person or have any agreement or commitment to purchase any such interest, and has not agreed and is not obligated to make nor is bound by any written, oral or other Contract, binding understanding, option, warranty or undertaking of any nature, as of the date hereof or as may hereafter be in effect under which it may become obligated to make, any future investment in or capital contribution to any other entity.

(f) Except as provided for in this Agreement and the other Transaction Agreements, as a result of the consummation of the Transactions, no shares of capital stock, warrants, options or other securities of the Company are issuable and no rights in connection with any shares, warrants, options or other securities of the Company accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

Section 3.04 Due Authorization. Each of the Company and Merger Sub has all requisite corporate power and authority to: (a) execute, deliver and perform this Agreement and the other Transaction Agreements to which it is a party; and (b) carry out the Company’s and Merger Sub’s respective obligations hereunder and thereunder and to consummate the transactions contemplated by the Transaction Agreements to which they are a party (including the Merger), in each case, subject to the consents, approvals, authorizations and other requirements described in Section 3.05. The execution and delivery by each of the Company and Merger Sub of this Agreement and the other Transaction Agreements to which it is a party and the consummation by each of the Company and Merger Sub of the transactions (including the Merger) contemplated hereby and thereby have been duly and validly authorized by all requisite action, including approval by the respective board of directors of the Company and Merger Sub, the Merger Sub Shareholder Approval and, following receipt of the Company Shareholder Approval, the Company Shareholders, as required by Applicable Legal Requirements, and, other than the consents, approvals, authorizations and other requirements described in Section 3.05, no other corporate proceeding on the part of the Company or Merger Sub is necessary to authorize this Agreement. This Agreement and the other Transaction Agreements to which it is a party have been duly and validly executed and delivered by each of the Company and Merger Sub and (assuming this Agreement constitutes a legal, valid and binding obligation of ION) constitute the legal, valid and binding obligation of the Company and Merger Sub (as applicable), enforceable against the Company and Merger Sub (as applicable) in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (collectively, the “Remedies Exception”). Assuming that a quorum of a shareholders’ meeting (as determined pursuant to the Company’s Organizational Documents) is present, the affirmative votes of the Supporting Company Shareholders are the minimal votes of any of the Company’s share capital necessary in connection with entry into this Agreement by the Company and the consummation of the transactions contemplated hereby, including the Closing.

Section 3.05 No Conflict; Governmental Consents and Filings.

(a) Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 3.05(b) and Section 4.05(b), the execution, delivery and performance of this Agreement (including the consummation by the Company of the transactions contemplated hereby) and the other Transaction Agreements to which each of the Company and Merger Sub is a party by the Company and Merger Sub do not and will not: (i) violate any provision of, or result in the breach of, any Applicable Legal Requirement to which any of the Group Companies is subject or by which any property or asset of any of the Group Companies is bound; (ii) conflict with or violate the Organizational Documents of any of the Group Companies; (iii) violate any provision of or result in a breach, default or acceleration of, or require a consent under, any Company Material Contract, or terminate or result in the termination of any Company Material Contract, or result in the creation of any Lien under any Company Material Contract upon any of the properties or assets of any of the Group Companies, or constitute an event which, after notice or lapse of time or both, would result in any such violation, breach, default, acceleration, termination or creation of a Lien; or (iv) result in a violation or revocation of any required Approvals, except to the extent that the occurrence of any of the foregoing items set forth in clauses (i), (iii) or (iv) would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) Assuming the truth and completeness of the representations and warranties of ION contained in this Agreement, the execution and delivery by each of the Company and Merger Sub of this Agreement and the other Transaction Agreements to which it is a party or the consummation of the transactions (including the Merger) contemplated hereby or thereby by the Company and Merger Sub, do not, and the performance of their respective obligations hereunder and thereunder will not, require any consent, notice, approval or authorization or permit of, or designation, declaration or filing with or notification to, any Governmental Entity, except for: (i)  any consents, notices, approvals, authorizations, designations, declarations or filings, the absence of which would not reasonably be expected to have a Company Material Adverse Effect; (ii) applicable requirements, if any, of the Securities Act, the Exchange Act, blue sky laws, and the rules and regulations thereunder, and appropriate documents with the relevant authorities of other jurisdictions in which any of the Group Companies is qualified to do business; and (iii) the filing of the Plan of Merger in accordance with the Cayman Companies Law.

Section 3.06 Legal Compliance; Approvals.

(a) Except as set forth on Schedule 3.06(a) of the Company Disclosure Letter, each of the Group Companies has during the past two (2) years complied in all respects with, and is not in violation of, any Applicable Legal Requirements with respect to the conduct of its business, or the ownership or operation of its business, except for any such non-compliance or violation that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. No written, or to the Knowledge of the Company, oral notice of material non-compliance with any Applicable Legal Requirements has been received during the past two (2) years by any of the Group Companies.

(b) Each Group Company is in possession of all franchises, grants, authorizations, licenses, permits, consents, certificates, approvals and orders from Governmental Entities (“Approvals”) necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted and is in compliance with all terms and conditions of such Approvals, in each case, except where the failure to have such Approvals or be in compliance therewith would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Except as set forth on Schedule 3.10 of the Company Disclosure Letter, no Legal Proceeding is pending or, to the Knowledge of the Company, threatened in writing, to suspend, revoke, withdraw, modify or limit any such Approval, except where the failure to have such Approvals would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.07 Financial Statements.

(a) Set forth on Schedule 3.07(a) are: (i) the audited consolidated balance sheets of the Group Companies as of December 31, 2019 and 2018, and consolidated statement of comprehensive income, statement of shareholders’ equity and convertible preferred shares and consolidated statements of cash flows of the Group Companies for the twelve-month periods ended December 31, 2019 and 2018 together with the auditor’s reports thereon (the “Audited Financial Statements”); and (ii) an unaudited consolidated balance sheet of the Group Companies as of September 30, 2020 and consolidated statement of comprehensive income, statement of shareholders’ equity and convertible preferred shares and consolidated statements of cash flows of the Group Companies as of and for the nine-month period ended September 30, 2020 (the “Interim Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”). Except as set forth on Schedule 3.07(a) of the Company Disclosure Letter, the Financial Statements present fairly, in all material respects, the consolidated financial position and results of operations of the Group Companies as of the dates and for the periods indicated in such Financial Statements in conformity with GAAP (except in the case of the Interim Financial Statements for the absence of footnotes and other presentation items and for normal year-end adjustments).

(b) Except as set forth on Schedule 3.07(b) of the Company Disclosure Letter, none of the Group Companies nor, to the Knowledge of the Company, an independent auditor of the Group Companies has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Group Companies, (ii) any fraud, whether or not material, that involves the Group Companies’ management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company, or (iii) to the Knowledge of the Company, any claim or allegation regarding any of the foregoing.

Section 3.08 No Undisclosed Liabilities. There is no liability, debt or obligation (absolute, accrued, contingent or otherwise) of any of the Group Companies of a type required to be reflected or reserved for on a balance sheet prepared in accordance with GAAP, except for liabilities, debts and obligations: (a) provided for in, or otherwise reflected or reserved for on the Financial Statements or disclosed in the notes thereto; (b) that have arisen since September 30, 2020 in the ordinary course of business of the Group Companies; (c) incurred in connection with the transactions contemplated by this Agreement; or (d) which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.09 Absence of Certain Changes or Events. Except as contemplated by this Agreement, between September 30, 2020 and the execution of this Agreement, (a) each of the Group Companies has conducted its business in the ordinary course, except as set forth on Schedule 3.09(a) of the Company Disclosure Letter or as required by Applicable Legal Requirements (including COVID-19 Measures) or as reasonably necessary in light of COVID-19, and (b) there has not been any change, event, state of facts, development or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

Section 3.10 Litigation. As of the execution of this Agreement, except as set forth on Schedule 3.10 of the Company Disclosure Letter or as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, there are: (a) no Legal Proceedings pending or, to the Knowledge of the Company, threatened against any of the Group Companies or any of its properties or assets, or any of the directors or officers of any of the Group Companies in their capacity as such; (b) to the Knowledge of the Company, no facts or circumstances that would reasonably be expected to give rise to any material Legal Proceeding, (c) no pending or, to the Knowledge of the Company, threatened in writing to the Group Companies, audits, examinations or investigations by any Governmental Entity against any of the Group Companies; (d) no pending or threatened in writing Legal Proceedings by any of the Group Companies against any third party; (e) no settlement or similar agreement that imposes any material ongoing obligations or restrictions on any of the Group Companies; and (f) no Orders imposed or, to the Knowledge of the Company, threatened to be imposed upon any of the Group Companies or any of their respective properties or assets, or any of the directors or officers of any of the Group Companies in their capacity as such.

Section 3.11 Company Benefit Plans.

(a) Schedule 3.11(a) of the Company Disclosure Letter sets forth a complete list of each material Company Benefit Plan and denotes with an asterisk each material Non-U.S. Plan; provided, however, that Section 3.11(a) of the Company Disclosure Letter need not list (i) any agreement, arrangement, plan, policy or program maintained by or required to be maintained by a Governmental Entity, or (ii) any employment agreement, offer letter or consulting agreement for an employee or service provider with annual base compensation less than $500,000 or that does not provide material transaction, change in control (excluding the acceleration of any equity or equity-based awards) or severance benefits in excess of One Million Dollars ($1,000,000) (other than those required by applicable law). “Company Benefit Plan” means each “employee benefit plan” as defined in Section 3(3) of ERISA, and any other agreement, arrangement, plan, policy or program (including any employment, consulting, bonus, commission, incentive or deferred compensation, employee loan, note or pledge agreement, equity or equity-based compensation, severance, termination, retention, retirement, supplemental retirement, profit sharing, change in control, fringe benefits vacation, sick, insurance, pension (including pension funds, managers’ insurance or similar funds, education fund, medical, welfare, fringe or similar plan, policy, program, agreement or other arrangement), medical, welfare, fringe or similar plan, policy, program, agreement or other arrangement) providing compensation or other benefits to any current or former director, officer, employee or other individual service provider, which is maintained, sponsored or contributed to by the Company or any of the Company Subsidiaries or under which the Company or any of the Company Subsidiaries has any obligation or liability; provided that no “multiemployer plan,” within the meaning of Section 3(37) or 4001(a)(3) of ERISA shall be a Company Benefit Plan hereunder. “Non-U.S. Plan” means any Company Benefit Plan maintained, sponsored or contributed to (or required to be contributed to) by the Company or any of its Subsidiaries or pursuant to which the Company or any of its Subsidiaries has or may have any liabilities outside of the United States primarily for the benefit of employees, consultants or individual independent contractors primarily working or engaged in a jurisdiction other than the United States, other than any agreement, arrangement, plan, policy or program maintained by or required to be maintained by a Governmental Entity.

(b) With respect to each material Company Benefit Plan listed on Schedule 3.11(a) of the Company Disclosure Letter, the Company has made available to ION or its representatives, to the extent applicable, true and correct copies of: (i) such Company Benefit Plan (other than such Company Benefit Plan required to be provided under Applicable Legal Requirements), including any amendments thereto, or a written summary of its material terms; (ii) the most recent summary plan description for such Company Benefit Plan for which such summary plan description is required; (iii) the most recent annual report on Form 5500 and all attachments thereto filed with the Internal Revenue Service with respect to such Company Benefit Plan (if applicable); (iv) the most recent determination or opinion letter, if any, issued by the Internal Revenue Service with respect to such Company Benefit Plan; and (v) any material non-routine correspondence with any Governmental Entity regarding any material Company Benefit Plan during the past two (2) years.

(c) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole: (i) each material Company Benefit Plan has been administered in accordance with its terms and all Applicable Legal Requirements, including ERISA and the Code; (ii) all contributions required to be made with respect to any material Company Benefit Plan on or before the date hereof have been made and all obligations in respect of each Company Benefit Plan have been accrued and reflected in the Company’s financial statements to the extent required by the applicable accounting standards; and (iii) neither the Company, nor, to the Knowledge of the Company, any trustee, administrator or other third-party fiduciary and/or party-in-interest thereof has engaged in any non-exempt “prohibited transaction” (within the meaning of Section 406 of ERISA and Section 4975 of the Code) and no such “prohibited transaction” is reasonably expected to occur with respect to such material Company Benefit Plan. Each Company Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code: (A) has received a favorable determination or opinion letter as to its qualification; or (B) has been established under a standardized master and prototype or volume submitter plan for which a current favorable Internal Revenue Service advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer, and nothing has occurred and no circumstances exist that would reasonably be expected to result in the loss of the qualification of such plan under Section 401(a) of the Code.

(d) No Company Benefit Plan is a multiemployer pension plan (as defined in Section 3(37) of ERISA) (a “Multiemployer Plan”) or other pension plan that is subject to Title IV of ERISA or subject to Section 412 of the Code or Section 302 of ERISA (each, a “Title IV Plan”), and neither the Company nor any of its ERISA Affiliates has sponsored or contributed to, been required to contribute to, or had any actual or contingent liability under, a Multiemployer Plan or Title IV Plan at any time within the previous six (6) years. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of its ERISA Affiliates has incurred any withdrawal liability under Section 4201 of ERISA that has not been fully satisfied. No Company Benefit Plan is (i) a “multiple employer plan” (within the meaning of the Code or ERISA), (ii) a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA), or (iii) a “funded welfare plan” within the meaning of Section 419 of the Code.

(e) Except for any such investigations, actions, suits or claims that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, (i) there are no investigations, actions, suits or claims (other than routine claims for benefits in the ordinary course) pending or, to the Knowledge of the Company, threatened in writing and (ii) to the Knowledge of the Company, no facts or circumstances exist that would reasonably be expected to give rise to any such investigations, actions, suits or claims relating to any material Company Benefit Plan.

(f) Except for any such actions, suits or claims that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, none of the Company Benefit Plans provides for, and the Group Companies have no liability in respect of, post-retiree health, pension, welfare or life insurance benefits or coverage for any participant or any beneficiary of a participant, except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or similar state or other Applicable Legal Requirements and at the sole expense of such participant or the participant’s beneficiary.

(g) Except as set forth on Schedule 3.11(g) of the Company Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will, either alone or in connection with any other event(s): (i) result in any material payment or material benefit becoming due to any current or former employee, contractor, director or other service provider of the Company or its subsidiaries or under any Company Benefit Plan; (ii) materially increase any amount of compensation or benefits otherwise payable to any current or former employee, contractor or director of the Company or its subsidiaries or under any Company Benefit Plan; (iii) result in the acceleration of the time of payment, funding or vesting of any benefits to any current or former employee, contractor or director of the Company or its subsidiaries or under any Company Benefit Plan; (iv) directly or indirectly cause the Company to transfer or set aside any assets to fund any material benefits under any Company Benefit Plan; or (v) result in any limit on the right to merge, amend or terminate any Company Benefit Plan; provided that the foregoing shall not include arrangements entered into by the Company in connection with the Transactions, including the Employment Agreements, the Incentive Equity Plan and the ESPP.

(h) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement shall, either alone or in connection with any other event(s), give rise to any “excess parachute payment” as defined in Section 280G(b)(1) of the Code or any excise tax owing under Section 4999 of the Code; provided that the foregoing shall not include arrangements entered into by ION in connection with the Transactions.

(i) The Company maintains no obligations to gross-up, make-whole or reimburse any individual for any tax or related interest or penalties incurred by such individual, including under Sections 409A or 4999 of the Code or otherwise.

Section 3.12 Labor Relations.

(a) Except as set forth on Schedule 3.12(a) of the Company Disclosure Letter or as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) no Group Company is party to or bound by any collective bargaining agreement, or any similar agreement or arrangement, (ii) no Group Company is subject to, and no employee of the Group Companies benefits from, any extension order (‘tzavei harchava’) except for extension orders which generally apply to all employees in Israel, (iii) no such agreement or such other arrangement is being negotiated by any Group Company, (iv) no labor union or any other employee representative body has requested or, to the Knowledge of the Company, has sought to represent any of the employees of the Company or the Company Subsidiaries, and (v) there are no representation or certification proceedings or petitions seeking a representation proceeding pending or, to the Knowledge of the Company, threatened in writing to be brought or filed with the National Labor Relations Board or any other applicable labor relations authority or entity.

(b) In the past two (2) years, there have been no strikes, work stoppages, slowdowns, lockouts, arbitrations, or grievances or other labor disputes (including unfair labor practice charges, grievances, or complaints) pending, or, to the Knowledge of the Company, threatened in writing against or involving the Company involving any employee of the Company, except for those which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(c) As of the date hereof, there are no complaints, charges or claims against the Company pending or, to Knowledge of the Company, threatened in writing before any Governmental Entity based on, arising out of, in connection with or otherwise relating to the employment, termination of employment or failure to employ by the Company, of any individual, except for those which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(d) The Company is, and for the past two (2) years, has been, in material compliance with all Applicable Legal Requirements relating to the employment of labor, including as relating to wages (including minimum wage and overtime), fringe benefits, social benefits, hours and days of work (including, for the avoidance of doubt, working during rest days and holidays), enforcement of labor laws, child labor, discrimination, sexual harassment, civil rights, immigration, withholdings and deductions and payments, classification and payment of employees, independent contractors, and consultants, employment equity, the federal Worker Adjustment and Retraining Notification Act (“WARN”) and any similar state or local “mass layoff” or “plant closing” Applicable Legal Requirement, collective bargaining, employment practice, occupational health and safety, workers’ compensation, and immigration, except for instances of noncompliance which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. There has been no “mass layoff” or “plant closing” (as defined by WARN) with respect to the Company within the six months prior to the date of this Agreement and no such events are reasonably expected to occur prior to Closing.

(e) Without limiting the generality of any of the above representations and except as set forth on Schedule 3.12(e) of the Company Disclosure Letter, the Company’s liabilities to present or former employees regarding severance pay, accrued vacation, recreation pay and contributions to all pension plans and material Company Benefit Plans are either fully funded or are accrued for on the Company’s financial statements as of the date of such financial statements. Section 14 of the Israel Severance Pay Law, 1963 (a “Section 14 Arrangement”) was properly applied in accordance with the terms of the general permit issued by the Israeli Minister of Labor regarding mandatory pension arrangement regarding all employees based on their full salaries and from the date of the commencement of their employment and, upon the termination of employment of any of the employees, the Company will not have to make any payment under the Severance Pay Law, 1963, except for release of the funds accumulated in accordance with the applicable Section 14 Arrangement.

(f) During the past two (2) years, to the Knowledge of the Company, there have been no employment discrimination or employment or sexual harassment or sexual misconduct allegations raised, brought, threatened, or settled, in each case in writing, relating to any current or former appointed officer or director or employee at the level of vice president or above of any Group Company involving or relating to his or her services provided to any Group Company. The policies and practices of the Group Companies comply with all Applicable Legal Requirements concerning employment discrimination and employment harassment, except as would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole. During the past two (2) years, neither the Company nor any Company Subsidiaries has entered into any material settlement agreements resolving, in whole or in part, allegations of sexual harassment or sexual misconduct by any current or former appointed officer or director or employee at the level of vice president or above.

(g) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the execution and delivery of this Agreement and the other Transaction Agreements to which the Company is a party and the performance of the Company hereunder and thereunder do not require the Company to seek or obtain any consent, engage in consultation with, or issue any notice to any unions or labor organizations.

(h) To the Knowledge of the Company, as of the execution of this Agreement, no employee of the Company who will be treated as an “executive officer” of the Company (as defined in Rule 3b-7 of the Exchange Act) has provided the Company written notice that he or she intends to resign or retire as a result of the transactions contemplated by this Agreement.

Section 3.13 Real Property; Tangible Property.

(a) No Group Company owns, or during the past two (2) years has owned, any real property.

(b) Schedule 3.13(b) of the Company Disclosure Letter lists, as of the date of this Agreement, all real property leased, subleased or otherwise occupied by the Group Companies (the “Leased Real Property”). The Company or one of the Company Subsidiaries has a valid, binding and enforceable leasehold estate in, and enjoys peaceful and undisturbed possession of, all Leased Real Property, and such leasehold estates are held free and clear of all Liens (other than Permitted Liens). Each of the leases, subleases, occupancy agreements and documents related to any Leased Real Property, including all amendments and modifications thereto and guarantees thereof (collectively, the “Company Real Property Leases”) are: (i) in full force and effect, subject to the Remedies Exception; and (ii) represent the valid and binding obligations of a Group Company party thereto and, to the Knowledge of the Company, represent the valid and binding obligations of the other parties thereto. True, correct and complete copies of all Company Real Property Leases have been made available to ION. None of the Group Companies nor, to the Knowledge of the Company, any other party thereto, is in material breach of or default under, and no event has occurred which with notice or lapse of time or both would become a breach of or default under, any of the Company Real Property Leases, and no party to any Company Real Property Lease has given any written or, to the Knowledge of the Company, oral, claim or notice of any such material breach, default or event, which individually or in the aggregate, would be reasonably likely to be material to the Group Companies, taken as a whole.

(c) No Leased Real Property, or any portion thereof, is currently leased, sublet or sublicensed by any Group Company to a third party. No condemnation proceeding is pending or, to the Knowledge of the Company, threatened in writing with respect to any Leased Real Property, which individually or in the aggregate, would be reasonably likely to be material to the Group Companies, taken as a whole.

(d) The Company or one of the Company Subsidiaries owns and has good and marketable title to, or a valid leasehold interest in or right to use, all of its material tangible assets or personal property, free and clear of all Liens other than: (i) Permitted Liens; and (ii) the rights of lessors under any leases. The material tangible assets or personal property of the Group Companies: (A) constitute all of the assets, rights and properties (other than the Intellectual Property of the Company) that are necessary for the operation of the businesses of the Group Companies as they are now conducted, and taken together, are adequate and sufficient for the operation of the businesses of the Group Companies as currently conducted; and (B) have been maintained in all material respects in accordance with generally applicable accepted industry practice, are in good working order and condition, except for ordinary wear and tear and as would not, individually or in the aggregate, reasonably be expected to be material to the business of the Group Companies, taken as a whole.

Section 3.14 Taxes.

(a) Except as set forth on Schedule 3.14(a) of the Company Disclosure Letter, all material Tax Returns required to be filed by the Group Companies have been filed with the appropriate Governmental Entity, and all such Tax Returns are true, correct and complete in all material respects.

(b) Except as set forth on Schedule 3.14(b) of the Company Disclosure Letter, the Group Companies have paid all material amounts of their Taxes which are due and payable. The unpaid liability for Taxes of the Group Companies did not, as of the date of the Interim Financial Statements, materially exceed the reserve for Tax liabilities (excluding any reserve for deferred Taxes) accrued on the Financial Statements, and since such date no Group Company has incurred any material liability for Taxes outside the ordinary course of business.

(c) Except as set forth on Schedule 3.14(c) of the Company Disclosure Letter, the Group Companies have complied in all material respects with all Applicable Legal Requirements relating to the withholding and remittance of all material amounts of Taxes and all material amounts of Taxes required by Applicable Legal Requirements to be withheld by the Group Companies have been withheld and paid over to the appropriate Governmental Entity.

(d) Except as set forth on Schedule 3.14(d) of the Company Disclosure Letter, no deficiency for any material amount of Taxes has been asserted or assessed by any Governmental Entity in writing against any Group Company, which deficiency has not been paid or resolved. No material audit or other proceeding by any Governmental Entity is currently in progress, pending or threatened in writing against any Group Company with respect to any Taxes due from such entities. There are no waivers, extensions or requests for any waivers or extensions of statute of limitations currently in effect with respect to any material Taxes of any Group Company. No Group Company is currently contesting any material Tax liability of any Group Company before any Governmental Entity.

(e) There are no Liens (other than Permitted Liens) for material amounts of Taxes upon any of the assets of the Group Companies.

(f) There are no Tax indemnification agreements or Tax Sharing Agreements under which any Group Company could be liable after the Closing Date for any material Tax liability of any Person other than one or more of the Group Companies, except for customary agreements or arrangements entered into in the ordinary course of business with customers, vendors, lessors, lenders and the like or other agreements, in each case, that do not relate primarily to Taxes.

(g) None of the Group Companies have constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the past two years.

(h) None of the Group Companies has entered into a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(i) Except as set forth on Schedule 3.14(i) of the Company Disclosure Letter, no Group Company: (i) has any material liability for the Taxes of another Person (other than any Group Company) pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Tax law) or as a transferee or a successor; nor (ii) in the last two (2) years has been a member of an affiliated, consolidated, combined or unitary group filing for U.S. federal, state or local income Tax purposes, other than a group the common parent of which was and is the Company (or another Group Company).

(j) No claim has been made in writing by any Governmental Entity in a jurisdiction in which any Group Company does not file Tax Returns that it is or may be subject to Tax or required to file Tax Returns in that jurisdiction which claim has not been dismissed, closed or otherwise resolved.

(k) Except as set forth on Schedule 3.14(k) of the Company Disclosure Letter, all payments between or among any Group Companies and any material transactions between or among any Group Companies have complied in all materials respects with all applicable transfer pricing requirements imposed by Applicable Legal Requirements, including proper documentation and reporting as required by any Applicable Legal Requirements related to transfer pricing.

(l) Except as set forth on Schedule 3.14(l) of the Company Disclosure Letter, (i) no Group Company participates or engages in, nor for the past two (2) years has participated or engaged in, any transaction listed in Section 131(g) of the ITO and the Israeli Income Tax Regulations (Reportable Tax Planning), 5767-2006, promulgated thereunder; (ii) no Group Company is taking, or in the last two (2) years has taken, a Tax position that is subject to reporting under Section 131E of the ITO; (iii) no Group Company in the last two (2) years has obtained a legal or Tax opinion that is subject to reporting under Section 131D of the ITO; and (iv) no Group Company is engaging in or is part of, nor in the last two (2) years has engaged in or was part of, any action or transaction that is classified as a “reportable opinion” under Section 67C of the Israeli Value Added Tax Law, 1975 (the “Israeli VAT Law”) or a “reportable position” under Section 67D of the Israeli VAT Law, in each case, that has not been disclosed in the relevant Tax Return of the relevant Group Company.

(m) The Company is duly registered for the purposes of Israeli value added tax (“VAT”) and has complied in all material respects with all requirements concerning VAT. The Company (i) has not made any exempt transactions (as defined in the Israeli VAT Law) and there are no circumstances by reason of which there might not be an entitlement to full credit of all VAT chargeable or paid on inputs, supplies, and other transactions and imports made by it, (ii) has collected and remitted in a timely manner to the ITA all output material VAT which it is required to collect and remit under any Applicable Legal Requirement and (iii) has not received a material refund for input VAT for which it is not entitled under any Applicable Legal Requirement.

(n) Each of the Company Plans that is intended to qualify as a capital gains route plan under Section 102 of the ITO has received a favorable determination or approval letter from, or is otherwise approved by or deemed approved by passage of time without objection by, the ITA. All Company Options or Company Ordinary Shares intended to be subject to Section 102 of the ITO have been granted and issued, as applicable, in compliance in all material respects with the applicable requirements of Section 102 of the ITO and the written requirements and guidance of the ITA, including the filing of the necessary documents with the ITA, the appointment of an authorized trustee, and the due deposit of such securities with the 102 Trustee pursuant to the terms of Section 102 of the ITO and the guidance published by the ITA on July 24, 2012, and clarification dated November 6, 2012, in each case, or as otherwise provided in tax rulings obtained by the Group Companies from the ITA.

(o) Except as set forth on Schedule 3.14(o) of the Company Disclosure Letter, no Group Company is, nor in the last two (2) years been, a real property corporation (‘Igud Mekarke’in’) within the meaning of this term under Section 1 of the Israeli Land Taxation Law (Appreciation and Acquisition), 1963.

(p) No Group Company nor, to the Knowledge of the Company, any holder of Company securities, is subject to any restrictions or limitations pursuant to Part E2 of the ITO or pursuant to any Tax ruling made with reference to the provisions of Part E2 of the ITO.

(q) No Group Company has in the last two (2) years applied for any tax benefits under the Law for the Encouragement of Capital Investments, 5719-1959.

Section 3.15 Environmental Matters.

(a) Each of the Group Companies is, and for the past two (2) years has been, in compliance with all Environmental Laws, except for any such instance of non-compliance that would not reasonably be expected to be material to the Group Companies taken as a whole.

(b) The Group Companies have obtained, hold, are, and for the past two (2) years have been, in compliance with all permits required under applicable Environmental Laws to permit the Group Companies to operate their assets in a manner in which they are now operated and maintained and to conduct the business of the Group Companies as currently conducted, except where the absence of, or failure to be in material compliance with, any such permit would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(c) There are no written claims or notices of violation pending or, to the Knowledge of the Company, threatened in writing against any of the Group Companies alleging violations of or liability under any Environmental Law, except for any such claim or notice that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(d) Neither the Group Companies nor, to the Knowledge of the Company, any other Person has disposed of or released any Hazardous Material at, on or under any facility currently or formerly leased or operated by any of the Group Companies or any third-party site, in each case in a manner that would be reasonably likely to give rise to a Company Material Adverse Effect.

(e) None of the Group Companies has agreed to indemnify any Person or assumed by Contract the liability of any third party arising under Environmental Law.

(f) The Group Companies have made available to ION copies of all material written environmental reports, audits, assessments, liability analyses, memoranda and studies produced during the past two (2) years and in the possession of, or conducted by, the Group Companies with respect to compliance or liabilities under Environmental Law.

Section 3.16 Brokers. No broker, finder, investment banker or other Person, other than the Persons set forth on Schedule 3.16 of the Company Disclosure Letter, is entitled to, nor will be entitled to, either directly or indirectly, any brokerage fee, finders’ fee or other similar commission, for which ION or any of the Group Companies would be liable in connection with the transactions contemplated by this Agreement, the other Transaction Agreements to which the Company is a party or the transactions contemplated thereby based upon arrangements made by any of the Group Companies or any of their Affiliates.

Section 3.17 Intellectual Property.

(a) Schedule 3.17(a) of the Company Disclosure Letter sets forth a true, correct and complete list of: (i) all Owned Intellectual Property that is the subject of an application, filing, issuance, registration or other document filed with or issued or recorded by any Governmental Entity, quasi-governmental authority or domain name registrar (collectively, the “Registered Intellectual Property”) including the applicable jurisdiction, title, application, registration or serial number, date, and record owner and, if different, the legal owner and beneficial owner, (ii) all material unregistered Trademarks that constitute Owned Intellectual Property, and (iii) all material proprietary Software that constitute Owned Intellectual Property and are products and services generally offered by any Group Company to customers as of the execution of this Agreement. To the Knowledge of the Company, all Registered Intellectual Property (excluding any pending applications included in the Registered Intellectual Property) is valid, subsisting and enforceable and has been maintained effective, subject to any expiration of term under Applicable Legal Requirements, by the filing of all necessary filings, maintenance and renewals and timely payment of requisite fees.

(b) The Company or one of its Subsidiaries (other than Merger Sub) is the sole and exclusive owner of, and possesses, all right, title and interest in and to all Owned Intellectual Property free and clear of all Liens (other than Permitted Liens), and has the right to use pursuant to a valid written license, sublicense, or other written Contract or other lawful right, all other material Licensed Intellectual Property and material Company IT Systems. None of the foregoing will be materially adversely impacted by (nor will require the payment or grant of additional amounts of consideration as a result of) the execution, delivery or performance of this Agreement or any other Transaction Agreement, nor the consummation of any of the Transactions, except to the extent that the occurrence of any of the foregoing items would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(c) As of the date of this Agreement, there is no, and within the two (2) years preceding the date of this Agreement there has not been, any material Legal Proceeding pending against the Group Companies, or to the Knowledge of the Company, that is threatened in writing (including unsolicited offers to license Patents) against the Company or any of the Group Companies either (A) alleging any Group Company’s infringement, misappropriation or other violation of any Intellectual Property of any third Person; or (B) challenging the ownership, use, patentability, validity, or enforceability of any Owned Intellectual Property. To the Knowledge of the Company, as of the execution of this Agreement, no products or services of the Group Companies, no Group Company nor the conduct or operation of their respective businesses as currently conducted does, or did within the two (2) years preceding the date of this Agreement, infringe, misappropriate, or violate the Intellectual Property (other than patents) of any Person, or, to the Knowledge of the Company, the patents of any Person. To the Knowledge of the Company, as of the date of this Agreement, except as would not reasonably be expected to be, individually or in the aggregate, material to the Company as a whole, no other Person is infringing, misappropriating or violating any Owned Intellectual Property and no such claims have been made or threatened in writing against any Person in a written notice sent by any of the Group Companies to any such Person in the past two (2) years.

(d) Each present employee and present contractor, and to the Knowledge of the Company, each past employee and past contractor of any of the Group Companies who has contributed to the creation or development of any material Owned Intellectual Property has executed and delivered a valid and enforceable written agreement, pursuant to which such Person has assigned to such Group Company all of such Person’s rights, title and interest in and to all such material Owned Intellectual Property and waived any and all rights to royalties or other consideration or non-assignable rights with respect to all such material Owned Intellectual Property. To the Knowledge of the Company, no such Person is in violation of any such agreement.

(e) Each of the Group Companies, as applicable, has taken commercially reasonable steps to protect and maintain the secrecy, confidentiality and value of all material Trade Secrets of each Group Company. No material Trade Secret of any of the Group Companies has been disclosed other than subject to a written agreement sufficiently restricting the disclosure and use of such Trade Secret and, to the Knowledge of the Company, no such Person to whom a material Trade Secret of any of the Group Companies has been so disclosed is in violation of any such agreement. No Person other than the Group Companies possesses or has a right to possess, a copy, in any form, of any source code for any material Software constituting Owned Intellectual Property (other than employees, consultants and contractors of the Group Companies subject to confidentiality obligations with respect to such source code and solely to the extent necessary for them to maintain and develop such Software for the Group Companies and other than in connection with public software development kits or other limited source code, in each case, provided in the ordinary course of business for product integrations).

(f) Except as set forth on Schedule 3.17(f) of the Company Disclosure Letter or as would not otherwise, individually or in the aggregate, reasonably be expected to have material adverse impact on the business of the Group Companies, to the Knowledge of the Company, no employee, consultant or independent contractor of any Group Company who was involved in, or who contributed to, the creation or development of any material Owned Intellectual Property owed (at the time of such involvement or contribution) or owes any duty or rights to any Governmental Entity, or any military, university, college or other educational institution or a research center, in each case, which may affect such Group Company’s ownership or its right to use any such material Owned Intellectual Property or may impose any restrictions or obligations on the Group Company in respect thereof. No facilities, funding or property of any military, university, college, other educational institution or research center or other Governmental Entity were received by or for any Group Company or used in the development of any material Owned Intellectual Property. To the Knowledge of the Company, neither any Governmental Entity nor any military, university, college, other academic institution or research center own, purport to own, have any other rights in or to or have any option to obtain any rights in or to, any material Owned Intellectual Property. None of the Group Companies are required to pay any royalty or make any other form of payment to any Governmental Entity to allow the use, licensing or transfer of any material Owned Intellectual Property.

(g) To the Knowledge of the Company, no Publicly Available Software is or has been included, incorporated or embedded in, linked to, combined, made available or distributed with, or used in the former or current development, maintenance, operation, delivery or provision of any Software constituting Owned Intellectual Property, in each case, in a manner that requires or obligates any Group Company to: (i) disclose, contribute, distribute, license or otherwise make available to any Person (including the open source community) any source code of any material Software constituting Owned Intellectual Property; (ii) license any material Software constituting Owned Intellectual Property for making modifications or derivative works; (iii) disclose, contribute, distribute, license or otherwise make available to any Person any material Software constituting Owned Intellectual Property for no or nominal charge; or (iv) grant a license to, or refrain from asserting or enforcing any Patents constituting Owned Intellectual Property (such requirements set forth in (i) through (iv), collectively, “Copyleft Terms”). Each Group Company is in compliance in all material respects with the terms and conditions of all relevant licenses for Publicly Available Software used in the business of the Group Companies.

(h) The Company IT Systems are adequate in all material respects for the operation and conduct of the business of the Group Companies as currently conducted. To the Knowledge of the Company, the Company IT Systems and Software constituting Owned Intellectual Property do not contain any Unauthorized Code, Self-Help Code, bugs, faults or other devices, errors, contaminants or effects that (A) materially disrupt or adversely affect the functionality of the Company IT Systems, except as disclosed in their documentation or (B) enable or assist any Person to access without authorization any Company IT Systems or any such Software.

Section 3.18 Privacy and Data Security.

(a) To the Knowledge of the Company, each of the Group Companies, and any Processor, to the extent that such Processor was Processing Personal Information on behalf of any Group Company, has at all times during the past two (2) years materially complied with: (i) all applicable Privacy Laws; and (ii) all of the Group Companies’ obligations regarding Personal Information under any Contracts; in each case other than any non-compliance that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company, none of the Group Companies has received in the two (2) years prior to the date of this Agreement any written notice of any investigations or claims relating to, or been charged with, any violation of, any Privacy Laws, other than any such investigation, claims or charges that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(b) To the Knowledge of the Company, each of the Group Companies has during the past two (2) years implemented and maintained commercially reasonable business continuity and security, including back-ups, disaster recovery and security plans, procedures and facilities, regarding the confidentiality, integrity and availability of Company IT Systems and Personal Information, in its possession, custody, or under its control, including against loss, theft, misuse or unauthorized Processing, access, use, modification or disclosure.

(c) To the Knowledge of the Company during the past two (2) years, (i) there have been no material breaches, security incidents, misuse of, or unauthorized Processing of, access to, or disclosure of, any Personal Information in the possession, custody, or control of any of the Group Companies, Processed by the Group Companies (each, a “Personal Information Breach”); (ii) none of the Group Companies have experienced any material information security incident that has materially compromised the integrity or availability of the Company IT or the data thereon; and (iii) none of the Group Companies have provided or been legally required to provide any notices to any Person in connection with any Personal Information Breach; in each case, other than any Personal Information Breaches that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.19 Agreements, Contracts and Commitments.

(a) Schedule 3.19 of the Company Disclosure Letter sets forth a true, correct and complete list of each Company Material Contract (as defined below) that is in effect as of the date of this Agreement. For purposes of this Agreement, “Company Material Contract” of the Group Companies shall mean each Company Real Property Lease, IP Contract and each of the following Contracts to which any of the Group Companies is a party, other than a Company Benefit Plan and the Transaction Agreements:

(i) Each Contract with a vendor or supplier (other than purchase orders entered into in the ordinary course of business) that the Company reasonably anticipates will involve annual payments or consideration furnished by or to any of the Group Companies of more than $5,000,000 during the fiscal year ended December 31, 2021;

(ii) Each of the top twenty (20) advertiser agreements to which any of the Group Companies is a party, as measured by earned revenues under such agreements during the fiscal year ended December 31, 2020;

(iii) Each of the top twenty (20) publisher agreements to which any of the Group Companies is a party, as measured by incurred expenses under such agreements during the fiscal year ended December 31, 2020;

(iv) Each note, debenture, other evidence of Indebtedness, credit or financing agreement or instrument or other contract for money borrowed by any of the Group Companies having an outstanding principal amount, in each case, in excess of $10,000,000, other than a Permitted Lien, or any such note, debenture or other evidence of indebtedness under which any Person (other than a Group Company) has directly or indirectly guaranteed Indebtedness of any Group Company;

(v) Each Contract for the acquisition or the disposition of any material assets, properties or business divisions entered into by any of the Group Companies, in each case, whether by merger, purchase or sale of stock or assets or otherwise (other than Contracts for the purchase or sale of inventory or supplies entered into in the ordinary course of business) occurring in the last two (2) years;

(vi) Each Contract evidencing an outstanding obligation to make payments, contingent or otherwise, arising out of the prior acquisition of the business, assets or stock of other Persons;

(vii) Each collective bargaining agreement with any labor union;

(viii) Each employment or consulting (with respect to an individual, independent contractor) Contract providing for annual base salary or annual consulting fee payments in excess of $500,000, excluding any such employment, consulting, or management Contract that either: (A) is terminable by the Company or the applicable Company Subsidiary at will; or (B) provides for severance, notice and/or garden leave obligations of 90 days or less or such longer period as is required by Applicable Legal Requirements;

(ix) Each joint venture Contract, partnership agreement or limited liability company agreement with a third party (in each case, other than with respect to wholly owned Company Subsidiaries);

(x) Each Contract (other than those made in the ordinary course of business) that purports to limit or contains covenants expressly limiting in any material respect the freedom of any of the Group Companies to: (A) compete with any Person in a product line or line of business; (B) operate in any geographic area; or (C) solicit customers; and

(xi) Each Contract (other than those made in the ordinary course of business): (A) providing for the grant of any preferential rights to purchase or lease any asset of the Group Companies; or (B) providing for any right (exclusive or non-exclusive) to sell or distribute any material product or service of any of the Group Companies.

(b) All Company Material Contracts are: (i) in full force and effect, subject to the Remedies Exception; and (ii) represent the valid and binding obligations of a Group Company party thereto and, to the Knowledge of the Company, represent the valid and binding obligations of the other parties thereto. True, correct and complete copies of all written Company Material Contracts have been made available to ION. None of the Group Companies nor, to the Knowledge of the Company, any other party thereto, is in breach of or default under, and no event has occurred which with notice or lapse of time or both would become a breach of or default under, any of the Company Material Contracts, and no party to any Company Material Contract has given any written or, to the Knowledge of the Company, oral, claim or notice of any such breach, default or event, which individually or in the aggregate, would be reasonably likely to have a Company Material Adverse Effect.

Section 3.20 Insurance. The Group Companies have in full force and effect all material policies or binders of property, fire and casualty, product liability, workers’ compensation, and other forms of insurance held by, or for the benefit of, the Group Companies as of the date of this Agreement (collectively, the “Insurance Policies”). True and complete copies of the Insurance Policies have been made available to ION or its representatives. None of the Group Companies has received any written notice from any insurer under any of the Insurance Policies, canceling , terminating or materially adversely amending any such policy or denying renewal of coverage thereunder and all premiums on such insurance policies due and payable as of the date hereof have been paid. There is no pending material claim by any Group Company against any insurance carrier for which coverage has been denied or disputed by the applicable insurance carrier (other than a customary reservation of rights notice), which individually or in the aggregate, would be reasonably likely to have a Company Material Adverse Effect.

Section 3.21 Affiliate Matters. Except: (a) the Company Benefit Plans; (b) Contracts relating to labor and employment matters set forth on Schedules 3.11 and 3.12 of the Company Disclosure Letter; (c) Contracts between or among the Group Companies; (d) indemnification agreements between or among any director or officer of the Group Companies, on the one hand, and any of the Group Companies, on the other; (e) employment agreements and employee confidentiality and invention assignment agreements; and (f) Contracts entered into on an arm’s length basis and in the ordinary course of business between any of the Group Companies, on the one hand, and a Company Shareholder, on the other hand, none of the Group Companies is party to any Contract with any: (i) present or former officer, director, employee or Company Shareholder or a member of his or her immediate family of any of the Group Companies; or (ii) Affiliate of the Company. During the past two (2) years, all material transactions between the Company and interested parties that require approvals pursuant to Sections 268 to 284 of the Israeli Companies Law, 1999 (the “Israeli Companies Law”), or pursuant to the Organizational Documents of the Company have been duly approved. Except as set forth on Schedule 3.21 of the Company Disclosure Letter, and to the Knowledge of the Company, no present officer, director, employee, Company Shareholder or holder of derivative securities of the Company (each, an “Insider”) or any member of an Insider’s immediate family is, directly or indirectly, interested in any Company Material Contract with any of the Group Companies (other than such Contracts as relate to any such Person’s ownership of Company Ordinary Shares or other securities of the Company or such Person’s employment or consulting arrangements with the Group Companies).

Section 3.22 Information Supplied. None of the information relating to the Group Companies supplied or to be supplied by or on behalf of the Group Companies or Merger Sub expressly for inclusion or incorporation by reference prior to the Closing in the Registration Statement and Proxy Statement will, when the Registration Statement and Proxy Statement are declared effective or when the Registration Statement and Proxy Statement are mailed to the ION Shareholders or at the time of the ION Extraordinary General Meeting, and in the case of any amendment or supplement thereto, at the time of such amendment or supplement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Group Companies make no representations or warranties as to the information contained or incorporated by reference in or omitted from the Registration Statement or the Proxy Statement/Prospectus in reliance upon and in conformity with information furnished in writing to the Group Companies by or on behalf of ION specifically for inclusion in the Registration Statement or the Proxy Statement/Prospectus.

Section 3.23 Absence of Certain Business Practices. For the past two (2) years: (a) the Group Companies and their respective directors and officers and, to the Knowledge of the Company, their respective employees or agents are in compliance with all applicable Specified Business Conduct Laws and are not knowingly engaged in any activity that would reasonably be expected to result in the Group Companies becoming the subject or target of any sanctions administered by the U.S. government or the State of Israel; and (b) none of the Group Companies has (i) received written notice of, or made a voluntary, mandatory or directed disclosure to any Governmental Entity relating to, any actual or potential violation of any Specified Business Conduct Law; or (ii) been a party to or the subject of any pending or, to the Knowledge of the Company, threatened in writing Legal Proceeding or, to the Knowledge of the Company, investigation by or before any Governmental Entity related to any actual or potential violation of any Specified Business Conduct Law. None of the Group Companies, nor any of their respective directors or executives, nor to the Knowledge of the Company, any of their respective officers, employees, or agents is the subject or target of any sanctions or the target of restrictive export controls administered by the U.S. government, the State of Israel, the United Nations Security Council, Her Majesty’s Treasury of the United Kingdom, or the European Union. For purposes of case (a), a person shall be deemed to have “Knowledge” with respect to conduct, circumstances or results if such person is aware of (1) the existence of or (2) a high probability of the existence of such conduct, circumstances or results. No Group Company is, or is required to be, registered with the Israeli Ministry of Defense as a security exporter.

Section 3.24 PIPE Investment Amount. The Company has entered into (a) the Subscription Agreements pursuant to which the PIPE Investors have committed to provide equity financing in the aggregate amount of One Hundred Thirty Five Million Dollars ($135,000,000) (the “PIPE Investment Amount”) through purchases of Company Ordinary Shares issued by the Company and (b) the Secondary Share Purchase Agreements pursuant to which the Secondary Investors have committed to provide equity financing in the aggregate amount of One Hundred Fifty One Million Two Hundred Thousand Dollars ($151,200,000) through purchases of Company Ordinary Shares from the Secondary Sellers and the Company.

Section 3.25 Disclaimer of Other Warranties. THE COMPANY HEREBY ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY PROVIDED IN ARTICLE IV AND THE REPRESENTATIONS AND WARRANTIES IN THE TRANSACTION AGREEMENTS, NEITHER ION NOR ANY OF ITS AFFILIATES OR REPRESENTATIVES HAS MADE, IS MAKING, OR SHALL BE DEEMED TO MAKE ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, TO THE COMPANY AND MERGER SUB, ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON, WITH RESPECT TO ION OR ANY OF ITS BUSINESSES, ASSETS OR PROPERTIES OF THE FOREGOING, OR OTHERWISE, INCLUDING ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, FUTURE RESULTS, PROPOSED BUSINESSES OR FUTURE PLANS. WITHOUT LIMITING THE FOREGOING AND NOTWITHSTANDING ANYTHING TO THE CONTRARY: (A) NEITHER ION, NOR ANY OF ITS AFFILIATES OR REPRESENTATIVES SHALL BE DEEMED TO MAKE TO THE COMPANY, MERGER SUB, COMPANY SHAREHOLDERS, OR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES ANY REPRESENTATION OR WARRANTY OTHER THAN AS EXPRESSLY MADE BY ION TO THE COMPANY AND MERGER SUB IN ARTICLE IV AND THE REPRESENTATIONS AND WARRANTIES IN THE TRANSACTION AGREEMENTS; AND (B) EXCEPT AS SET FORTH IN ANY REPRESENTATION OR WARRANTY SET FORTH IN ARTICLE IV AND IN THE REPRESENTATIONS AND WARRANTIES IN THE TRANSACTION AGREEMENTS, NEITHER ION, NOR ANY OF ITS AFFILIATES OR REPRESENTATIVES, HAS MADE, IS MAKING, OR SHALL BE DEEMED TO MAKE TO THE COMPANY, MERGER SUB, COMPANY SHAREHOLDERS, OR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO: (I) THE INFORMATION DISTRIBUTED OR MADE AVAILABLE TO THEM BY OR ON BEHALF OF ION IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS; (II) ANY MANAGEMENT PRESENTATION, CONFIDENTIAL INFORMATION MEMORANDUM OR SIMILAR DOCUMENT; OR (III) ANY FINANCIAL PROJECTION, FORECAST, ESTIMATE, BUDGET OR SIMILAR ITEM RELATING TO ION OR ANY OF ITS BUSINESS, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROJECTED OPERATIONS OF THE FOREGOING. EACH OF THE COMPANY AND MERGER SUB HEREBY ACKNOWLEDGES THAT IT HAS NOT RELIED ON ANY PROMISE, REPRESENTATION OR WARRANTY THAT IS NOT EXPRESSLY SET FORTH IN ARTICLE IV OF THIS AGREEMENT AND IN THE REPRESENTATIONS AND WARRANTIES IN THE TRANSACTION AGREEMENTS. EACH OF THE COMPANY AND MERGER SUB ACKNOWLEDGES THAT IT HAS CONDUCTED, TO ITS SATISFACTION, AN INDEPENDENT INVESTIGATION AND VERIFICATION OF ION AND THE BUSINESS, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROJECTED OPERATIONS OF THE FOREGOING AND, IN MAKING ITS DETERMINATION TO PROCEED WITH THE TRANSACTIONS EACH OF THE COMPANY AND MERGER SUB HAS RELIED ON THE RESULTS OF ITS OWN INDEPENDENT INVESTIGATION AND VERIFICATION, IN ADDITION TO THE REPRESENTATIONS AND WARRANTIES OF ION EXPRESSLY AND SPECIFICALLY SET FORTH IN ARTICLE IV OF THIS AGREEMENT AND THE REPRESENTATIONS AND WARRANTIES IN THE TRANSACTION AGREEMENTS. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS SECTION 3.25, CLAIMS AGAINST ION, OR ANY OTHER PERSON SHALL NOT BE LIMITED IN ANY RESPECT IN THE EVENT OF INTENTIONAL FRAUD IN THE MAKING OF THE REPRESENTATIONS AND WARRANTIES IN ARTICLE IV AND THE REPRESENTATIONS AND WARRANTIES IN THE TRANSACTION AGREEMENTS BY SUCH PERSON.

Article IV
Representations and Warranties of
ION

Except: as disclosed in the ION SEC Reports filed with or furnished to the SEC prior to the date of this Agreement (to the extent the qualifying nature of such disclosure is readily apparent from the content of such ION SEC Reports) excluding (i) disclosures referred to in “Forward-Looking Statements”, “Risk Factors” and any other disclosures therein to the extent they are generally predictive or cautionary in nature or related to forward-looking statements and (ii) any exhibits or other documents appended thereto (it being acknowledged that nothing disclosed in such ION SEC Reports will be deemed to modify or qualify the Fundamental Representations, Section 4.14 and Section 4.15), ION represents and warrants to the Company and Merger Sub as follows:

Section 4.01 Organization and Qualification.

(a) ION is an exempted company duly incorporated, validly existing and in good standing under the laws of the Cayman Islands, and as of immediately prior to the Closing, will be an exempted company duly organized, validly existing and in good standing under the laws of the Cayman Islands.

(b) ION has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted.

(c) ION is not in violation of any of the provisions of ION’s Organizational Documents. ION’s Organizational Documents, as amended to the date of this Agreement, have been made available to the Company and are true, correct and complete.

(d) ION is duly qualified or licensed to do business in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary.

Section 4.02 ION Subsidiaries. ION has no direct or indirect Subsidiaries or participations in joint ventures or other entities, and does not own, directly or indirectly, any equity interests or other interests or investments (whether equity or debt) in any Person, whether incorporated or unincorporated.

Section 4.03 Capitalization.

(a) The authorized share capital of ION consists of (i) 5,000,000 preference shares, par value of $0.0001 per share (“ION Preference Shares”); (ii) 500,000,000 ION Class A Shares, par value $0.0001 per share; and (iii) 50,000,000 ION Class B Shares, par value $0.0001 per share. As of the execution of this Agreement, assuming the separation of all ION Units, ION had 25,875,000 ION Class A Shares issued and outstanding, and none are held by ION in its treasury, 6,468,750 ION Class B Shares issued and outstanding and no ION Preference Shares issued or outstanding. All issued and outstanding shares of the capital of ION have been duly authorized and validly issued, are fully paid and non-assessable under, not subject to preemptive rights and free and clear of all Liens (other than Permitted Liens).

(b) As of the execution of this Agreement, assuming the separation of all ION Units, ION has issued 12,350,000 ION Warrants, including 5,175,000 ION Public Warrants and 7,175,000 ION Sponsor Warrants on the terms and conditions set forth in the Warrant Agreement. All outstanding ION Warrants have been duly authorized, validly issued, fully paid and are non-assessable and are not subject to preemptive rights.

(c) Except for (i) the ION Warrants, (ii) the conversion privileges of ION Class B Shares, (iii) the Forward Purchase Agreements and (iv) the Subscription Agreements, there are no outstanding options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments or Contracts of any kind to which ION is a party or by which any of them is bound obligating ION to issue, deliver or sell, or cause to be issued, delivered or sold, additional ION Shares or any other share capital of ION or membership interests other interest or participation in, or any security convertible or exercisable for or exchangeable into ION Shares or any other share capital of ION or membership interests or other interest or participation in ION.

(d) Each issued and outstanding ION Share, ION Preference Share and ION Warrant: (i) has been issued in compliance in all material respects with: (A) Applicable Legal Requirements; and (B)  ION’s Organizational Documents (as in effect at the time such ION Share, ION Preference Share and ION Warrant were issued); and (ii) was not issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any Applicable Legal Requirements, ION’s Organizational Documents or any Contract to which ION is a party or otherwise bound by.

(e) Each holder of any of ION Class B Shares initially issued to the Sponsors in connection with ION’s initial public offering: (i) is obligated to vote all of such ION Class B Shares in favor of approving the Transactions; and (ii) is not entitled to elect to redeem any of such ION Class B Share pursuant to ION’s Organizational Documents.

(f) Except as set forth in ION’s Organizational Documents, this Agreement and the Registration Rights Agreement, there are no registration rights, and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreements or understandings to which ION is a party or by which ION is bound with respect to any ownership interests of ION.

Section 4.04 Due Authorization. ION has the requisite power and authority to: (a) execute, deliver and perform this Agreement and the other Transaction Agreements to which it is a party, and each ancillary document that it has executed or delivered or is to execute or deliver pursuant to this Agreement; and (b) carry out its obligations hereunder and thereunder and, to consummate the transactions contemplated hereby and thereby (including the Merger). The execution and delivery by ION of this Agreement and the other Transaction Agreements to which it is a party, and the consummation by ION of the transactions contemplated hereby and thereby (including the Merger) have been duly and validly authorized by all necessary corporate action on the part of ION, and no other proceedings on the part of ION are necessary to authorize this Agreement or the other Transaction Agreements to which it is a party or to consummate the transactions contemplated hereby or thereby, other than approval from the ION Shareholders. This Agreement and the other Transaction Agreements to which each of them is a party have been duly and validly executed and delivered by ION and, assuming the due authorization, execution and delivery thereof by the other Parties, constitute the legal and binding obligations of ION, enforceable against ION in accordance with their terms, subject to the Remedies Exception. The board of directors of ION has unanimously approved the transactions contemplated by this Agreement. Assuming that a quorum of a shareholders’ meeting (as determined pursuant to ION’s Organizational Documents) is present: (a) each of those ION Transaction Proposals identified in clauses (i) and (ii) of the definition shall require approval of a special resolution under Cayman Islands law, being the affirmative vote of the holders of at least two-thirds of the outstanding ION Shares (on an as converted to ION Class A Share basis) entitled to vote, who attend vote thereupon (as determined in accordance with ION’s Organizational Documents) at a shareholders’ meeting duly called by the board of directors of ION and held for such purpose and (b) each of those ION Transaction Proposals identified in clauses (iii) and (iv) of the definition shall require approval of an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of at least a majority of the outstanding ION Shares (on an as converted to ION Class A Share basis) entitled to vote, who attend vote thereupon (as determined in accordance with ION’s Organizational Documents) at a shareholders’ meeting duly called by the board of directors of ION and held for such purpose. The foregoing votes are the only votes of any of ION’s share capital necessary in connection with entry into this Agreement by ION and the consummation of the transactions contemplated hereby, including the Closing.

Section 4.05 No Conflict; Required Filings and Consents.

(a) Neither the execution, delivery nor performance by ION of this Agreement or the other Transaction Agreements to which it is a party, nor (assuming approval of the ION Transaction Proposals from the ION Shareholders is obtained) the consummation of the transactions contemplated hereunder and thereunder shall: (i) conflict with or violate ION’s Organizational Documents; (ii) assuming that the consents, approvals, orders, authorizations, registrations, filings or permits referred to in Section 4.05(a) are duly and timely obtained or made, conflict with or violate any Applicable Legal Requirements; or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair its rights or alter the rights or obligations of any third party under, or give to others any rights of consent, termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than any Permitted Lien) on any of the properties or assets of ION pursuant to, any ION Material Contracts, except, with respect to clause (iii), as would not, individually or in the aggregate, reasonably be expected to have an ION Material Adverse Effect.

(b) The execution and delivery by ION of this Agreement and the other Transaction Agreements to which it is a party, does not, and the performance of its obligations hereunder and thereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except: (i) any consents, notices, approvals, authorizations, designations, declarations or filings, the absence of which would not reasonably be expected to have a ION Material Adverse Effect; (ii) applicable requirements, if any, of the Securities Act, the Exchange Act, blue sky laws, and the rules and regulations thereunder, and appropriate documents with the relevant authorities of other jurisdictions in which any of the Group Companies is qualified to do business; and (iii) the filing of the Plan of Merger in accordance with the Cayman Companies Law. As of the date of this Agreement, no “fair price,” “moratorium,” “control share acquisition” or other antitakeover statute or similar domestic or foreign Applicable Legal Requirement applies with respect to ION in connection with this Agreement, the Transactions or any of the other transactions contemplated herein. As of the date of this Agreement, there is no stockholder rights plan, “poison pill” or similar antitakeover agreement or plan in effect to which ION is subject, party or otherwise bound.

Section 4.06 Legal Compliance; Approvals. Since its incorporation, (i) ION has complied in all material respects with, and is not in violation of, any Applicable Legal Requirements with respect to the conduct of its business, or the ownership or operation of its business. Since the date of its incorporation, to the Knowledge of ION, no investigation or review by any Governmental Entity with respect to ION has been pending or threatened in writing; and (ii) no written, or to the Knowledge of ION, oral notice of material non-compliance with any Applicable Legal Requirements has been received by ION. ION is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, and is in compliance with all terms and conditions of such Approvals, except where the failure to have such Approvals would not, individually or in the aggregate, reasonably be expected to have an ION Material Adverse Effect.

Section 4.07 ION SEC Reports and Financial Statements.

(a) ION has filed all forms, reports, schedules, statements, certifications and other documents, including any exhibits thereto, required to be filed or furnished by ION with the SEC under the Exchange Act or the Securities Act since ION’s incorporation to the date of this Agreement, together with any amendments, restatements or supplements thereto (all of the foregoing filed prior to the date of this Agreement, the “ION SEC Reports”), and will have filed all such forms, reports, schedules, statements, certifications and other documents required to be filed subsequent to the date of this Agreement through the Closing Date (the “Additional ION SEC Reports”). ION has heretofore furnished to the Company true and correct copies of all amendments and modifications that have not been filed by ION with the SEC to all agreements, documents and other instruments that previously had been filed by ION with the SEC and are currently in effect. The ION SEC Reports were, and the Additional ION SEC Reports will be, prepared in all material respects in accordance with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations promulgated thereunder. The ION SEC Reports did not, and the Additional ION SEC Reports will not, at the time they were or are filed, as the case may be, with the SEC contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the ION SEC Reports. To the Knowledge of ION, none of the ION SEC Reports are subject to ongoing SEC review or investigation as of the date hereof. ION maintains disclosure controls and procedures required by Rule 13a-15(e) or 15d-15(e) under the Exchange Act. Each director and executive officer of ION has filed with the SEC on a timely basis all statements required with respect to ION by Section 16(a) of the Exchange Act and the rules and regulations thereunder. As used in this Section 4.07, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC or the NYSE.

(b) The financial statements and notes contained or incorporated by reference in the ION SEC Reports fairly present, and the financial statements and notes to be contained in or to be incorporated by reference in the Additional ION SEC Reports (collectively, the “ION Financial Statements”) will fairly present, in all material respects, the financial condition and the results of operations, changes in shareholders’ equity and cash flows of ION as at the respective dates of, and for the periods referred to, in such financial statements, all in accordance with: (i) GAAP; and (ii) Regulation S-X or Regulation S-K, as applicable, subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be material) and the omission of notes to the extent permitted by Regulation S-X or Regulation S-K, as applicable. ION has no off-balance sheet arrangements that are not disclosed in the ION SEC Reports.

(c) As of the date of this Agreement, ION has (i) no Indebtedness and (ii) no ION Liabilities, except for ION Transaction Costs incurred on or prior to the date hereof and other reasonable liabilities and obligations arising in the ordinary course of ION’s business.

(d) There are no outstanding loans or other extensions of credit made by ION to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of ION. ION has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(e) Neither ION nor, to the Knowledge of ION, ION’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by ION, (ii) any fraud, whether or not material, that involves ION’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by ION or (iii) any claim or allegation regarding any of the foregoing.

Section 4.08 Absence of Certain Changes or Events. Since incorporation, there has not been: (a) any ION Material Adverse Effect; (b) any change in the auditors of ION; (c)  any revaluation by ION of any of its assets, including, without limitation, any sale of assets of ION other than in the ordinary course of business; or (d) any action taken or agreed upon by ION or any of its Subsidiaries that would be prohibited by Section 5.02 if such action were taken on or after the date hereof without the consent of the Company.

Section 4.09 Litigation. Since incorporation, except as would not, individually or in the aggregate, reasonably be expected to have an ION Material Adverse Effect, there are: (a) no Legal Proceedings pending or, to the Knowledge of ION, threatened against ION or any of its properties or assets, or any of the directors or officers of ION in their capacity as such; (b) to the Knowledge of ION, no facts or circumstances that would reasonably be expected to give rise to any material Legal Proceeding, (c) no pending or, to the Knowledge of ION, threatened in writing to ION, audits, examinations or investigations by any Governmental Entity of ION; (d) no pending or threatened in writing Legal Proceedings by ION against any third party; (e) no settlement or similar agreement that imposes any material ongoing obligations or restrictions on ION; and (f) no Orders imposed or, to the Knowledge of ION, threatened to be imposed upon ION or any of its properties or assets, or any of the directors or officers of ION in their capacity as such.

Section 4.10 Business Activities. Since its incorporation, ION has not conducted any business activities other than activities: (a) in connection with its organization; or (b) directed toward the accomplishment of a business combination. Except as set forth in ION’s Organizational Documents, there is no Contract or Order binding upon ION or to which it is a party which has or could reasonably be expected to have the effect of prohibiting or impairing any business practice of it, any acquisition of property by it or the conduct of business by it as currently conducted or as currently contemplated to be conducted (including, in each case, following the Closing). Except for the Transactions, ION does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for the Transactions and the Transaction Agreements, ION has no material interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or would reasonably be interpreted as constituting a “Business Combination” under ION’s Organizational Documents. As of the date of this Agreement, except for the Transaction Agreements to which it is a party and the other documents and transactions contemplated therein, ION is not a party to any Contract with any other Person that would require payments by ION after the date hereof in excess of $500,000 with respect to any individual Contract.

Section 4.11 ION Material Contracts. Each “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to which ION is a party (the “ION Material Contracts”) is an exhibit to the ION SEC Reports.

Section 4.12 ION Listing. The issued and outstanding ION Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “IACAU”. The issued and outstanding ION Class A Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “IACA”. The issued and outstanding ION Public Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “IACAWS”. ION is a member in good standing with the NYSE, and since October 20, 2020 ION has complied in all material respects with the applicable listing requirements of the NYSE. There is no action or proceeding pending or, to the Knowledge of ION, threatened against ION by the NYSE or the SEC with respect to any intention by such entity to deregister the ION Units, the shares of ION Class A Shares or ION Public Warrants or terminate the listing of ION on the NYSE. None of ION or any of its Affiliates has taken any action in an attempt to terminate the registration of the ION Units, the ION Class A Shares or ION Public Warrants under the Exchange Act.

Section 4.13 Undisclosed Liabilities. There is no liability, debt or obligation (absolute, accrued, contingent or otherwise) of ION of a type required to be reflected or reserved for on a balance sheet prepared in accordance with GAAP, except for liabilities, debts and obligations: (a) provided for in, or otherwise reflected or reserved for on, the ION Financial Statements or disclosed in the notes thereto; (b) that have arisen since the date of the most recent balance sheet included in the ION Financial Statements in the ordinary course of the operation of business of ION; (c) incurred in connection with the transactions contemplated by this Agreement; or (d) which would not, individually or in the aggregate, reasonably be expected to have an ION Material Adverse Effect.

Section 4.14 Trust Account.

(a) As of the date of this Agreement, ION has at least $258,794,821 in a trust account (the “Trust Account”), maintained and invested pursuant to that certain Investment Management Trust Agreement (the “Trust Agreement”), effective as of October 1, 2020, by and between ION and Continental Stock Transfer & Trust Company, a New York corporation (“Continental”), for the benefit of its public shareholders, with such funds invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act. Other than pursuant to the Trust Agreement and the Subscription Agreements, the obligations of ION under this Agreement are not subject to any conditions regarding ION’s, its Affiliates’, or any other Person’s ability to obtain financing for the consummation of the Transactions.

(b) The Trust Agreement has not been amended or modified and, to the Knowledge of ION with respect to Continental, is valid and in full force and effect and is enforceable in accordance with its terms, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies. ION has complied in all material respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder and there does not exist under the Trust Agreement any event which, with the giving of notice or the lapse of time, would constitute such a breach or default by ION or, to the Knowledge of ION, Continental. There are no separate Contracts, side letters or other understandings (whether written or unwritten, express or implied): (i) between ION and Continental that would cause the description of the Trust Agreement in the ION SEC Reports to be inaccurate in any material respect; or (ii) to the Knowledge of ION, that would entitle any Person (other than shareholders of ION holding ION Class A Shares sold in ION’s initial public offering who shall have elected to redeem their shares of ION Class A Shares pursuant to ION’s Organizational Documents) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except: (A) to pay income and franchise taxes from any interest income earned in the Trust Account; and (B) to redeem ION Class A Shares in accordance with the provisions of ION’s Organizational Documents. There are no Legal Proceedings pending or, to the Knowledge of ION, threatened in writing with respect to the Trust Account.

(c) ION has performed all material obligations required to be performed by it to date under, and is not in default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. As of the Effective Time, the obligations of ION to dissolve or liquidate pursuant to ION’s Organizational Documents shall terminate, and as of the Effective Time, ION shall have no obligation whatsoever pursuant to ION’s Organizational Documents to dissolve and liquidate the assets of ION by reason of the consummation of the transactions contemplated hereby. As of the date hereof, assuming the accuracy of the representations and warranties of the Company and Merger Sub contained herein and the compliance by the Company and Merger Sub with their respective obligations hereunder, ION has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to ION on the Closing Date.

Section 4.15 Taxes.

(a) All material Tax Returns required to be filed by ION have been timely filed with the appropriate Governmental Entity, and all such Tax Returns are true, correct and complete in all material respects.

(b) ION has paid all material amounts of its Taxes which are due and payable. The unpaid liability for Taxes of ION did not, as of the date of the latest ION Financial Statements, materially exceed the reserve for Tax liabilities (excluding any reserve for deferred Taxes) accrued on the ION Financial Statements, and since such date ION has not incurred any material liability for Taxes outside the ordinary course of business.

(c) ION has complied in all material respects with all Applicable Legal Requirements relating to withholding and remittance of all material amounts of Taxes and all material amounts of Taxes required by Applicable Legal Requirements to be withheld by ION have been withheld and paid over to the appropriate Governmental Entity.

(d) No deficiency for any material amount of Taxes has been asserted or assessed by any Governmental Entity in writing against ION, which deficiency has not been paid or resolved. No material audit or other proceeding by any Governmental Entity is currently in process, pending or threatened in writing against ION with respect to any Taxes due from ION. There are no waivers, extensions or requests for any waivers or extensions of statute of limitations currently in effect with respect to any material Tax assessment or deficiency of ION. ION is not currently contesting any material Tax liability before any Governmental Entity.

(e) There are no Tax indemnification agreements or Tax Sharing Agreements under which ION could be liable after the Closing Date for any material Tax liability of any Person other than ION, except for customary agreements or arrangements entered into in the ordinary course of business with customers, vendors, lessors, lenders and the like or other agreements, in each case, that do not relate primarily to Taxes.

(f) There are no Liens (other than Permitted Liens) for material amounts of Taxes upon any of ION’s assets.

(g) ION has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code since its incorporation.

(h) ION has not entered into any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(i) ION (i) does not have any material liability for the Taxes of another Person pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Tax law) or as a transferee or a successor; or (ii) has not ever been a member of an affiliated, consolidated, combined or unitary group filing for U.S. federal, state or local income Tax purposes.

Section 4.16 Information Supplied. None of the information supplied or to be supplied by or on behalf of ION expressly for inclusion or incorporation by reference prior to the Closing in the Registration Statement and Proxy Statement will, when the Registration Statement and Proxy Statement are declared effective or when the Registration Statement and Proxy Statement are mailed to the ION Shareholders or at the time of the ION Extraordinary General Meeting, and in the case of any amendment or supplement thereto, at the time of such amendment or supplement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, ION makes no representations or warranties as to the information contained or incorporated by reference in or omitted from the Registration Statement, Proxy Statement or the Proxy Statement/Prospectus in reliance upon and in conformity with information furnished in writing to ION by or on behalf of the Company specifically for inclusion in the Registration Statement or the Proxy Statement/Prospectus.

Section 4.17 Employees; Benefit Plans. Other than as described in the ION SEC Reports, ION has never had any employees or individual independent contractors. Other than reimbursement of any out-of-pocket expenses incurred by ION’s officers and directors in connection with activities on ION’s behalf in an aggregate amount not in excess of the amount of cash held by ION outside of the Trust Account, ION has no unsatisfied material liability with respect to any employee or individual independent contractor. ION does not maintain, sponsor, contribute to, participate in or have any liability (actual or contingent) with respect to any plan, program, agreement or arrangement providing compensation or benefits to officers, employees or other individual independent contracts. Neither the execution and delivery of this Agreement or the other Transaction Agreements to which it is a party nor the consummation of the transactions contemplated hereunder or thereunder: (a) will result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director, officer, individual independent contractor or employee of ION; or (b) result in the acceleration of the time of payment or vesting of any such payment or benefits.

Section 4.18 Board Approval; Shareholder Vote. The board of directors of ION (including any required committee or subgroup of the board of directors of ION), as of the date of this Agreement, unanimously: (a) approved and declared the advisability of this Agreement, the other Transaction Agreements to which it is a party and the consummation of the transactions contemplated hereunder and thereunder; and (b) determined that the consummation of the transactions contemplated by the Transaction Agreements to which it is a party is in the best interest of ION. Other than the approval from the ION Shareholders, no other corporate proceedings on the part of ION are necessary to approve the consummation of the transactions contemplated by the Transaction Agreements to which it is a party.

Section 4.19 Title to Assets. Subject to the restrictions on use of the Trust Account set forth in the Trust Agreement, ION owns good and marketable title to, or holds a valid leasehold interest in, or a valid license to use, all of the assets used by ION in the operation of its business and which are material to ION, free and clear of any Liens (other than Permitted Liens).

Section 4.20 Affiliate Transactions. Except as described in the ION SEC Reports, no Contract between ION, on the one hand, and any of the present or former directors, officers, employees, shareholders or warrant holders or Affiliates of ION (or an immediate family member of any of the foregoing), on the other hand, will continue in effect following the Closing, other than any such Contract that is not material to ION.

Section 4.21 Investment Company Act; JOBS Act. ION is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act. ION constitutes an “emerging growth company” within the meaning of the JOBS Act.

Section 4.22 Brokers. Other than fees or commissions for which ION will be solely responsible, neither ION nor any of its Affiliates, including the Sponsors, has any liability or obligation to pay, or is entitled to receive, any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement, the other Transaction Agreements to which it is a party or the transactions contemplated thereby other than Cowen and Company, LLC (“Cowen”).

Section 4.23 Disclaimer of Other Warranties. ION HEREBY ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY PROVIDED IN ARTICLE III (AS QUALIFIED BY THE COMPANY DISCLOSURE LETTER AND THE DOCUMENTS REFERRED TO THEREIN) AND THE REPRESENTATIONS AND WARRANTIES IN THE TRANSACTION AGREEMENTS, NONE OF THE COMPANY, MERGER SUB, ANY OF THEIR SUBSIDIARIES OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES HAS MADE, IS MAKING, OR SHALL BE DEEMED TO MAKE ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, TO ION, OR ANY OF ITS AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON, WITH RESPECT TO ANY OF THE GROUP COMPANIES, THE COMPANY SHAREHOLDERS (OR ANY HOLDER OF DERIVATIVE SECURITIES OF THE COMPANY), OR ANY OF THE DIRECTORS, OFFICERS, EMPLOYEES, BUSINESSES, ASSETS OR PROPERTIES OF THE FOREGOING, OR OTHERWISE, INCLUDING ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, FUTURE RESULTS, PROPOSED BUSINESSES OR FUTURE PLANS. WITHOUT LIMITING THE FOREGOING AND NOTWITHSTANDING ANYTHING TO THE CONTRARY: (A) NONE OF THE COMPANY, MERGER SUB, ANY OF THE COMPANY SUBSIDIARIES OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES SHALL BE DEEMED TO MAKE TO ION OR ITS AFFILIATES OR REPRESENTATIVES ANY REPRESENTATION OR WARRANTY OTHER THAN AS EXPRESSLY MADE BY THE COMPANY AND MERGER SUB TO ION IN ARTICLE III (AS QUALIFIED BY THE COMPANY DISCLOSURE LETTER AND THE DOCUMENTS REFERRED TO THEREIN) AND THE REPRESENTATIONS AND WARRANTIES IN THE TRANSACTION AGREEMENTS; AND (B) EXCEPT AS SET FORTH IN ANY REPRESENTATION OR WARRANTY SET FORTH IN ARTICLE III (AS QUALIFIED BY THE COMPANY DISCLOSURE LETTER AND THE DOCUMENTS REFERRED TO THEREIN) AND THE REPRESENTATIONS AND WARRANTIES IN THE TRANSACTION AGREEMENTS, NONE OF THE COMPANY, MERGER SUB NOR ANY OF THE COMPANY SUBSIDIARIES, NOR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES, HAS MADE, IS MAKING, OR SHALL BE DEEMED TO MAKE TO ION, OR ITS AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO: (1) THE INFORMATION DISTRIBUTED OR MADE AVAILABLE TO ION OR ITS REPRESENTATIVES BY OR ON BEHALF OF THE COMPANY AND MERGER SUB IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS; (2) ANY MANAGEMENT PRESENTATION, CONFIDENTIAL INFORMATION MEMORANDUM OR SIMILAR DOCUMENT; OR (3) ANY FINANCIAL PROJECTION, FORECAST, ESTIMATE, BUDGET OR SIMILAR ITEM RELATING TO THE COMPANY, MERGER SUB, ANY OF THE COMPANY SUBSIDIARIES AND/OR THE BUSINESS, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROJECTED OPERATIONS OF THE FOREGOING. ION HEREBY ACKNOWLEDGES THAT IT HAS NOT RELIED ON ANY PROMISE, REPRESENTATION OR WARRANTY THAT IS NOT EXPRESSLY SET FORTH IN ARTICLE III (AS QUALIFIED BY THE COMPANY DISCLOSURE LETTER AND THE DOCUMENTS REFERRED TO THEREIN) AND THE REPRESENTATIONS AND WARRANTIES IN THE TRANSACTION AGREEMENTS. ION ACKNOWLEDGES THAT IT HAS CONDUCTED, TO ITS SATISFACTION, AN INDEPENDENT INVESTIGATION AND VERIFICATION OF THE COMPANY, MERGER SUB, THE COMPANY SUBSIDIARIES AND THE BUSINESS, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROJECTED OPERATIONS OF THE FOREGOING AND, IN MAKING ITS DETERMINATION TO PROCEED WITH THE TRANSACTIONS, ION HAS RELIED ON THE RESULTS OF ITS OWN INDEPENDENT INVESTIGATION AND VERIFICATION, IN ADDITION TO THE REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND MERGER SUB EXPRESSLY AND SPECIFICALLY SET FORTH IN ARTICLE III (AS QUALIFIED BY THE COMPANY DISCLOSURE LETTER AND THE DOCUMENTS REFERRED TO THEREIN) AND THE REPRESENTATIONS AND WARRANTIES IN THE TRANSACTION AGREEMENTS. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS SECTION 4.23, CLAIMS AGAINST THE COMPANY, MERGER SUB OR ANY OTHER PERSON SHALL NOT BE LIMITED IN ANY RESPECT IN THE EVENT OF INTENTIONAL FRAUD IN THE MAKING OF THE REPRESENTATIONS AND WARRANTIES IN ARTICLE III (AS QUALIFIED BY THE COMPANY DISCLOSURE LETTER AND THE DOCUMENTS REFERRED TO THEREIN) AND THE REPRESENTATIONS AND WARRANTIES IN THE TRANSACTION AGREEMENTS, BY SUCH PERSON.

Article V
Conduct Prior to the Closing Date

Section 5.01 Conduct of Business by the Company and the Company Subsidiaries. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, the Company shall, and shall cause each of the Company Subsidiaries to, carry on in the ordinary course of business, except: (a) to the extent that ION shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed); (b) as required by Applicable Legal Requirements (including COVID-19 Measures) or as reasonably necessary in light of COVID-19 or (c) as required or expressly permitted by this Agreement or the Company Disclosure Letter. Without limiting the generality of the foregoing, except as required or expressly permitted by the terms of this Agreement or the Company Disclosure Letter, or as required by Applicable Legal Requirements (including COVID-19 Measures) or as reasonably necessary in light of COVID-19, without the prior written consent of ION (such consent not to be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, the Company shall not, and shall cause the Company Subsidiaries not to, do any of the following:

(a) except as otherwise required by existing Company Benefit Plans or the Contracts listed on Section 3.19 of the Company Disclosure Letter, (i) grant any change in control pay in excess of $5,000,000 in the aggregate or (ii) adopt, enter into or materially amend any equity or equity-based compensation plan;

(b) (i) transfer, sell, assign, exclusively license, exclusively sublicense, covenant not to assert, encumber, grant any security interest in, to or under, impair, transfer or otherwise dispose of any right, title or interest of any Group Company in any material Owned Intellectual Property; or (ii) divulge, furnish to or make accessible any material Trade Secrets constituting Owned Intellectual Property to any third Person who is not subject to a written agreement to maintain the confidentiality of such Trade Secrets, other than, in each of (i) and (ii), in the ordinary course of business;

(c) except for transactions solely among the Group Companies and other than in connection with the PIPE Investment, the Secondary/Primary Share Purchase or the Capital Restructuring: (i)  split, combine or reclassify any capital stock or warrants, effect a recapitalization or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock or warrant or effect any similar change in capitalization; (ii) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any membership interests, capital stock or any other equity interests, as applicable, in any Group Company, except in connection with the termination or resignation of any employees, directors or officers of the Group Companies; (iii) declare, set aside or pay any dividend or make any other distribution; or (iv) issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any shares of capital stock or other equity securities of the Group Companies, or any securities convertible into or exchangeable for shares of capital stock or other equity securities of the Group Companies, or subscriptions, rights, warrants or options to acquire any shares of capital stock or other equity securities of the Group Companies, or enter into other agreements or commitments of any character obligating it to issue any such shares of capital stock, equity securities or convertible or exchangeable securities, in each case, except (A) to employees, independent contractors, officers and directors of the Group Companies in the ordinary course of business or (B) upon the exercise or vesting of Company Options;

(d) amend its Organizational Documents (other than the Articles Amendment);

(e) sell, lease, license, sublicense, abandon, divest, transfer, cancel or permit to lapse or expire or dedicate to the public, or otherwise dispose of, tangible assets or properties, or agree to do any of the foregoing, other than, in each case, (A) in the ordinary course of business, (B) in an aggregate amount less than $5,000,000 or (C) with respect to obsolete assets;

(f) incur any Indebtedness, except in the ordinary course of business, in an aggregate amount not to exceed $15,000,000;

(g) other than the Transaction Litigation, commence, release, assign, compromise, settle or agree to settle any Legal Proceeding material to the Group Companies or their respective properties or assets, except in the ordinary course of business or where such Legal Proceedings are covered by insurance or involve only the payment of monetary damages in an amount less than $2,000,000 in the aggregate;

(h) except in the ordinary course of business or as otherwise required by Applicable Legal Requirements: (i) make or rescind any material Tax election; (ii) change (or request to change) any material method of accounting for Tax purposes; (iii) file any material amended Tax Return; (iv) knowingly surrender any claim for a material refund of Taxes; or (v) enter into any “closing agreement” as described in Section 7121 of the Code (or any similar Applicable Legal Requirement) with any Governmental Entity;

(i) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, restructuring, recapitalization, dissolution or winding-up of the Company;

(j) incur any Leakage, other than Permitted Leakage; or

(k) agree in writing or otherwise agree, commit or resolve to take any of the actions described in 5.01(a) through (j) above.

Notwithstanding anything to the contrary herein, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, subject to Applicable Legal Requirements, the Company shall reasonably consult with ION, and shall consider in good faith ION’s input, in respect of any matters brought to the board of directors of the Company for its approval; provided that the Company shall not be required to provide to ION any information (i) if and to the extent doing so would (A) violate any Applicable Legal Requirement to which the Company is subject, (B) result in the disclosure of any trade secrets of third parties in breach of any Contract with such third-party, (C) violate any legally binding obligation of the Company with respect to confidentiality, non-disclosure or privacy or (D) jeopardize protections afforded to the Company under the attorney-client privilege or the attorney work product doctrine (provided that, in case of each of clauses (A) through (D), the Company shall each use reasonable best efforts to provide such information in a manner without violating such privilege, doctrine, Contract, obligation or Applicable Legal Requirement).

Section 5.02 Conduct of Business by ION. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, ION shall carry on in the ordinary course of business, except: (a) to the extent that the Company shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed); (b) as required by Applicable Legal Requirements (including COVID-19 Measures) or as reasonably necessary in light of COVID-19; or (c) as required or expressly permitted by this Agreement. Without limiting the generality of the foregoing, except as required or expressly permitted by the terms of this Agreement or as required by Applicable Legal Requirements (including COVID-19 Measures) or as reasonably necessary in light of COVID-19, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, ION shall not do any of the following:

(a) declare, set aside or pay dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or warrants or split, combine or reclassify any capital stock or warrants, effect a recapitalization or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock or warrant, or effect any similar change in capitalization;

(b) purchase, redeem or otherwise acquire, directly or indirectly, any equity securities of ION;

(c) grant, issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any shares of capital stock or other equity securities or any securities convertible into or exchangeable for shares of capital stock or other equity securities, or subscriptions, rights, warrants or options to acquire any shares of capital stock or other equity securities or any securities convertible into or exchangeable for shares of capital stock or other equity securities, or enter into other agreements or commitments of any character obligating it to issue any such shares of capital stock or equity securities or convertible or exchangeable securities;

(d) amend its Organizational Documents or form or establish any Subsidiary;

(e) acquire or agree to acquire (whether by merger, consolidation or acquisition of securities or a substantial portion of the assets of) any corporation, partnership, association or other business organization or division or assets thereof;

(f) (i) incur any Indebtedness; (ii) create any material Liens on any material property or assets of ION in connection with any Indebtedness thereof (other than Permitted Liens); (iii) cancel or forgive any Indebtedness owed to ION; (iv) make, incur or commit to make or incur any capital expenditures; (v) incur any ION Transaction Costs that are not reasonable; or (vi) otherwise incur any ION Liabilities that are not reasonable;

(g) other than the Transaction Litigation, commence, release, assign, compromise, settle or agree to settle any Legal Proceeding;

(h) except as required by GAAP (or any interpretation thereof) or Applicable Legal Requirements, make any change in accounting methods, principles or practices;

(i) except in the ordinary course of business or as otherwise required by Applicable Legal Requirements: (i) make or rescind any material Tax election; (ii) change (or request to change) any material method of accounting for Tax purposes; (iii) file any material amended Tax Return; (iv) knowingly surrender any claim for a material refund of Taxes; or (v) enter into any “closing agreement” as described in Section 7121 of the Code (or any similar Applicable Legal Requirement) with any Governmental Entity;

(j) (i) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, restructuring, recapitalization, dissolution or winding-up of ION or (ii) liquidate, dissolve, reorganize or otherwise wind-up the business or operations of ION;

(k) enter into or amend any agreement with, or pay, distribute or advance any assets or property to, any of its officers, directors, employees, partners, shareholders or other Affiliates;

(l) engage in any material new line of business;

(m) amend the Trust Agreement or any other agreement related to the Trust Account; or

(n) agree in writing or otherwise agree, commit or resolve to take any of the actions described in Section 5.02(a) through (m) above.

Nothing contained in this Agreement shall give the Company or ION, directly or indirectly, any right to control or direct the operations of the other Party prior to the Closing. Prior to the Closing, each of the Company and ION shall exercise, consistent with the other terms and conditions of this Agreement, complete control and supervision over their respective businesses.

Article VI
Additional Agreements

Section 6.01 Registration Statement; Shareholder Meetings.

(a) Registration Statement.

(i) As promptly as practicable after the execution of this Agreement, (x) ION and the Company shall jointly prepare and the Company shall file with the SEC, mutually acceptable materials which shall include the proxy statement to be filed with the SEC as part of the Registration Statement and sent to the ION Shareholders relating to the ION Extraordinary General Meeting (such proxy statement, together with any amendments or supplements thereto, the “Proxy Statement”), and (y) the Company shall prepare (with ION’s reasonable cooperation) and file with the SEC the Registration Statement, in which the Proxy Statement will be included as a prospectus (the “Proxy Statement/Prospectus”), in connection with the registration under the Securities Act of Company Ordinary Shares and Company Warrants to be issued in exchange for the issued and outstanding ION Class A Shares and ION Warrants, respectively. Each of ION and the Company shall use its reasonable best efforts to cause the Registration Statement, including the Proxy Statement/Prospectus, to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Transactions. In the event there is any tax opinion required to be provided in connection with the Registration Statement, counsel to ION shall provide such tax opinion(s) (it being understood that this provision shall not require counsel to ION to provide an opinion that the Merger qualifies as a reorganization within the meaning of Section 368(a) of the Code). The Company also agrees to use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the Transactions, and ION shall furnish all information concerning itself and its equityholders as may be reasonably requested in connection with any such action. Each of ION and the Company agrees to furnish to the other Party and its Representatives all information concerning itself, its Subsidiaries, officers, directors, managers, stockholders, and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Registration Statement, including the Proxy Statement/Prospectus, a Current Report on Form 8-K pursuant to the Exchange Act in connection with the Transactions, or any other statement, filing, notice or application made by or on behalf of ION or the Group Companies to any regulatory authority (including the NYSE) in connection with the Merger and the Transactions (the “Transaction Filings”). ION will cause the Proxy Statement to be mailed to the ION Shareholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act.

(ii) To the extent not prohibited by Applicable Legal Requirements, the Company will advise ION, reasonably promptly after the Company receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the Company Ordinary Shares for offering or sale in any jurisdiction, of the initiation or written threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information. To the extent not prohibited by Applicable Legal Requirements, ION and its counsel, on the one hand, and the Company and its counsel, on the other hand, shall be given a reasonable opportunity to review and comment on the Registration Statement, the Proxy Statement and any Transaction Filings each time before any such document is filed with the SEC, and the other Party shall give reasonable and good faith consideration to any comments made by ION and its counsel or the Company and its counsel, as applicable. To the extent not prohibited by Applicable Legal Requirements, the Company, on the one hand, and ION, on the other hand, shall provide the other Party and its counsel with (i) any comments or other communications, whether written or oral, that ION or its counsel or the Company or its counsel, as the case may be, may receive from time to time from the SEC or its staff with respect to the Registration Statement, the Proxy Statement or any Transaction Filings promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in the response of ION or the Company, as applicable, to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including, to the extent reasonably practicable, by participating with ION or its counsel or the Company or its counsel, as the case may be, in any discussions or meetings with the SEC.

(iii) If at any time prior to the Effective Time any information relating to the Company, ION or any of their respective Subsidiaries, Affiliates, directors or officers is discovered by the Company or ION, which is required to be set forth in an amendment or supplement to the Registration Statement or the Proxy Statement, so that neither of such documents would include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, with respect to the Registration Statement or the Proxy Statement, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Applicable Legal Requirements, disseminated to ION Shareholders.

(b) ION Extraordinary General Meeting. ION shall, as promptly as practicable following the date the Registration Statement is declared effective by the SEC under the Securities Act, establish a record date for, duly call and give notice of, convene and hold a meeting of ION Shareholders (the “ION Extraordinary General Meeting”), in each case in accordance with ION’s Organizational Documents and Applicable Legal Requirements, solely for the purpose of (i) providing ION Shareholders with the opportunity to redeem ION Class A Shares, (ii) obtaining all requisite approvals and authorizations from the ION Shareholders in connection with the Transactions (including the ION Shareholder Approval) at the ION Extraordinary General Meeting and (iii) related and customary procedural and administrative matters. ION shall, through unanimous approval of its board of directors, recommend to the ION Shareholders the adoption and approval of the ION Transaction Proposals by the ION Shareholders (the “ION Board Recommendation”). ION shall use its reasonable best efforts to obtain such approvals and authorizations from the ION Shareholders at the ION Extraordinary General Meeting, including by soliciting proxies as promptly as practicable in accordance with Applicable Legal Requirements for the purpose of seeking such approvals and authorizations from the ION Shareholders, and minimize redemptions of ION Class A Shares by ION Shareholders. Subject to the proviso in the following sentence, ION shall include the ION Board Recommendation in the Proxy Statement. The board of directors of ION shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the ION Board Recommendation (a “Change in Recommendation”); provided, that (A) the board of directors of ION may make a Change in Recommendation prior to receipt of the ION Shareholder Approval if it determines in good faith, after consultation with its outside legal counsel, that a failure to make a Change in Recommendation would constitute a breach by the directors of ION of their fiduciary duties under Applicable Legal Requirements; provided, however, the board of directors of ION will not be entitled to make, or agree or resolve to make, a Change in Recommendation unless (1) ION has provided at least five (5) Business Days’ prior written notice to the Company advising that the board of directors of ION proposes to take such action and which notice contains the material facts underlying the board of directors of ION’s determination to make, or agree or resolve to make, a Change in Recommendation (a “Change in Recommendation Notice”), (2) during such five (5) Business Day period following the Company’s receipt of a Change in Recommendation Notice, the board of directors of ION has engaged in good faith negotiations with the Company and its Representatives (to the extent that the Company desires to so negotiate) to make such adjustments (which adjustments, to the extent accepted by the board of directors of ION, would be binding on the Company) in the terms and conditions of this Agreement so as to obviate the need for a Change in Recommendation and (3) following expiration of such five (5) Business Day period, the board of directors of ION reaffirms in good faith, after consultation with its outside legal counsel, that the failure to make a Change in Recommendation would constitute a breach by the directors of ION of their fiduciary duties under Applicable Legal Requirements; provided, further, that the board of directors of ION shall not be entitled to exercise its rights to make a Change in Recommendation pursuant to this Section 6.01(b) as a result of an offer, proposal or inquiry relating to any merger, sale of ownership interests and/or assets, recapitalization or similar transaction involving ION. ION agrees that its obligation to establish a record date for, duly call, give notice of, convene and hold the ION Extraordinary General Meeting for the purpose of seeking approval from the ION Shareholders shall not be affected by any Change in Recommendation, and ION agrees to establish a record date for, duly call, give notice of, convene and hold the ION Extraordinary General Meeting and submit for the approval of its shareholders the matters contemplated by the Proxy Statement as contemplated by this Section 6.01(b), regardless of whether or not there shall have occurred any Change in Recommendation. Notwithstanding anything to the contrary contained in this Agreement, ION shall be entitled to postpone or adjourn the ION Extraordinary General Meeting (an “ION Meeting Change”): (i) to the extent required by Applicable Legal Requirements, (ii) to ensure that any supplement or amendment to the Proxy Statement that the board of directors of ION has determined in good faith is required by Applicable Legal Requirements is disclosed to ION Shareholders and for such supplement or amendment to be promptly disseminated to ION Shareholders with sufficient time prior to the ION Extraordinary General Meeting for ION Shareholders to consider the disclosures contained in such supplement or amendment; (iii) if, as of the time for which the ION Extraordinary General Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient ION Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the ION Extraordinary General Meeting; or (iv) in order to solicit additional proxies from ION Shareholders for purposes of obtaining approval from the ION Shareholders; provided that, without the prior written consent of the Company, the ION Extraordinary General Meeting may not be adjourned or postponed to a date that is more than twenty (20) days after the date for which the ION Extraordinary General Meeting was originally scheduled (excluding any postponements or adjournments required by Applicable Legal Requirements) and provided it is held no later than three (3) Business Days prior to the Outside Date; provided, further, that in the event of a postponement or adjournment pursuant to clauses (ii), (iii) or (iv) above, the ION Extraordinary General Meeting shall be reconvened as promptly as practicable following such time as the matters described in such clauses have been resolved.

(c) Company Special Meeting. The Company shall, as promptly as practicable following the date the Registration Statement is declared effective by the SEC under the Securities Act, establish a record date for, duly call and give notice of a general meeting of the Company Shareholders (the “Company Special Meeting”) and the Company shall convene and hold the Company Special Meeting, in each case, in accordance with the Company’s Organizational Documents and Applicable Legal Requirements, for the purpose of, inter alia, obtaining all requisite approvals and authorizations from the Company Shareholders in connection with the Transactions (including the Company Shareholder Approval) and related and customary procedural and administrative matters, which meeting shall be held as promptly as practicable following the date the Registration Statement is declared effective by the SEC under the Securities Act. The Company shall, through unanimous approval of its board of directors, recommend to the Company Shareholders the adoption and approval of the Company Transaction Proposals by the Company Shareholders. (the “Company Board Recommendation”). The Company shall use its commercially reasonable efforts to obtain such approvals and recommendations from the Company Shareholders at the Company Special Meeting, including by soliciting approvals as promptly as practicable after the date hereof in accordance with Applicable Legal Requirements for the purpose of obtaining such approvals and authorizations from the Company Shareholders. The Company shall, through its board of directors, recommend to Company Shareholders that they provide the Company Shareholder Approval. The board of directors of the Company shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the Company Board Recommendation. Notwithstanding anything to the contrary contained in this Agreement, the Company shall be entitled to postpone or adjourn the Company Special Meeting (a “Company Meeting Change”): (i) to the extent required by Applicable Legal Requirements, (ii) if, as of the time for which the Company Special Meeting is originally scheduled, there are insufficient shares of stock entitled to vote represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the Company Special Meeting; or (iii) in order to solicit additional approvals from shareholders for purposes of obtaining approval from the Company Shareholders; provided that, without the prior written consent of ION, the Company Special Meeting may not be adjourned or postponed to a date that is more than twenty (20) days after the date for which the Company Special Meeting was originally scheduled (excluding any postponements or adjournments required by Applicable Legal Requirements) and provided it is held no later than three (3) Business Days prior to the Outside Date; provided further, that in the event of a postponement or adjournment pursuant to clauses (ii) or (iii) above, the Company Special Meeting shall be reconvened as promptly as practicable following such time as the matters described in such clauses have been resolved.

Section 6.02 Employee Matters.

(a) Equity Plan. Prior to the Closing Date, the Company shall approve and adopt, subject to receipt of the Company Shareholder Approval: (i) the Incentive Equity Plan in substantially the form attached hereto as Exhibit C (with such changes that may be agreed in writing by ION and the Company (such agreement not to be unreasonably withheld, conditioned or delayed by either the ION or the Company, as applicable)), and (ii) the ESPP in substantially the form attached hereto as Exhibit D (with such changes as may be agreed in writing by ION and the Company), in each case, effective as of the Closing Date. On or prior to the Closing Date, the Company shall file an effective registration statement on Form S-8 (or other applicable form, including Form S-3) with respect to Company Ordinary Shares issuable under the Incentive Equity Plan and/or the ESPP.

(b) No Third-Party Beneficiaries. Notwithstanding anything herein to the contrary, each of the parties to this Agreement acknowledges and agrees that all provisions contained in this Section 6.02 are included for the sole benefit of ION and the Company, and that nothing in this Agreement, whether express or implied, (i) shall be construed to establish, amend, or modify any employee benefit plan, program, agreement or arrangement, (ii) shall limit the right of ION, the Company or their respective Affiliates to amend, terminate or otherwise modify any Company Benefit Plan or other employee benefit plan, agreement or other arrangement following the Closing Date, or (iii) shall confer upon any Person who is not a party to this Agreement (including any equityholder, any current or former director, manager, officer, employee or independent contractor of the Company, or any participant in any Company Benefit Plan or other employee benefit plan, agreement or other arrangement (or any dependent or beneficiary thereof)), any right to continued or resumed employment or recall, any right to compensation or benefits, or any third-party beneficiary or other right of any kind or nature whatsoever.

Section 6.03 Regulatory Approvals.

(a) Each Party will promptly provide the other with copies of all substantive written communications (and memoranda setting forth the substance of all substantive oral communications) between each of them, any of their Affiliates and their respective agents, representatives and advisors, on the one hand, and any Governmental Entity, on the other hand, with respect to this Agreement or the Transactions as appropriate. Without limiting the foregoing, ION and the Company shall: (i) promptly inform the other of any substantive communication to or from any Governmental Entity regarding the Transactions; (ii) permit each other to review in advance any proposed substantive written communication to any such Governmental Entity and incorporate reasonable comments thereto; (iii) give the other prompt written notice of the commencement of any Legal Proceeding with respect to the Transactions; (iv) not agree to participate in any substantive meeting or discussion with any such Governmental Entity in respect of any filing, investigation or inquiry concerning this Agreement or the Transactions unless, to the extent reasonably practicable, it consults with the other Party in advance and, to the extent permitted by such Governmental Entity, gives the other Party the opportunity to attend; (v) keep the other reasonably informed as to the status of any such Legal Proceeding; and (vi) promptly furnish each other with copies of all correspondence, filings and written communications between such Party and their Affiliates and their respective agents, representatives and advisors, on one hand, and any such Governmental Entity, on the other hand, in each case, with respect to this Agreement and the Transactions. ION, on the one hand, and the Company, on the other hand, shall each pay fifty percent (50%) of any filing fees required by Governmental Entities, including with respect to any registrations, declarations and filings required in connection with the execution and delivery of this Agreement, the performance of the obligations hereunder and the consummation of the Transactions.

(b) Neither the Company nor ION believes that submitting a CFIUS Declaration regarding any of the Transactions contemplated by this Agreement is mandatory under 31 C.F.R. § 800.401, and neither the Company nor ION currently intends to or will submit a CFIUS Declaration or CFIUS Notice regarding, or otherwise notify CFIUS in any manner of, any of the Transactions contemplated by this Agreement, unless CFIUS provides a CFIUS Request. If CFIUS provides a CFIUS Request, the Company and ION shall, as promptly as practicable, use reasonable best efforts to take all actions necessary (i) to submit a CFIUS Declaration (or, alternatively, to file a CFIUS Notice if CFIUS requests the filing of a CFIUS Notice or the Company and ION agree to file a CFIUS Notice instead of submitting a CFIUS Declaration) regarding the CFIUS Transactions and (ii) to obtain CFIUS Clearance.

Section 6.04 Other Filings; Press Release.

(a) As promptly as practicable after execution of this Agreement, ION will prepare and file a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement, the form and substance of which shall be approved in advance in writing by the Company.

(b) Promptly after the execution of this Agreement, ION and the Company shall also issue a mutually agreed joint press release announcing the execution of this Agreement (the “Signing Press Release”). Prior to Closing, the Company shall prepare a press release announcing the consummation of the Transactions hereunder, the form and substance of which shall be approved in advance by ION, which approval shall not be unreasonably withheld, conditioned or delayed (“Closing Press Release”). Concurrently with the Closing, the Company shall issue the Closing Press Release.

Section 6.05 Confidentiality; Access to Information.

(a) ION and the Company acknowledge that they are parties to the Confidentiality Agreement, the terms of which are incorporated herein by reference. In the event that this Section 6.05(a) or the Confidentiality Agreement conflicts with any other covenant or agreement contained herein or any other Transaction Agreement that contemplates the disclosure, use or provision of information or otherwise, then the Confidentiality Agreement shall govern and control to the extent of such conflict.

(b) Notwithstanding the foregoing, none of the Parties will make any public announcement or issue any public communication regarding this Agreement, any other Transaction Agreement or the Transactions or any matter related to the foregoing, without the prior written consent of the Company, in the case of a public announcement by ION or its Affiliates, or ION, in the case of a public announcement by the Company or its Affiliates (such consents, in either case, not to be unreasonably withheld, conditioned or delayed), except: (i) if such announcement or other communication is required by Applicable Legal Requirements, in which case the disclosing Party shall, to the extent permitted by Applicable Legal Requirements, first allow such other Parties to review such announcement or communication and have the opportunity to comment thereon and the disclosing Party shall consider such comments in good faith; (ii)  if such announcement or other communication is made in connection with ION or the Company’s fundraising or other investment related activities, in each case, in connection with the Transactions, and is made to such Person’s direct and indirect investors or potential investors or financing sources subject to an obligation of confidentiality to the disclosing Party; (iii) to the extent such announcements or other communications are consistent with information previously disclosed in a public statement, press release or other communication previously approved or made in accordance with Section 6.04 or this Section 6.05(b); (iv) announcements and communications to Governmental Entities in connection with registrations, declarations and filings relating to the Transactions required to be made under this Agreement; and (v) communications to employees of the Group Companies, and to customers and suppliers of the Group Companies for purposes of seeking any consents and approvals required in connection with the Transactions.

(c) Subject to the Confidentiality Agreement, the Company will afford ION and its financial advisors, accountants, counsel and other representatives who have a need to know such information reasonable access during normal business hours, upon reasonable notice, to the books, records and personnel of the Group Companies during the period prior to the Closing to obtain all information concerning the business, including the status of business development efforts, properties, results of operations and personnel of the Group Companies, as ION may reasonably request in connection with the consummation of the Transactions; provided, however, that any such access shall be (i) conducted in a manner not to unreasonably interfere with the businesses or operations of the Company and (ii) limited as required by the Company’s policies or Applicable Legal Requirements in connection with COVID-19 (including the COVID-19 Measures). Subject to the Confidentiality Agreement, ION will afford the Company and its financial advisors, underwriters, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the books, records and personnel of ION during the period prior to the Closing to obtain all information concerning the business, including properties, results of operations and personnel of ION, as the Company may reasonably request in connection with the consummation of the Transactions; provided, however, that any such access shall be (i) conducted in a manner not to unreasonably interfere with the businesses or operations of ION and (ii) limited as required by ION’s policies or Applicable Legal Requirements in connection with COVID-19 (including the COVID-19 Measures). Notwithstanding the foregoing, neither the Company nor ION, nor any of their respective Subsidiaries or Representatives, shall be required to provide, or cause to be provided to, the other party any information (i) if and to the extent doing so would (A) violate any Applicable Legal Requirement to which the Company or ION, as applicable, is subject, (B) result in the disclosure of any trade secrets of third parties in breach of any Contract with such third-party, (C) violate any legally binding obligation of the Company or ION, as applicable, with respect to confidentiality, non-disclosure or privacy or (D) jeopardize protections afforded to the Company or ION, as applicable, under the attorney-client privilege or the attorney work product doctrine (provided that, in case of each of clauses (A) through (D), the Company and ION shall each use reasonable best efforts to (x) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege, doctrine, Contract, obligation or Applicable Legal Requirement and (y) provide such information in a manner without violating such privilege, doctrine, Contract, obligation or Applicable Legal Requirement).

Section 6.06 Reasonable Best Efforts.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, as soon as practicable, the Merger and the other transactions contemplated by the Transaction Agreements to which it is a party. Each of the Parties agrees to (i) take all commercially reasonable acts necessary to cause the conditions precedent set forth in Article VII to be satisfied and (ii) use reasonable best efforts to obtain all necessary actions, waivers, consents, approvals, orders and authorizations from Governmental Entities and third parties, and to make all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any). This obligation shall include, on the part of ION, sending a termination letter to Continental substantially in the applicable form attached to the Trust Agreement.

(b) Notwithstanding anything herein to the contrary, nothing in this Section 6.06 shall be deemed to require any Party to pay or commit to pay any amount to (or incur any obligation in favor of) any Person from whom any such consent may be required (unless such payment is required in accordance with the terms of the relevant Contract requiring such consent).

Section 6.07 No Claim Against Trust Account. The Company acknowledges that ION has established the Trust Account for the benefit of its public shareholders. For and in consideration of ION entering into this Agreement, the receipt and sufficiency of which are hereby acknowledged, the Company (on behalf of itself and its Affiliates) hereby irrevocably waives any right, title, interest or claim of any kind it has or may have in the future in or to the Trust Account, and agrees not to seek recourse against the Trust Account or any funds distributed therefrom regardless of whether such right, title interest or claim of any kind arises as a result of, in connection with or relating in any way to this Agreement or any other matter, and regardless of whether such claim arises based on Contract, tort, equity or any other theory of legal liability. Notwithstanding the foregoing, nothing herein shall serve to limit or prohibit the Company’s right to pursue a claim against ION pursuant to this Agreement for legal relief against monies or other assets of ION held outside the Trust Account (other than distribution therefrom directly or indirectly to ION’s public shareholders), or for specific performance or other equitable relief in connection with the transactions contemplated in this Agreement and the Transaction Agreements or for intentional fraud in the making of the representations and warranties in Article IV. The Company agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by ION to induce ION to enter this Agreement, and the Company further intends and understands such waiver to be valid, binding and enforceable against the Company. This Section 6.07 shall survive the termination of this Agreement for any reason.

Section 6.08 Company and ION Securities Listings.

(a) From the date hereof through the Closing, ION shall use its reasonable best efforts to ensure ION remains listed as a public company on, and for ION Class A Shares and ION Warrants (but, in the case of ION Warrants, only to the extent issued as of the date hereof) to be listed on, the NYSE. Prior to the Closing Date, ION shall cooperate with the Company and use reasonable best efforts to take such actions as are reasonably necessary or advisable to cause the ION Class A Shares and ION Warrants to be delisted from the NYSE and deregistered under the Exchange Act as soon as practicable following the Effective Time.

(b) From the date hereof through the Closing, ION will use reasonable best efforts to keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under Applicable Legal Requirements.

(c) The Company will use its reasonable best efforts to cause: (i) the Company’s initial listing application with the NYSE in connection with the Transactions to have been approved; (ii) the Company to satisfy all applicable initial listing requirements of the NYSE; and (iii) the Company Ordinary Shares and the Company Warrants issuable in accordance with this Agreement, including the Merger, to be approved for listing on the NYSE (and ION shall reasonably cooperate in connection therewith), subject to official notice of issuance, in each case, as promptly as reasonably practicable after the date of this Agreement, and in any event prior to the Effective Time.

Section 6.09 No Solicitation.

(a) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, the Company shall not, and shall cause its Subsidiaries and the Company Shareholders not to, and shall direct its employees, agents, officers, directors, representatives and advisors (collectively, “Representatives”) not to, directly or indirectly: (i) solicit, initiate, enter into or continue discussions, negotiations or transactions with, or encourage or respond to any inquiries or proposals by, or provide any information to, any Person (other than ION, the PIPE Investors, the Secondary Investors and their respective agents, representatives and advisors) concerning (A) any merger or sale of ownership interests of the Company (whether by recapitalization or a similar transaction or otherwise) pursuant to which any Person(s) acquires twenty percent (20%) or more of the voting power of the equity securities of the Company or (B) sale of all or a material portion of the assets of the Company (whether by recapitalization or a similar transaction or otherwise) (each, a “Company Business Combination”); (ii) enter into any agreement regarding, continue or otherwise participate in any discussions or negotiations regarding, or cooperate in any way that would otherwise reasonably be expected to lead to a Company Business Combination; or (iii) commence, continue or renew any due diligence investigation regarding a Company Business Combination. In addition, the Company shall, and shall cause its Subsidiaries to, and shall cause their respective Representatives to, immediately cease any and all existing discussions or negotiations with any Person with respect to any Company Business Combination.

(b) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, ION shall not, and shall direct its Representatives not to, directly or indirectly: (i) solicit, initiate, enter into or continue discussions or transactions with, or encourage or respond to any inquiries or proposals by, or provide any information to, any Person (other than the Company, the Company Shareholders and their respective Representatives) concerning any merger, purchase of ownership interests or assets of ION, recapitalization or other business combination transaction (each, an “ION Business Combination”); (ii) enter into any agreement regarding, continue or otherwise participate in any discussions or negotiations regarding, or cooperate in any way that would otherwise reasonably be expected to lead to an ION Business Combination; or (iii) commence, continue or renew any due diligence investigation regarding an ION Business Combination. ION shall, and shall cause its Representatives to, immediately cease any and all existing discussions or negotiations with any Person with respect to any ION Business Combination.

(c) Each Party shall promptly (and in no event later than 48 hours after becoming aware of such inquiry, proposal, offer or submission) notify the other Parties if it or, to its Knowledge, any of its Representatives receives any inquiry, proposal, offer or submission with respect to a Company Business Combination or ION Business Combination, as applicable (including the identity of the Person making such inquiry or submitting such proposal, offer or submission), after the execution and delivery of this Agreement. If either Party or its Representatives receives an inquiry, proposal, offer or submission with respect to a Company Business Combination or ION Business Combination, as applicable, such Party shall provide the other Parties with a copy of such inquiry, proposal, offer or submission.

Section 6.10 Trust Account. Upon satisfaction or waiver of the conditions set forth in Article VII and provision of notice thereof to Continental (which notice ION shall provide to Continental in accordance with the terms of the Trust Agreement): (a) in accordance with and pursuant to the Trust Agreement, at the Closing, ION: (i) shall cause the documents, opinions and notices required to be delivered to Continental pursuant to the Trust Agreement to be so delivered; and (ii) shall make all appropriate arrangements to cause Continental to, and Continental shall thereupon be obligated to, distribute the Trust Account as directed in the termination letter substantially in the applicable form attached to the Trust Agreement, including all amounts payable: (A) to holders of ION Class A Shares pursuant to the ION Shareholder Redemptions; (B) for income tax or other tax obligations of ION prior to the Closing; (C) for any ION Transaction Costs; (D) for any Unpaid ION Liabilities, including the repayment of loans and reimbursement of expenses to directors, officers and shareholders of ION; and (E) following the payments made in (A) through (D), to ION all remaining amounts then available in the Trust Account in accordance with the Trust Agreement; and (b) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

Section 6.11 Directors’ and Officers’ Liability Insurance.

(a) All rights to exculpation, indemnification and advancement of expenses now existing in favor of the current or former directors or officers of ION (each, together with such person’s heirs, executors or administrators, a “D&O Indemnified Party”), as provided in ION’s Organizational Documents or under any indemnification agreement such D&O Indemnified Parties may have with ION, in each case, as in effect as of immediately prior to the date of this Agreement, shall survive the Closing and shall continue in full force and effect for a period of six (6) years from the Closing Date. For a period of six (6) years from the Closing Date, the Company shall cause the Surviving Company (or another Group Company at the Company’s election) to maintain in effect the exculpation, indemnification and advancement of expenses provisions of ION’s Organizational Documents as in effect immediately prior to the date of this Agreement, and the Company shall, and shall cause the applicable Group Company to, not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any D&O Indemnified Party; provided, however, that all rights to indemnification or advancement of expenses in respect of any Legal Proceedings pending or asserted or any claim made within such period shall continue until the disposition of such Legal Proceeding or resolution of such claim.

(b) Prior to the Closing, ION shall purchase a “tail” or “runoff” directors’ and officers’ liability insurance policy (the “D&O Tail”) in respect of acts or omissions occurring prior to the Effective Time covering each such Person that is a director or officer of ION currently covered by a directors’ and officers’ liability insurance policy of ION on terms with respect to coverage, deductibles and amounts no less favorable than those of such policy in effect on the date of this Agreement for the six-year period following the Closing. If ION fails to obtain such D&O Tail prior to the Effective Time, the Company shall or shall cause the Surviving Company to obtain such a D&O Tail, provided that ION shall not, and the Company or the Surviving Company shall not be obligated to, pay a premium in excess of four hundred percent (400%) of the most recent annual premium paid by ION with respect to its directors’ and officers’ liability insurance policy prior to the date of this Agreement, but shall purchase the maximum coverage reasonably available for four hundred percent (400%) of the most recent annual premium paid by ION prior to the date of this Agreement. The Company shall, and shall cause the Surviving Company to, maintain the D&O Tail in full force and effect for its full term and cause all obligations thereunder to be honored by ION, and no other party shall have any further obligation to purchase or pay for such insurance pursuant to this Section 6.11(b).

(c) On the Closing Date, the Company shall enter into customary indemnification agreements reasonably satisfactory to each of the Company and ION with the post-Closing directors of the Company and the Surviving Company, which indemnification agreements shall continue to be effective following the Closing.

(d) The rights of each D&O Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such person may have under ION’s Organizational Documents, any other indemnification arrangement, any Applicable Legal Requirement or otherwise. The obligations of ION and the Company under this Section 6.11 shall not be terminated or modified in such a manner as to adversely affect any D&O Indemnified Party without the consent of such D&O Indemnified Party. The provisions of this Section 6.11 shall survive the Closing and expressly are intended to benefit, and are enforceable by, each of the D&O Indemnified Parties, each of whom is an intended third-party beneficiary of this Section 6.11.

(e) If after the Closing, the Surviving Company or any of its successors or assigns: (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger; or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, the Company shall use reasonable best efforts to make proper provisions for the successors and assigns of such Group Company, as applicable, to assume the obligations set forth in this Section 6.11.

Section 6.12 Tax Matters.

(a) All transfer, documentary, sales, use, stamp, registration, excise, recording, registration value added and other such similar Taxes and fees (including any penalties and interest, but excluding for the avoidance of doubt, any Taxes or fees based in whole or in part upon income, profits or gains) (“Transfer Taxes”) that become payable by the Company, ION or Merger Sub in connection with or by reason of the execution of this Agreement and the Transactions shall be borne and paid by the Company. The Company shall timely file any Tax Return or other document with respect to such Taxes or fees (and ION and the Company shall reasonably cooperate with respect thereto as necessary). The Parties shall reasonably cooperate to establish any available exemption from (or reduction in) any Transfer Tax.

(b) The Group Companies shall use their respective reasonable best efforts to comply with the covenants set forth in Annex C (the “Reorganization Covenants”).

Section 6.13 Section 16 Matters. Prior to the Effective Time, ION shall take all reasonable steps as may be required or permitted to cause any acquisition or disposition of the ION Shares that occurs or is deemed to occur by reason of or pursuant to the Transactions by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to ION to be exempt under Rule 16b-3 promulgated under the Exchange Act, including by taking steps in accordance with the No-Action Letter, dated January 12, 1999, issued by the SEC regarding such matters.

Section 6.14 Board of Directors. The Company shall use reasonable best efforts to ensure that effective immediately after the Effective Time (a) the board of directors of the Company shall be divided into three (3) classes, designated Class I, II and III, and (b) subject to Section 6.03(b), the person listed on Schedule 6.14 of the Company Disclosure Letter is elected and appointed as a director to Class II of the board of directors of the Company (which class will not be subject to re-election until the second annual meeting of the Company Shareholders following the Closing).

Section 6.15 Termination of Certain Agreements.

(i) Immediately following, and conditioned upon the consummation of, the Secondary/Primary Share Purchase, the Forward Purchase Agreements and all Liabilities and obligations of ION pursuant thereto shall be terminated.

(ii) At the Effective Time, the Contracts entered into between ION and certain ION Shareholders set forth on Schedule 6.15 of the Company Disclosure Letter and all Liabilities and obligations of ION pursuant thereto shall be terminated.

Section 6.16 Organizational Documents. Prior to the Closing, subject to obtaining the Company Shareholder Approval, the Company shall adopt the Articles Amendment, substantially in the form attached hereto as Exhibit B, in accordance with the provisions thereof and the applicable provisions of the Israeli Companies Law.

Section 6.17 Warrant Agreement. Immediately prior to the Effective Time, the Company, ION, and Continental shall enter into an assignment and assumption agreement pursuant to which ION will assign to the Company all of its rights, interests, and obligations in and under the Warrant Agreement and the terms and conditions of the Warrant Agreement shall be amended and restated (the “Amended and Restated Warrant Agreement”) to, among other things, reflect the assumption of the ION Warrants by the Company as set forth in Section 2.07(d).

Section 6.18 Transaction Litigation. In the event that any shareholder litigation related to this Agreement or the other Transaction Agreements or the Transactions contemplated hereby or thereby is brought or threatened in writing against either the Company or ION, or any of the respective members of their boards of directors, after the date of this Agreement and prior to the Effective Time (the “Transaction Litigation”), the Company or ION, as applicable, shall promptly notify the other Party in writing of any such Transaction Litigation and shall keep such other Party reasonably informed with respect to the status thereof. The Party subject to the Transaction Litigation shall give the other Party the opportunity to participate in the defense of any Transaction Litigation (at the other Party’s own cost and expense) and keep the other Party reasonably apprised of, and consult with such other Party (and consider in good faith such Party’s advice), with respect to, proposed strategy and any material decisions related thereto. Neither the Company nor ION shall settle or agree to settle any Transaction Litigation without the other Party’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned).

Section 6.19 PCAOB Financials.

(a) As promptly as reasonably practicable following the date hereof, the Company shall deliver to ION (i) the audited consolidated balance sheets of the Group Companies as of December 31, 2020, 2019 and 2018 and consolidated statement of comprehensive income, statement of shareholders’ equity and convertible preferred shares and consolidated statements of cash flows of the Group Companies for each of the periods then ended, audited in accordance with the standards of the PCAOB and containing an unqualified report of the Company’s auditors (the “Closing Company Audited Financial Statements”) and (ii) an unaudited consolidated balance sheet of the Group Companies and consolidated statement of comprehensive income, statement of shareholders’ equity and convertible preferred shares and consolidated statements of cash flows of the Group Companies as of and for a year-to-date period ended as of the end of a different fiscal quarter that is required to be included in the Registration Statement, Proxy Statement/Prospectus and any other filings to be made by the Company or ION with the SEC in connection with the Transactions. All such financial statements, together with any unaudited consolidated balance sheet and the related statements of operations, changes in shareholders’ equity and cash flows of the Group Companies as of and for a year-to-date period ended as of the end of a different fiscal quarter that is required to be included in the Registration Statement, Proxy Statement/Prospectus and any other filings to be made by the Company or ION with the SEC in connection with the Transactions, (A) will be prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), (B) will fairly present, in all material respects, the financial position, results of operations and cash flows of the Group Companies as of the date thereof and for the period indicated therein, except as otherwise specifically noted therein, and (C) will, in the case of the Closing Company Audited Financial Statements, have been audited in accordance with the standards of the PCAOB.

(b) The auditor engaged to audit the Closing Company Audited Financial Statements and to review the unaudited financial statements is an independent registered public accounting firm with respect to the Company within the meaning of the Exchange Act and the applicable rules and regulations thereunder adopted by the SEC and the PCAOB.

Section 6.20 Certain Financial Information. ION shall use reasonable best efforts (i) to assist, upon advance written notice, during normal business hours and in a manner such as to not unreasonably interfere with the normal operation of ION, the Company in its timely preparation of any other financial information or statements (including customary pro forma financial statements) that are required to be included in the Registration Statement, Proxy Statement/Prospectus and any other filings to be made by the Company with the SEC in connection with the Transactions and (ii) to obtain the consents of its auditors in accordance with Applicable Legal Requirements or requested by the SEC.

Section 6.21 Subscription Agreements and Secondary Share Purchase Agreements. The Company will not amend the Subscription Agreements or the Secondary Share Purchase Agreements or waive any provision thereto in any manner that is material and adverse to ION without the prior written consent of ION.

Article VII
Conditions to the Transaction

Section 7.01 Conditions to Obligations of Each Party’s Obligations. The respective obligations of each Party to this Agreement to effect the Merger and the other Transactions shall be subject to the satisfaction at or prior to the Closing of the following conditions, any of which may be waived, to the extent permitted by Applicable Legal Requirements, in writing, by any of the Parties:

(a) Each of the Company Shareholder Approval, the Merger Sub Shareholder Approval and the ION Shareholder Approval shall have been obtained.

(b) ION shall have at least $5,000,001 of net tangible assets immediately after giving effect to the ION Shareholder Redemption upon the Closing.

(c) No provision of any Applicable Legal Requirement prohibiting, enjoining or making illegal the consummation of the Transactions shall be in effect and no temporary, preliminary or permanent restraining Order prohibiting, enjoining or making illegal the consummation of the Transactions will be in effect or shall be threatened in writing by a Governmental Entity.

(d) The Company Ordinary Shares and Company Warrants to be issued in connection with the Closing shall be approved for listing upon the Closing on the NYSE, subject only to official notice of issuance thereof.

(e) The Registration Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC which remains in effect with respect to the Registration Statement, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC which remains pending.

(f) The Capital Restructuring shall have been completed in accordance with the terms hereof and the Company’s Organizational Documents.

(g) The 104H Tax Ruling shall have been obtained.

Section 7.02 Additional Conditions to Obligations of the Company and Merger Sub. The obligations of the Company and Merger Sub to consummate, or cause to be consummated, and effect the Merger and the other Transactions shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, to the extent permitted by Applicable Legal Requirements, in writing, exclusively by the Company:

(a) (i) The Fundamental Representations of ION shall be true and correct in all material respects (without giving effect to any limitation as to “materiality” or “ION Material Adverse Effect” or any similar limitation contain herein) on and as of the date of this Agreement and on and as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); (ii) all other representations and warranties of ION set forth in Article IV (other than the representations and warranties set forth in Section 4.08(a)) hereof shall be true and correct (without giving effect to any limitation as to “materiality” or “ION Material Adverse Effect” or any similar limitation contained herein) on and as of the date of this Agreement and on as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties of ION to be so true and correct, individually or in the aggregate, has not had and is not reasonably likely to have a ION Material Adverse Effect; and (iii) the representations and warranties set forth in Section 4.08(a) shall be true and correct as of the date of this Agreement.

(b) ION shall have performed with all agreements and covenants required by this Agreement to be performed by it on or prior to the Closing Date, in each case in all material respects.

(c) ION shall have delivered a certificate, signed by an executive officer of ION and dated as of the Closing Date, certifying as to the matters set forth in Section 7.02(a) and Section 7.02(b) to the Company.

(d) The funds contained in the Trust Account (after giving effect to the ION Shareholder Redemptions), together with the aggregate amount of proceeds from the PIPE Investment and the Secondary/Primary Share Purchase, shall equal or exceed the Company’s Required Funds.

Section 7.03 Additional Conditions to the Obligations of ION. The obligations of ION to consummate and effect the Merger and the other Transactions shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, to the extent permitted by Applicable Legal Requirements, in writing, exclusively by ION:

(a) (i) The Fundamental Representations of the Company shall be true and correct in all material respects (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation contain herein) on and as of the date of this Agreement and on as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); (ii) all other representations and warranties of the Company set forth in Article III (other than the representations and warranties set forth in Section 3.09(b)) hereof shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation contained herein) on and as of the date of this Agreement and on as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties of the Company to be so true and correct, individually or in the aggregate, has not had and is not reasonably likely to have a Company Material Adverse Effect; and (iii) the representations and warranties set forth in Section 3.09(b) shall be true and correct as of the date of this Agreement.

(b) The Company shall have performed all agreements and covenants required by this Agreement to be performed by it at or prior to the Closing Date, in each case, in all material respects.

(c) No change, event, state of facts, development or occurrence shall have occurred since the date of this Agreement, that, individually or in the aggregate with all other changes, events, state of facts, developments or occurrences, has had or would reasonably be expected to have a Company Material Adverse Effect that is continuing.

(d) The Company shall have delivered, or caused to be delivered, a certificate, signed by an executive officer of the Company and dated as of the Closing Date, certifying as to the matters set forth in Section 7.03(a), Section 7.03(b) and Section 7.03(c).

Article VIII
Termination

Section 8.01 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written agreement of ION and the Company at any time;

(b) by either ION or the Company if the Transactions shall not have been consummated by June 25, 2021 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 8.01(b) shall not be available to any Party whose action or failure to act has been a principal cause of or resulted in the failure of the Transactions to occur on or before such date and such action or failure to act constitutes a material breach of this Agreement;

(c) by either ION or the Company if a Governmental Entity shall have issued an Order or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Transactions, including the Merger, which Order or other action is final and nonappealable;

(d) by the Company, upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement on the part of ION, or if any representation or warranty of ION shall have become untrue, in either case such that the conditions set forth in Section 7.02(a) or (b) would not be satisfied; provided, that if such breach by ION is curable by ION prior to the Closing, then the Company must first provide written notice of such breach and may not terminate this Agreement under this Section 8.01(d) until the earlier of: (i) 30 days after delivery of written notice from the Company to ION of such breach; and (ii) the Outside Date; provided, further, that ION continues to exercise reasonable best efforts to cure such breach (it being understood that the Company may not terminate this Agreement pursuant to this Section 8.01(d) if: (A) it shall have materially breached this Agreement and such breach has not been cured; or (B)  such breach by ION is cured during such 30-day period such that the applicable conditions set forth in Section 7.02(a) or (b) shall be satisfied);

(e) by ION, upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement on the part of the Company or Merger Sub or if any representation or warranty of the Company or Merger Sub shall have become untrue, in either case such that the conditions set forth in Section 7.03(a) or (b) would not be satisfied; provided, that if such breach is curable by the Company or Merger Sub prior to the Closing, then ION must first provide written notice of such breach and may not terminate this Agreement under this Section 8.01(e) until the earlier of: (i) 30 days after delivery of written notice from ION to the Company of such breach; and (ii) the Outside Date; provided, further, that the Company or Merger Sub, as applicable, continues to exercise reasonable best efforts to cure such breach (it being understood that ION may not terminate this Agreement pursuant to this Section 8.01(e) if: (A) it shall have materially breached this Agreement and such breach has not been cured; or (B)  such breach by the Company or Merger Sub, as applicable, is cured during such 30-day period such that the applicable conditions set forth in Section 7.03(a) or (b) shall be satisfied);

(f) by either ION or the Company, if, at the ION Extraordinary General Meeting (including any adjournments thereof), the ION Transaction Proposals are not duly adopted by the ION Shareholders by the requisite vote under the Applicable Legal Requirements and ION’s Organizational Documents;

(g) by either ION or the Company, if, at the Company Special Meeting (including any adjournments thereof), the Company Transaction Proposals are not duly adopted by the Company Shareholders by the requisite vote under Applicable Legal Requirements and the Company’s Organizational Documents;

(h) by the Company, if the board of directors of ION or any committee thereof makes, prior to receipt of the ION Shareholder Approval, a Change in Recommendation; or

(i) by the Company, if the condition set forth in Section 7.02(d) becomes incapable of being satisfied at the Closing.

Section 8.02 Notice of Termination; Effect of Termination.

(a) Any termination of this Agreement under Section 8.01 above will be effective immediately upon the delivery of written notice of the terminating Party to the other Parties.

(b) In the event of the termination of this Agreement as provided in Section 8.01, this Agreement shall be of no further force or effect and the Transactions shall be abandoned, except for and subject to the following: (i) Section 6.05(a), Section 6.07, this Section 8.02, Article X and the Confidentiality Agreement shall survive the termination of this Agreement; and (ii) nothing herein shall relieve any Party from liability for any willful breach of this Agreement or intentional fraud in the making of the representations and warranties in this Agreement.

Article IX
No Survival

Section 9.01 No Survival. None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing and all rights, claims and causes of action (whether in contract or in tort or otherwise, or whether at law or in equity) with respect thereto shall terminate at the Closing. Notwithstanding the foregoing, neither this Section 9.01 nor anything else in this Agreement to the contrary shall limit: (a) the survival of any covenant or agreement of the Parties which by its terms is required to be performed or complied with in whole or in part after the Closing, which covenants and agreements shall survive the Closing in accordance with their respective terms; or (b) any claim against any Person with respect to intentional fraud in the making of the representations and warranties by such Person in Article III or Article IV, as applicable.

Article X
General Provisions

Section 10.01 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given: (a) on the date established by the sender as having been delivered personally; (b) one Business Day after being sent by a nationally recognized overnight courier guaranteeing overnight delivery; (c) on the date sent, if sent by email, to the addresses below; or (d) on the fifth Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications, to be valid, must be addressed as follows:

if to the Company or Merger Sub, or ION following the Closing, to:

Taboola.com Ltd.

2 Jabotinsky Street

Ramat Gan 5250501

Israel

Attention:	General Counsel
Email:	legal@taboola.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP
885 Third Avenue
New York, NY 10022-4834

Attention:	Justin G. Hamill
Joshua M. Dubofsky
Navneeta Rekhi
Email:	justin.hamill@lw.com
josh.dubofsky@lw.com
navneeta.rekhi@lw.com

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, NY 10017-3982

Attention:	Michael Kaplan
Lee Hochbaum
Email:	michael.kaplan@davispolk.com
lee.hochbaum@davispolk.com

Meitar | Law Offices
16 Abba Hillel Road
Ramat Gan 5250608, Israel

Attention:	Alon Sahar, Adv.
Assaf Naveh, Adv.
Email:	alons@meitar.com
assafn@meitar.com

if to ION, prior to the Closing, to:

ION Acquisition Corp. 1 Ltd.
89 Medinat Hayehudim Street
Herzliya 4676672, Israel
Attention: Anthony Reich
Email: anthony@ion-am.com

with a copy (which shall not constitute notice) to:

White & Case LLP
1221 Avenue of the Americas
New York, New York 10020

Attention:	Joel Rubinstein Robert Chung Kristen Rohr
Email:	joel.rubinstein@whitecase.com robert.chung@whitecase.com kristen.rohr@whitecase.com

Goldfarb Seligman & Co.
Ampa Tower
98 Yigal Alon Street
Tel Aviv 6789141, Israel
Attention: Aaron M. Lampert
Email: aaron.lampert@goldfarb.com

or to such other address or to the attention of such Person or Persons as the recipient Party has specified by prior written notice to the sending Party (or in the case of counsel, to such other readily ascertainable business address as such counsel may hereafter maintain). If more than one method for sending notice as set forth above is used, the earliest notice date established as set forth above shall control.

Section 10.02 Interpretation. The words “hereof,” “herein,” “hereinafter,” “hereunder,” and “hereto” and words of similar import refer to this Agreement as a whole and not to any particular section or subsection of this Agreement and reference to a particular section of this Agreement will include all subsections thereof, unless, in each case, the context otherwise requires. The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context shall require, any pronoun shall include the corresponding masculine, feminine and neuter forms. When a reference is made in this Agreement to an Exhibit, Schedule or Annex such reference shall be to an Exhibit, Schedule or Annex to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections or subsections, such reference shall be to a Section or subsection of this Agreement. Unless otherwise indicated the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The words “made available” mean that the subject documents or other materials were included in and available at the “Project Patriots” online datasite hosted by Intralinks or otherwise provided to ION or its Representatives in electronic form, in each case, at least two (2) days prior to the date of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity. The word “or” shall be disjunctive but not exclusive. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day. References to a particular statute or regulation including all rules and regulations thereunder and any predecessor or successor statute, rule, or regulation, in each case as amended or otherwise modified from time to time. All references to currency amounts in this Agreement shall mean United States dollars. References to “stocks” in this Agreement shall mean equity interests of the relevant entity, including shares of a Cayman Islands exempted company.

Section 10.03 Counterparts; Electronic Delivery. This Agreement, the Transaction Agreements and each other document executed in connection with the Transactions, and the consummation thereof, may be executed in one or more counterparts, all of which shall be considered one and the same document and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Delivery by electronic transmission to counsel for the other Parties of a counterpart executed by a Party shall be deemed to meet the requirements of the previous sentence.

Section 10.04 Entire Agreement; Third Party Beneficiaries. This Agreement, the other Transaction Agreements and any other documents and instruments and agreements among the Parties as contemplated by or referred to herein, including the Exhibits and Schedules hereto: (a) constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof; and (b) other than the rights, at and after the Effective Time, of Persons pursuant to the provisions of Section 6.11 and Section 10.14 (which will be for the benefit of the Persons set forth therein), are not intended to confer upon any other Person other than the Parties any rights or remedies.

Section 10.05 Severability. In the event that any term, provision, covenant or restriction of this Agreement, or the application thereof, is held to be illegal, invalid or unenforceable under any present or future Applicable Legal Requirement: (a) such provision will be fully severable; (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom; and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms of such illegal, invalid or unenforceable provision as may be possible.

Section 10.06 Other Remedies; Specific Performance. Except as otherwise provided herein, prior to the Closing or valid termination of this Agreement, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each Party shall be entitled to enforce specifically the terms and provisions of this Agreement and to immediate injunctive relief to prevent breaches of this Agreement, without the necessity of proving the inadequacy of money damages as a remedy and without bond or other security being required, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties hereby acknowledges and agrees that it may be difficult to prove damages with reasonable certainty, that it may be difficult to procure suitable substitute performance, and that injunctive relief and/or specific performance will not cause an undue hardship to the Parties. Each of the Parties hereby further acknowledges that the existence of any other remedy contemplated by this Agreement does not diminish the availability of specific performance of the obligations hereunder or any other injunctive relief. Each Party hereby further agrees that in the event of any action by any other party for specific performance or injunctive relief, it will not assert that a remedy at law or other remedy would be adequate or that specific performance or injunctive relief in respect of such breach or violation should not be available on the grounds that money damages are adequate or any other grounds. The Company acknowledges and agrees that, with respect to the Subscription Agreements and the Secondary Share Purchase Agreements, ION shall be entitled to bring an action for specific enforcement to cause the Company to seek to enforce the provisions of the Subscription Agreements and the Secondary Share Purchase Agreements to the fullest extent permissible pursuant to such Subscription Agreements and the Secondary Share Purchase Agreements as if it were a party thereto.

Section 10.07 Governing Law. This Agreement and the consummation the Transactions, and any action, suit, dispute, controversy or claim arising out of this Agreement and the consummation of the Transactions, or the validity, interpretation, breach or termination of this Agreement and the consummation of the Transactions, shall be governed by and construed in accordance with the internal law of the State of Delaware regardless of the law that might otherwise govern under applicable principles of conflicts of law thereof, except to the extent that the laws of the Cayman Islands or of the State of Israel are mandatorily applicable.

Section 10.08 Consent to Jurisdiction; Waiver of Jury Trial.

(a) Each of the Parties irrevocably consents to the exclusive jurisdiction and venue of the Chancery Court of the State of Delaware, or if such court declines jurisdiction, then to any federal court located in Wilmington, Delaware or any appellate court therefrom in connection with any matter based upon or arising out of this Agreement, the other Transaction Agreements and the consummation of the Transactions, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such Person and waives and covenants not to assert or plead any objection which they might otherwise have to such manner of service of process. Each Party and any Person asserting rights as a third-party beneficiary may do so only if he, she or it hereby waives, and shall not assert as a defense in any legal dispute, that: (i) such Person is not personally subject to the jurisdiction of the above named courts for any reason; (ii) such Legal Proceeding may not be brought or is not maintainable in such court; (iii) such Person’s property is exempt or immune from execution; (iv) such Legal Proceeding is brought in an inconvenient forum; or (v) the venue of such Legal Proceeding is improper. Each Party and any Person asserting rights as a third-party beneficiary hereby agrees not to commence or prosecute any such action, claim, cause of action or suit other than before one of the above-named courts, nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action, claim, cause of action or suit to any court other than one of the above-named courts, whether on the grounds of inconvenient forum or otherwise. Each Party hereby consents to service of process in any such proceeding in any manner permitted by Delaware law, and further consents to service of process by nationally recognized overnight courier service guaranteeing overnight delivery, or by registered or certified mail, return receipt requested, at its address specified pursuant to Section 10.01. Notwithstanding the foregoing in this Section 10.08, any Party may commence any action, claim, cause of action or suit in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts.

(b) TO THE EXTENT NOT PROHIBITED BY APPLICABLE LEGAL REQUIREMENTS WHICH CANNOT BE WAIVED, EACH OF THE PARTIES AND ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY MAY DO SO ONLY IF HE, SHE OR IT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY ON ANY CLAIMS OR COUNTERCLAIMS ASSERTED IN ANY LEGAL DISPUTE RELATING TO THIS AGREEMENT, EACH OTHER TRANSACTION AGREEMENTS AND THE CONSUMMATION OF THE TRANSACTIONS, AND FOR ANY COUNTERCLAIM RELATING THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. IF THE SUBJECT MATTER OF ANY SUCH LEGAL DISPUTE IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY SHALL ASSERT IN SUCH LEGAL DISPUTE A NONCOMPULSORY COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION AGREEMENTS AND THE CONSUMMATION OF THE TRANSACTIONS. FURTHERMORE, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY SHALL SEEK TO CONSOLIDATE ANY SUCH LEGAL DISPUTE WITH A SEPARATE ACTION OR OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT BE WAIVED.

Section 10.09 Rules of Construction. Each of the Parties agrees that it has been represented by independent counsel of its choice during the negotiation and execution of this Agreement and each Party hereto and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

Section 10.10 Expenses. Except as otherwise expressly provided in this Agreement, whether or not the Transactions are consummated, each Party will pay its own costs and expenses incurred in anticipation of, relating to and in connection with the negotiation and execution of this Agreement and the Transaction Agreements and the consummation of the Transactions; except that the Company and ION shall each pay fifty percent (50%) of any filing or similar fees payable in connection with any approval of the Transactions by any Governmental Entity.

Section 10.11 Assignment. No Party may assign, directly or indirectly, including by operation of law, either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties. Subject to the first sentence of this Section 10.11, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.

Section 10.12 Amendment. This Agreement may be amended by the Parties at any time by execution of an instrument in writing signed on behalf of each of the Parties.

Section 10.13 Extension; Waiver. At any time prior to the Closing, the Company (on behalf of itself, and Merger Sub), on the one hand, and ION may, to the extent not prohibited by Applicable Legal Requirements: (a) extend the time for the performance of any of the obligations or other acts of the other Party; (b) waive any inaccuracies in the representations and warranties made to the other Party contained herein or in any document delivered pursuant hereto; and (c) waive compliance with any of the agreements or conditions for the benefit of such Party contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right. In the event any provision of any of the other Transaction Agreement in any way conflicts with the provisions of this Agreement (except where a provision therein expressly provides that it is intended to take precedence over this Agreement), this Agreement shall control.

Section 10.14 No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, this Agreement may only be enforced against, and any Legal Proceeding for breach of this Agreement may only be made against, the entities that are expressly identified herein as Parties to this Agreement, and no Related Party of a Party shall have any liability for any liabilities or obligations of the Parties for any Legal Proceeding (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any oral representations made or alleged to be made in connection herewith. No Party shall have any right of recovery in respect hereof against any Related Party of a Party and no personal liability shall attach to any Related Party of a Party through such Party, whether by or through attempted piercing of the corporate veil, by the enforcement of any judgment, fine or penalty or by virtue of any Applicable Legal Requirement or otherwise. The provisions of this Section 10.14 are intended to be for the benefit of, and enforceable by the Related Parties of the Parties and each such Person shall be a third-party beneficiary of this Section 10.14. This Section 10.14 shall be binding on all successors and assigns of Parties.

Section 10.15 Legal Representation. ION and the Company hereby agree on behalf of their respective directors, members, partners, officers, employees and Affiliates (including after the Closing, the Surviving Company), and each of their respective successors and assigns (all such parties, the “Waiving Parties”), that, in the event of a dispute with respect to the Transaction Agreements or the Transactions arises after the Closing between or among (a) ION Shareholders or any of their respective directors, members, partners, officers, employees or Affiliates (other than the Surviving Company or any other Group Company) (collectively, the “ION Group”), on the one hand, and (b) the Surviving Company and/or a Group Company, on the other hand, that White & Case LLP (or any successor) or Goldfarb Seligman & Co. (or any successor) may represent the ION Group, notwithstanding its representation (or any continued representation) of ION or other Waiving Parties, and each of ION and the Company on behalf of itself and the Waiving Parties hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest, breach of duty or any other objection arising therefrom or relating thereto. Each of ION and the Company, for itself and the Waiving Parties, hereby further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Legal Proceeding arising out of or relating to, any Transaction Agreements or the Transactions contemplated or thereby) between or among ION and/or any other member of the ION Group, on the one hand, and White & Case LLP (or any successor) or Goldfarb Seligman & Co. (or any successor), on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Merger and belong to the ION Group after the Closing, and shall not pass to or be claimed or controlled by the Surviving Company. Notwithstanding the foregoing, any privileged communications or information shared by the Company prior to the Closing with ION or another member of the ION Group under a common interest agreement shall remain the privileged communications or information of the Surviving Company following the Closing.

Section 10.16 Disclosure Letters and Exhibits. The Company Disclosure Letter shall be arranged in separate parts corresponding to the numbered and lettered sections and subsections in this Agreement, and the information disclosed in any numbered or lettered part shall be deemed to relate to and to qualify only the particular provision set forth in the corresponding numbered or lettered Section or subsection of this Agreement, except to the extent that: (a) such information is cross-referenced in another part of the Company Disclosure Letter; or (b) it is reasonably apparent on the face of such disclosure that such information would qualify another provision in this Agreement. The specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Company Disclosure Letter is not intended to imply that such amounts (or higher or lower amounts) are or are not material, and no Party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Company Disclosure Letter in any dispute or controversy between the Parties as to whether any obligation, item, or matter not described herein or included in Company Disclosure Letter is or is not material for purposes of this Agreement. The inclusion of any item in the Company Disclosure Letter shall not be deemed to constitute an acknowledgment by the Company or ION, as applicable, that the matter is required to be disclosed by the terms of this Agreement, nor shall such disclosure be deemed (a) an admission of any breach or violation of any Contract or Applicable Legal Requirement, (b) an admission of any liability or obligation to any third party, or (c) to establish a standard of materiality. The disclosure of any items or information that is not required by this Agreement to be so included is solely for informational purposes and the convenience of the Company and Merger Sub or ION, as applicable. In addition, under no circumstances shall the disclosure of any matter in the Company Disclosure Letter, where a representation or warranty of the Company is limited or qualified by the materiality of the matters to which the representation or warranty is given or by Company Material Adverse Effect, imply that any other undisclosed matter having a greater value or other significance is material or would have a Company Material Adverse Effect. The Company shall not be prejudiced in any manner whatsoever, and no presumptions shall be created, by virtue of the disclosure of any matter in the Company Disclosure Letter, which otherwise is not required to be disclosed by this Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

ION ACQUISITION CORP. 1 LTD.

By:	/s/ Anthony Reich
Name:	Anthony Reich
Title:	Chief Financial Officer

TORONTO SUB LTD.

By:	/s/ Ezra Katzen
Name:	Ezra Katzen
Title:	Director

Taboola.com Ltd.

By:	/s/ Eldad Maniv
Name:	Eldad Maniv
Title:	President & COO

Schedule A

Defined Terms

Section 1 Defined Terms. Terms defined in this Agreement are organized alphabetically as follows, together with the Section and, where applicable, paragraph, number in which definition of each such term is located:

“102 Trustee”	Schedule A
“104H Tax Ruling”	Schedule A
“Additional ION SEC Reports”	Section 4.07(a)
“Affiliate”	Schedule A
“Agreement”	Preamble
“Amended and Restated Warrant Agreement”	Section 6.17
“Applicable Legal Requirements”	Schedule A
“Approvals”	Section 3.06
“Articles Amendment”	Recitals
“Business Day”	Schedule A
“Capital Restructuring”	Recitals
“Cayman Companies Law”	Recitals
“Change in Recommendation”	Section 6.01(b)
“Change in Recommendation Notice”	Section 6.01(b)
“Closing”	Section 1.01
“Closing Company Audited Financial Statements”	Section 6.19
“Closing Date”	Section 1.01
“Closing Press Release”	Section 6.04(b)
“Closing Statement”	Section 1.02
“Code”	Schedule A
“Company”	Preamble
“Company Benefit Plan”	Section 3.11(a)
“Company Board Recommendation”	Section 6.01(c)
“Company Business Combination”	Section 6.09
“Company Disclosure Letter”	Article III
“Company IT Systems”	Schedule A
“Company Material Adverse Effect”	Schedule A
“Company Material Contract”	Section 3.19(a)
“Company Meeting Change”	Section 6.01(c)
“Company Options”	Section 3.03(d)(ii)
“Company Ordinary Share”	Recitals
“Company Plan”	Section 3.03(d)(i)
“Company Preferred Share”	Recitals
“Company Preferred Share Conversion”	Section 2.01(a)
“Company Real Property Leases”	Section 3.13(b)
“Company’s Required Funds”	Schedule A
“Company Shareholder”	Schedule A

“Company Shareholder Approval”	Schedule A
“Company Shareholder Support Agreements”	Recitals
“Company Special Meeting”	Section 6.01(c)
“Company Subsidiaries”	Section 3.02(a)
“Company Transaction Proposals”	Schedule A
“Company Warrants”	Schedule A
“Confidentiality Agreement”	Schedule A
“Continental”	Section 4.14(a)
“Contract”	Schedule A
“Conversion Factor”	Schedule A
“Copyleft Terms”	Section 3.17(g)
“Copyrights”	Schedule A
“COVID-19 Measures”	Schedule A
“Cowen”	Section 4.22
“D&O Indemnified Party”	Section 6.11(a)
“D&O Tail”	Section 6.11(b)
“Domain Names”	Schedule A
“Effective Time”	Section 2.02
“Environmental Law”	Schedule A
“ERISA”	Schedule A
“ERISA Affiliate”	Schedule A
“ESPP”	Recitals
“Exchange Act”	Schedule A
“Exchange Agent”	Section 2.09(a)
“Exchange Agent Agreement”	Section 2.09(a)
“Excluded Share”	Section 2.07(f)
“Financial Statements”	Section 3.07(a)
“Forward Purchase Agreements”	Schedule A
“FPA Investors”	Recitals
“Fundamental Representations”	Schedule A
“GAAP”	Schedule A
“Governmental Entity”	Schedule A
“Group Companies”	Schedule A
“Hazardous Material”	Schedule A
“Incentive Equity Plan”	Recitals
“Indebtedness”	Schedule A
“Insider”	Section 3.21
“Insurance Policies”	Section 3.20
“Intellectual Property”	Schedule A
“Intended Tax Treatment”	Schedule A
“Interim Financial Statements”	Section 3.07(a)
“Investors’ Rights Agreement”	Recitals
“ION”	Preamble
“ION A&R Memorandum and Articles of Association”	Schedule A
“ION Board Recommendation”	Section 6.01(b)

“ION Business Combination”	Section 6.09(b)
“ION Class A Shares”	Recitals
“ION Class B Conversion”	Recitals
“ION Class B Shares”	Recitals
“ION Extraordinary General Meeting”	Section 6.01(b)
“ION Group”	Section 10.15
“ION Material Adverse Effect”	Schedule A
“ION Material Contracts”	Section 4.11
“ION Preference Shares”	Section 4.03(a)
“ION Public Warrants”	Schedule A
“ION SEC Reports”	Section 4.07(a)
“ION Shareholder”	Schedule A
“ION Shareholder Approval”	Schedule A
“ION Shareholder Redemptions”	Section 1.02
“ION Shares”	Schedule A
“ION Sponsor Warrants”	Schedule A
“ION Transaction Costs”	Schedule A
“ION Transaction Proposals”	Schedule A
“ION Units”	Schedule A
“ION Warrants”	Schedule A
“IP Contract”	Schedule A
“Israeli Companies Law”	Section 3.21
“Israeli VAT Law”	Section 3.14(l)
“ITA”	Recitals
“Knowledge”	Schedule A
“Leakage”	Schedule A
“Leased Real Property”	Section 3.13(b)
“Legal Proceeding”	Schedule A
“Liabilities”	Schedule A
“Licensed Intellectual Property”	Schedule A
“Lien”	Schedule A
“Lock Box Period”	Schedule A
“Merger”	Recitals
“Merger Consideration”	Section 2.07(b)(ii)
“Merger Sub”	Preamble
“Merger Sub Shares”	Section 2.07(c)
“Multiemployer Plan”	Section 3.11(e)
“Non-U.S. Plan”	Section 3.11(a)
“NYSE”	Schedule A
“OFAC”	Schedule A
“Order”	Schedule A
“Organizational Documents”	Schedule A
“Outside Date”	Section 8.01(b)
“Owned Intellectual Property”	Schedule A
“Parties”	Preamble

“Patents”	Schedule A
“PCAOB”	Schedule A
“Permitted Leakage”	Schedule A
“Permitted Lien”	Schedule A
“Person”	Schedule A
“Personal Information”	Schedule A
“Personal Information Breach”	Section 3.18(c)
“PIPE Investment”	Recitals
“PIPE Investors”	Recitals
“Plan of Merger”	Section 2.02
“Pre-Closing Notice of Disagreement”	Section 1.02
“Privacy Laws”	Schedule A
“Processing”, “Process” and “Processed”	Schedule A
“Processor”	Schedule A
“Proxy Statement”	Section 6.01(a)(i)
“Proxy Statement/Prospectus”	Section 6.01(a)(i)
“Publicly Available Software”	Schedule A
“Registered Intellectual Property”	Section 3.17(a)
“Registration Rights Agreement”	Schedule A
“Registration Statement”	Schedule A
“Related Parties”	Schedule A
“Remedies Exception”	Section 3.04
“Reorganization Covenants”	Section 6.12(b)
“Representatives”	Section 6.09(a)
“SEC”	Schedule A
“Secondary Sellers”	Recitals
“Secondary Share Purchase Agreements”	Recitals
“Secondary/Primary Share Purchase”	Recitals
“Section 14 Arrangement”	Section 3.12(e)
“Securities Act”	Schedule A
“Self-Help Code”	Schedule A
“Selling Employees”	Recitals
“Selling Shareholders”	Recitals
“Signing Press Release”	Section 6.04(b)
“Software”	Schedule A
“Specified Business Conduct Laws”	Schedule A
“Sponsor”	Schedule A
“Sponsor Support Agreement”	Recitals
“Stock Split”	Section 2.01(b)
“Subscription Agreements”	Recitals, Section 3.24
“Subsidiary”	Schedule A
“Supporting Company Shareholders”	Recitals
“Surviving Company”	Recitals
“Surviving Company Charter”	Section 2.05
“Tax/Taxes”	Schedule A

“Tax Return”	Schedule A
“Tax Sharing Agreement”	Schedule A
“Title IV Plan”	Section 3.11(e)
“Trade Secrets”	Schedule A
“Trademarks”	Schedule A
“Transaction Agreements”	Schedule A
“Transaction Filings”	Section 6.01(a)(i)
“Transaction Litigation”	Section 6.18
“Transactions”	Schedule A
“Transfer Taxes”	Section 6.12
“Treasury Regulations”	Schedule A
“Trust Account”	Section 4.14(a)
“Trust Agreement”	Section 4.14(a)
“Unauthorized Code”	Schedule A
“Unpaid ION Liabilities”	Schedule A
“Valid Tax Certificate”	Schedule A
“VAT”	Section 3.14(m)
“Waiving Parties”	Section 10.15
“WARN”	Section 3.12(d)
“Warrant Agreement”	Schedule A

Section 2 Additional Terms. For purposes of this Agreement, the following capitalized terms have the following meanings:

“102 Trustee” shall mean the trustee appointed by the Company from time to time in accordance with the provisions of the ITO, and approved by the ITA, with respect to the Company Options and the Company Ordinary Shares that are subject to Section 102 of the ITO.

“104H Tax Ruling” shall mean a ruling issued by the ITA (i) permitting any partners of the Sponsors and Cowen, to defer any applicable Israeli Tax with respect to the consideration that the Sponsors and Cowen will receive pursuant to this Agreement and which is allocated to such recipient, until the sale, transfer or other conveyance for cash of such consideration or such other date set forth in Section 104H of the ITO, and (ii) providing a deferral of Israeli Tax for the ION Shareholders other than the Sponsors and Cowen, with respect to the consideration they will receive pursuant to this Agreement, until the sale, transfer or other conveyance for cash of such consideration, and (iii) exempting the Company, Merger Sub and the Exchange Agent from any requirement to withhold Israeli Tax from the consideration payable under this Agreement.

“104H Trustee” shall mean the trustee appointed in accordance with the provisions of Section 104H of the ITO and the provisions of the 104H Tax Ruling.

“Affiliate” shall mean, as applied to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Affiliated Person” means with respect to any entity, any employee, officer or director of such entity, or, in the case of an individual, any spouse, parent, sibling, child, lineal descendant of such individual or trust for the benefit of any of the foregoing.

“Applicable Legal Requirements” shall mean any applicable federal, state, local, municipal, foreign or other law, statute, constitution, treaty, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling, injunction, judgment, Order, assessment, writ or other legal requirement, administrative policy or guidance, or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

“Business Day” shall mean any day other than a Saturday, a Sunday or other day on which commercial banks in New York, New York, Tel-Aviv, Israel or the Cayman Islands are authorized or required by Applicable Legal Requirements to close.

“CFIUS” means the Committee on Foreign Investment in the United States.

“CFIUS Clearance” means (i) the receipt by the Company and ION of written notice (including by email) from CFIUS that (a) CFIUS has determined that none of the CFIUS Transactions is a “covered transaction” subject to review under the DPA, (b) there are no unresolved national security concerns with respect to the CFIUS Transactions and CFIUS has concluded all action under the DPA with respect to such transactions, or (c) CFIUS has determined that it is not able to conclude action under the DPA with respect to the CFIUS Transactions based on a CFIUS Declaration and the Parties may file a CFIUS Notice to seek written notification that CFIUS has concluded all such action, but CFIUS has not requested the filing of such CFIUS Notice, or (ii) pursuant to the DPA, CFIUS has sent a report to the President of the United States requesting the President’s decision with respect to the CFIUS Transactions and (a) the President has announced a decision not to suspend or prohibit such Transactions, or (b) the period under the DPA during which the President may announce a decision to take such action has expired without any such action being announced or taken.

“CFIUS Declaration” means a declaration submitted to CFIUS pursuant to 31 C.F.R. § 800.403.

“CFIUS Notice” means a notice filed with CFIUS pursuant to 31 C.F.R. § 800.501.

“CFIUS Request” means CFIUS’s requesting the submission of a CFIUS Declaration or the filing of a CFIUS Notice, or otherwise notifying one or more of the Parties of the commencement of a CFIUS review under the DPA with respect to one or more of the Transactions contemplated by this Agreement.

“CFIUS Transactions” means the Transaction or Transactions contemplated by this Agreement with respect to which CFIUS has provided a CFIUS Request.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company IT Systems” shall mean all computer systems, hardware, servers, networks, data communication lines, and other information technology and telecommunications equipment and tangible assets, in each case, owned, leased, licensed, or outsourced, or otherwise used or held for use by or for any Group Company in connection with the business of the Group Companies.

“Company Material Adverse Effect” shall mean any change, event, state of facts, development or occurrence that, individually or in the aggregate, (a) has had a materially adverse effect on the business, assets, financial condition or results of operations of the Group Companies, taken as a whole; or (b) is reasonably likely to prevent or materially delay or materially impede the ability of the Company to consummate the Transactions; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a Company Material Adverse Effect pursuant to clause (a): (i) acts of war, sabotage, civil unrest or terrorism, or changes in global, national, regional, state or local political or social conditions in countries in which any of the Group Companies operate; (ii) earthquakes, hurricanes, tornados, pandemics (including COVID-19 or SARS-CoV-2 virus or any mutation or variation thereof, or any COVID-19 Measures or any change in such COVID-19 Measures or interpretations following the date of this Agreement) or other natural or man-made disasters; (iii) changes attributable to the public announcement or pendency of the Transactions (including the impact thereof on relationships with customers, suppliers or employees) (provided, that, this clause (iii) shall not apply to any representation or warranty set forth in Section 3.05 or compliance with any of the covenants set forth in Section 5.01); (iv) changes or proposed changes in Applicable Legal Requirements (or any interpretation thereof) after the date of this Agreement; (v) changes or proposed changes in GAAP (or any interpretation thereof) after the date of this Agreement; (vi) any change in interest rates or economic, political, business or financial market conditions in the United States, Israel or anywhere else in the world that affect the principal industries and markets in which any of the Group Companies operates; (vii)  any failure to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that this clause (vii) shall not prevent a determination that any change, event, state of facts, development or occurrence underlying such failure has resulted in a Company Material Adverse Effect; (viii) any actions required to be taken, or required not to be taken, pursuant to the terms of this Agreement; or (ix) any action taken by, or at the request of, ION; provided, however, that if a change or effect related to clauses (i), (ii), and (iv) through (vi) disproportionately adversely affects the Group Companies, taken as a whole, compared to similarly situated Persons operating in the same industry as the Group Companies, then such disproportionate impact may be taken into account in determining whether a Company Material Adverse Effect has occurred, but only to the extent of the incremental disproportionate effect on the Group Companies, taken as a whole, relative to similarly situated Persons operating in the same industry as the Group Companies.

“Company Ordinary Shares” means the ordinary shares, of no par value of the Company.

“Company Preferred A Shares” means the Series A Preferred Share, of no par value of the Company.

“Company Preferred B Shares” means the Series B Preferred Share, of no par value of the Company.

“Company Preferred B-1 Shares” means the Series B-1 Preferred Share, of no par value of the Company.

“Company Preferred B-2 Shares” means the Series B-2 Preferred Share, no par value of the Company.

“Company Preferred C Shares” means the Series C Preferred Share, of no par value of the Company.

“Company Preferred D Shares” means the Series D Preferred Share, of no par value of the Company.

“Company Preferred E Shares” means the Series E Preferred Share, of no par value of the Company.

“Company Preferred Shares” means, collectively, the Company Preferred A Shares, the Company Preferred B Shares, the Company Preferred B-1 Shares, the Company Preferred B-2 Shares, the Company Preferred C Shares, the Company Preferred D Shares and the Company Preferred E Shares.

“Company Shareholder” shall mean the holders of ordinary shares of the Company at the Effective Time following the consummation of the Capital Restructuring.

“Company Shareholder Approval” shall mean the vote of holders of ordinary shares of the Company required to approve the Company Transaction Proposals, as determined in accordance with Applicable Legal Requirements and the Company’s Organizational Documents.

“Company Transaction Proposals” shall mean (i) the adoption of this Agreement and approval of the Transactions, including the authorization of the Merger, (ii) the approval of the conversion of the Company Preferred Shares into Company Ordinary Shares and the effectiveness of the stock split in connection with the Capital Restructuring, (iii) the approval of the issuance of the Company Ordinary Shares issuable as Merger Consideration and in the PIPE Investment and the transfer of Company Ordinary Shares pursuant to the Secondary/Primary Share Purchase, (iv) the election of directors to the board of directors of the Company and entry into customary indemnification agreements with the directors of the Company, (v) approval of the Articles Amendment, (vi) the adoption of the Incentive Equity Plan and the ESPP, (vii) the increase of the number of Company Ordinary Shares reserved for issuance pursuant to the Incentive Equity Plan or the ESPP or in connection with the Stock Split, (viii) the execution and delivery by the Company of the Employment Agreements, (ix) the execution and delivery by the Company of amended indemnification agreements with the Company’s directors and officers as of immediately following the Closing Date, (x) the purchase by the Company of a D&O Insurance Policy, effective as of immediately following the Closing Date, covering the Company’s directors and officers as of immediately following the Closing Date, (xi) the appointment of the Company’s auditors, and (xii) the adoption and approval of each other proposal reasonably agreed to by ION and the Company as necessary or appropriate in connection with the consummation of the Transactions.

“Company Warrants” means warrants for Company Ordinary Shares (which shall be in the identical form of redeemable public warrants of ION which were sold as part of ION’s initial public offering, but in the name of the Company and as amended pursuant to the Amended and Restated Warrant Agreement).

“Company’s Required Funds” shall mean an amount equal to Four Hundred and Fifty Million Dollars ($450,000,000).

“Confidentiality Agreement” shall mean that certain Confidentiality Agreement, dated as of October 19, 2020, by and between ION and the Company, as amended and joined from time to time.

“Contract” shall mean any contract, subcontract, agreement, indenture, note, bond, loan or credit agreement, instrument, installment obligation, lease, mortgage, deed of trust, license, sublicense, commitment, power of attorney, guaranty or other legally binding commitment, arrangement, understanding or obligation, in writing, in each case, as amended and supplemented from time to time and including all schedules, annexes and exhibits thereto.

“Conversion Factor” shall mean the amount calculated in accordance with the methodology set forth on Exhibit I by which each Company Ordinary Share outstanding immediately following the Company Preferred Share Conversion will be multiplied in order to effect the Stock Split in accordance with Section 2.01(b).

“COVID-19” shall mean SARS-CoV-2, coronavirus or COVID-19, and any evolutions thereof or related or associated epidemics, pandemic or disease outbreaks.

“COVID-19 Measures” shall mean any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, mask wearing, temperature taking, personal declaration, “purple badge standard”, shut down, closure, sequester or any other Applicable Legal Requirement in connection with or in response to COVID-19, including, the Coronavirus Aid, Relief, and Economic Security Act (CARES).

“DPA” means Section 721 of the Defense Production Act of 1950, as amended, and all interim and final rules and regulations issued and effective thereunder.

“Employment Agreements” shall mean any employment agreements entered into by and between the Company and executive members of management in the forms to be provided to ION between the date of execution of this Agreement and Closing.

“Environmental Law” shall mean any and all Applicable Legal Requirements relating to pollution, Hazardous Materials, the environment, natural resources, endangered or threatened species, or health and safety.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with the Company or any of its Subsidiaries is treated as a single employer under Section 414 of the Code.

“Exchange Act” shall mean the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Forward Purchase Agreements” shall mean that certain (a) Forward Purchase Agreement, dated as of September 15, 2020, by and between ION and The Phoenix Insurance Company Ltd. and (b) Forward Purchase Agreement, dated as of September 15, 2020, by and between ION and ION Crossover Partners LP.

“Fundamental Representations” shall mean: (a) in the case of the Company, the representations and warranties contained in Section 3.01 (Organization and Qualification); Section 3.03(a), (b), (c), (d)(ii) and (e) (Capitalization); Section 3.04 (Due Authorization); and Section 3.16 (Brokers); and (b) in the case of ION, the representations and warranties contained in Section 4.01 (Organization and Qualification); Section 4.02 (ION Subsidiaries); Section 4.03 (Capitalization); Section 4.04 (Due Authorization); Section 4.10 (Business Activities) and Section 4.22 (Brokers).

“GAAP” shall mean United States generally accepted accounting principles, consistently applied.

“Governmental Entity” shall mean any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal.

“Group Companies” shall mean the Company and all of its direct and indirect Subsidiaries, which shall include ION following the Closing.

“Hazardous Material” shall mean any substance, material or waste that is listed, classified, defined, characterized, designated or otherwise regulated by a Governmental Entity as a “toxic substance,” “hazardous substance,” “hazardous material”, “contaminant”, “pollutant”, “hazardous waste”, “solid waste” or words of similar meaning or effect, including any radioactive materials, chlorinated solvents, petroleum, petroleum derivatives (or synthetic substitutes), petroleum byproducts, petroleum breakdown products, asbestos, asbestos containing materials, mold, radon, flammable substances, explosive substances, urea formaldehyde foam insulation, polychlorinated biphenyls, per- and polyfluoroalkyl substances, and any other substances regulated under Environmental Law.

“Indebtedness” shall mean any of the following: (a) any indebtedness for borrowed money; (b) any obligations evidenced by bonds, debentures, notes or other similar instruments; (c) any obligations to pay the deferred purchase price of property or services, except trade accounts payable and other current liabilities; (d) any obligations as lessee under capitalized leases; (e) any obligations, contingent or otherwise, under acceptance, letters of credit or similar facilities to the extent drawn; (f) any guaranty of any of the foregoing; (g) any accrued interest, fees and charges in respect of any of the foregoing; and (h) any prepayment premiums and penalties actually due and payable, and any other fees, expenses, indemnities and other amounts actually payable as a result of the prepayment or discharge of any of the foregoing.

“Intellectual Property” shall mean all intellectual property (and rights therein and thereto) in any jurisdiction throughout the world including: (a) all inventions (whether or not patentable or reduced to practice), invention disclosures, certificates of invention, all improvements thereto, patents, utility models, industrial designs and all applications for any of the forgoing, including all provisionals, substitutions, divisionals, continuations, continuations-in-part, reissuances, renewals, extensions, reexaminations, patents of addition, supplementary protection certificates, or the like and any foreign equivalents of the foregoing (collectively, “Patents”); (b) all trademarks, service marks, certification marks, brand names, trade dress rights, logos, slogans, corporate names, business names and trade names, and other source or business identifiers, indicia of origin and general intangibles of a like nature, together with the goodwill associated with any of the foregoing, along with all applications, registrations, intent-to-use applications or similar reservations of marks, renewals and extensions thereof (collectively, “Trademarks”); (c) all copyrights, copyrights works, works of authorship (whether or not copyrightable), literary works, rights in Software, design rights, masked works, pictorial and graphic works, reversions and moral rights, along with all applications, registrations and any renewals and extensions thereof (collectively, “Copyrights”); (d) all internet domain names, and social media usernames, handles and accounts, (collectively, “Domain Names”); (e) all trade secrets, know-how, technology, discoveries and improvements, proprietary rights, formulae, confidential information, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals, technical information, source code, techniques, ideas, research, data analytics, designs, drawings, specifications, procedures, processes, models, algorithms, formulations, manuals and systems, whether or not patentable or copyrightable (collectively “Trade Secrets”); and (f) data, databases and data collections.

“intentional fraud” shall mean, with respect to a party to this Agreement, an actual and willful fraud with respect to the making of the representations and warranties pursuant to Article III or Article IV (as applicable), provided, that such actual and intentional fraud of such Party shall only be deemed to exist if the Party making such representation and warranty had actual knowledge (as opposed to imputed or constructive knowledge) that such representation and warranty made by such Party pursuant to, in the case of the Company, Article III as qualified by the Company Disclosure Letter, or, in the case of ION, Article IV, was actually breached when made, with the express intention that the other party to this Agreement rely thereon to its detriment, and such other Party did in fact rely on such representation or warranty and was damaged thereby.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“ION A&R Memorandum and Articles of Association” shall mean the Amended and Restated Memorandum and Articles of Association of ION (adopted by special resolution dated October 1, 2020 and effective on October 1, 2020), as may be amended, modified or supplemented from time to time.

“ION Liabilities” means, as of any determination time, the aggregate amount of Liabilities of ION that would be accrued on a balance sheet in accordance with GAAP, whether or not such Liabilities are due and payable as of such time. Notwithstanding the foregoing or anything to the contrary herein, ION Liabilities shall not include any ION Transaction Costs.

“ION Material Adverse Effect” shall mean any change, event, state of facts, development or occurrence, that, individually or when aggregated with other changes, events, states of facts, developments or occurrences: (a) has had a materially adverse effect on the business, assets, financial condition or results of operations of ION; or (b) is reasonably likely to prevent or materially delay or materially impede the ability of ION to consummate the Transactions; provided, however, that no change or effect arising out of any of the following shall constitute an ION Material Adverse Effect pursuant to clause (a): (i) changes attributable to the public announcement or pendency of the Transactions; (ii) changes or proposed changes in Applicable Legal Requirements after the date of this Agreement; (iii) changes or proposed changes in GAAP (or any interpretation thereof) after the date of this Agreement; (iv) any downturn in general economic conditions, including changes in the credit, debt, securities, financial, capital or reinsurance markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets), in each case, in the United States or anywhere else in the world; or (v) any failure to meet any projections, forecasts, guidance, estimates, milestones or financial predictions of cash position, provided that this clause (v) shall not prevent a determination that any change, event, state of facts, development or occurrence underlying such failure has resulted in a ION Material Adverse Effect.

“ION Public Warrants” shall mean the warrants sold to the public by ION as part of ION’s initial public offering (whether purchased in such offering or thereafter in the public market) that entitle the holder thereof to purchase ION Class A Shares at an exercise price of $11.50 per share.

“ION Shareholder” shall mean a holder of ION Shares or ION Preference Shares, as applicable.

“ION Shareholder Approval” shall mean the vote of the holders of ION Shares required to approve the ION Transaction Proposals, as determined in accordance with Applicable Legal Requirements and ION’s Organizational Documents.

“ION Shares” shall mean the ION Class A Shares, the ION Class B Shares and the ION Preference Shares.

“ION Sponsor Warrants” shall mean the warrants sold by ION to the Sponsors in connection with ION’s initial public offering that entitle the Sponsors to purchase ION Class A Shares at an exercise price of $11.50 per share.

“ION Transaction Costs” shall mean, as of any determination time, the aggregate amount of all out-of-pocket fees, commissions, costs, finder’s fees, expenses and other amounts incurred by or on behalf of, or otherwise payable by, whether or not due, ION in connection with the negotiation, preparation or execution of this Agreement or the other Transaction Agreements, the consummation of the Transactions or the consummation of ION’s initial public offering, including (a) the fees and expenses of outside legal counsel, accountants, brokers, investment bankers, consultants, or other agents or service providers of ION, (b) deferred underwriting fees, costs and expenses from ION’s initial public offering and (c) any other fees, filing fees, Transfer Taxes, expenses, commissions or other amounts that are expressly allocated to ION pursuant to this Agreement or any other Transaction Agreements, in each case, whether paid or unpaid prior to the Closing.

“ION Transaction Proposals” shall mean (i) the adoption of this Agreement and approval of the Transactions, including the authorization of the Merger, (ii) the adoption and approval of each other proposal reasonably agreed to by ION and the Company as necessary or appropriate in connection with the consummation of the Transactions (including any proposal to alter the authorized share capital of ION to match the authorized share capital of Merger Sub) and (iii) the adoption and approval of a proposal for the adjournment of the ION Extraordinary General Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing.

“ION Units” shall mean equity securities of ION each consisting of one share of ION Class A Share and one-fifth (1/5) of one ION Public Warrant.

“ION Warrants” shall mean the ION Public Warrants and the ION Sponsor Warrants.

“IP Contract” shall mean any Contract (including license agreements, coexistence agreements, and agreement with covenants not to assert) pursuant to which any Group Company (a) grants to a third Person any license, immunity or other right in or to any material Owned Intellectual Property, or (b) is granted by a third Person a license, immunity or other right in to any Intellectual Property that is material to the business of any Group Company; except any Contract for: (i) Publicly Available Software, (ii) any uncustomized third party Software that is generally commercially available to the public on standard terms, (iii) non-exclusive rights to use Company products or services (or any Trademarks in connection with the promotion or sale of Company products or services), (iv) non-exclusive rights to Intellectual Property incidental to or implied by the sale or purchase of goods or services, in each case of (iii) and (iv) entered into in the ordinary course of business, and (v) Intellectual Property developed by an employee or contractor engaged by such Group Company on the Company’s standard unmodified form agreement or other agreement with substantially similar terms relating to Intellectual Property as the Company’s standard form agreement.

“ITO” shall mean the Israeli Income Tax Ordinance [New Version], 1961, and all rules and regulations promulgated thereunder, as amended.

“JOBS Act” shall mean the Jumpstart Our Business Startups Act of 2012.

“Knowledge” shall mean the actual knowledge or awareness as to a specified fact or event, following reasonable inquiry, of: (a) with respect to the Company or Merger Sub, the individuals listed on Schedule 1.01 of the Company Disclosure Letter; and (b) with respect to ION, Avrom Gilbert and Anthony Reich.

“Leakage” shall mean the aggregate amount of all distributions or payments of cash or other property made by the Group Companies during the Lock Box Period pursuant to any of the following transactions, except for those transactions that constitute Permitted Leakage or are made in the ordinary course of business: (a) other than the Stock Split, the Capital Restructuring and the other Transactions, the declaration, making or payment of any dividend, distribution or return of capital, or any redemption, purchase or other acquisition of Company Ordinary Shares or other securities of, or ownership interests in, the Company, or any payments in lieu of any of the foregoing (whether in cash or in kind), except in connection with the termination or resignation of any employees, officers and directors; (b) the payment of any remuneration, commission, royalty, licensing or service fees, management fees, advisory or monitoring fees, termination fees or penalties or consulting fees to any equityholder of the Company or to any Person who, to the Knowledge of the Company, is (i) a member, manager, equityholder or partner (in their capacity as such) of such equityholder or (ii) any of their respective Affiliated Persons; (c) the amount of any payment or other liability waived or discharged (including by way of conversion into equity) by the Company of any amount that was owed to it by any equityholder of the Company or to any Person who, to the Knowledge of the Company, is (i) a member, manager, equityholder or partner (in their capacity as such) of such equityholder or (ii) any of their respective Affiliated Persons; (d) any payment of any type in respect of any Indebtedness (including any breakage fees or penalties), in each case, by the Company to any equityholder of the Company or to any Person who, to the Knowledge of the Company, is (i) a member, manager, equityholder or partner (in their capacity as such) of such equityholder or (ii) any of their respective Affiliated Persons; (e) any assignment, transfer or surrender of any assets to, or the making of any payment on behalf of, any equityholder of the Company or to any Person who, to the Knowledge of the Company, is (i) the member, manager, equityholder or partner (in their capacity as such) of such equityholder or (ii) any of their respective Affiliated Persons; (f) any indemnity or other contingent liability or obligation granted or assumed by the Company in favor of any equityholder of the Company or to any Person who, to the Knowledge of the Company, is (i) a member, manager, equityholder or partner (in their capacity as such) of such equityholder or (ii) any of their respective Affiliated Persons; (g) the creation of any Lien over any asset of the Group Companies in favor of any of the Company’s equityholders or to any Person who, to the Knowledge of the Company, is (i) a member, manager, equityholder or partner (in their capacity as such) of any such equityholders or (ii) any of their respective Affiliated Persons, unless such Lien is released at or prior to the Closing; and (h) the payment or incurrence of any Tax, fee, interest or cost by any Group Company as a result of any of the matters set out in (a) through (g) above.

“Legal Proceeding” shall mean any action, suit, hearing, claim, charge, audit, lawsuit, litigation, investigation (formal or informal), inquiry, arbitration or proceeding (in each case, whether civil, criminal or administrative or at law or in equity) by or before a Governmental Entity.

“Liability” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, known or unknown, matured or unmatured or determined or determinable, including those arising under any Applicable Legal Requirement, Legal Proceeding or Order and those arising under any Contract, agreement, arrangement, commitment or undertaking.

“Licensed Intellectual Property” shall mean all Intellectual Property licensed to any of the Group Companies or used in or necessary for the conduct or operation of the business of the Group Companies, as presently conducted.

“Lien” shall mean any mortgage, pledge, security interest, encumbrance, lien, license, option, right of first offer, right of first refusal, restriction or charge of any kind (including, any conditional sale or other title retention agreement or lease in the nature thereof, any agreement to give any security interest and any restriction relating to use, quiet enjoyment, voting, transfer, receipt of income or exercise of any other attribute of ownership).

“Lock Box Period” shall mean the period from and including the date of this Agreement to and including the Closing.

“NYSE” shall mean the New York Stock Exchange.

“OFAC” shall mean the U.S. Treasury Department Office of Foreign Assets Control.

“Order” shall mean any award, injunction, judgment, regulatory or supervisory mandate, order, writ, decree or ruling entered, issued, made, or rendered by any Governmental Entity that possesses competent jurisdiction.

“Organizational Documents” shall mean, with respect to any Person that is not an individual, the articles or certificate of incorporation or organization, bylaws, articles and memorandum of association, limited partnership agreement, partnership agreement, limited liability company agreement, shareholders agreement and other similar organizational documents of such Person.

“Owned Intellectual Property” shall mean all Intellectual Property which any of the Group Companies has (or purports to have) an ownership interest.

“PCAOB” shall mean the Public Company Accounting Oversight Board.

“Permitted Leakage” shall mean (a) any compensation or benefits (including severance or termination benefits), or reimbursement of costs or expenses, paid or payable to or for the benefit of any equityholder of the Company or the members, managers or partners (in their capacity as such) of such equityholder, in each such case, who is also a director, officer, or employee of, or consultant to, any Group Company in connection with such Person’s services as a director, officer, employee or consultant, in each case, as paid in the ordinary course of business or otherwise permitted pursuant to Section 5.01 (including any Taxes paid by the Company in connection with any such amounts paid to such Person); (b) any payments made with the prior written consent of ION solely to the extent of the amount approved; (c) any indemnification of directors and officers of the Group Companies pursuant to indemnification agreements existing as of the date of this Agreement; (d) any transactions consummated in connection with the Capital Restructuring or otherwise contemplated by this Agreement; (e) any Leakage to the extent not exceeding Ten Million Dollars ($10,000,000) in the aggregate; and (f) any Tax on the foregoing.

“Permitted Lien” shall mean: (a) Liens for Taxes not yet delinquent or for Taxes that are being contested in good faith by appropriate proceedings and that are sufficiently reserved for on the Financial Statements in accordance with GAAP; (b) statutory and contractual Liens of landlords with respect to Leased Real Property that do not, individually or in the aggregate, interfere in any material respect with the present use of or occupancy of the affected parcel by any of the Group Companies; (c) Liens of carriers, warehousemen, mechanics, materialmen and repairmen incurred in the ordinary course and: (i) that are not yet delinquent; or (ii) that are being contested in good faith through appropriate proceedings; (d) in the case of real property, zoning, building code, or other restrictions, variances, covenants, rights of way, encumbrances, easements and other irregularities in title, none of which, individually or in the aggregate, interfere in any material respect with the present use of or occupancy of the affected parcel by any of the Group Companies; (e) Liens securing the Indebtedness of any of the Group Companies set forth on Schedule 3.19(a)(ii) of the Company Disclosure Letter; (f) in the case of Intellectual Property, third party non-exclusive license agreements entered into in the ordinary course; (g) Liens incurred in connection with capital lease obligations of any of the Group Companies; and (h) all exceptions, restrictions, easements, imperfections of title, charges, rights-of-way and other Liens of record that do not materially interfere with the present use of, or materially detract from the value of, the assets of the Group Companies, taken as a whole.

“Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

“Personal Information” shall mean, to the extent regulated by Privacy Laws, “personal data”, “personally identifiable information”, “PII” or all information that identifies or could be used to directly or indirectly identify an individual person.

“Privacy Laws” shall mean Applicable Legal Requirements relating to the Processing of Personal Information, including the Federal Trade Commission Act, the California Consumer Privacy Act, Regulation (EU) 2016/679 and any laws implementing that Regulation, the UK Data Protection Act 2018; the UK General Data Protection Regulation as defined by the UK Data Protection Act 2018 as amended by the Data Protection, Privacy and Electronic Communications (Amendments etc) (EU Exit) Regulations 2019.

“Processing” shall mean any operation or set of operations which is performed upon Personal Information, whether or not by automatic means, including but not limited to: collection, recording, organization, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transmission, dissemination or otherwise making available, alignment or combination, blocking, erasure or destruction. “Process” and “Processed” shall be construed accordingly.

“Processor” shall mean any Person that Processes any Personal Information on behalf of any Group Company.

“Publicly Available Software” shall mean any Software (or portion thereof) that is distributed (i) as free Software or open source Software (including, for example, Software distributed under the GNU General Public License, the GNU Lesser General Public License, the Affero General Public License, Mozilla Public License, or Apache Software License), or (ii) pursuant to open source, copyleft or similar licensing and distribution models.

“Registration Rights Agreement” shall mean that certain Registration Rights Agreement, dated as of October 1, 2020, by and among ION, ION Acquisition Corp GP Ltd., ION Co-Investment LLC, The Phoenix Insurance Company Ltd., The Phoenix Excellence Pension and Provident Fund Ltd., ION Crossover Partners LP, and the other parties thereto.

“Registration Statement” shall mean the Registration Statement on Form F-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, to be filed with the SEC by the Company under the Securities Act with respect to the shares of Company Ordinary Shares that constitute the Merger Consideration.

“Related Parties” shall mean, with respect to a Person, such Person’s former, current and future direct or indirect equityholders, controlling Persons, shareholders, optionholders, members, general or limited partners, Subsidiaries, Representatives, and each of their respective successors and assigns.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Self-Help Code” shall mean any back door, time bomb, drop dead device, or other Software routine designed to disable a computer program without input from, knowledge of, or notice to the user of the program.

“Software” shall mean all computer software, applications, and programs, including software compilations, development tools, compilers, files, scripts, manuals, design notes, programmers’ notes, architecture, application programming interfaces, mobile applications, algorithms, user interfaces, menus, buttons, icons, and documentation related thereto or associated therewith as well as any foreign language versions, fixes, upgrades, updates, enhancements, new versions, previous versions, new releases and previous releases thereof, in each case, whether in source code, object code or human readable form.

“Specified Business Conduct Laws” shall mean: (a) the U.S. Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2010, Sections 291 and 291A of the Israeli Penal Law, 1967, and other Applicable Legal Requirements relating to bribery or corruption; (b) all Applicable Legal Requirements imposing economic or financial sanctions on any Person, including, all Applicable Legal Requirements administered by OFAC, all sanctions laws or embargos imposed or administered by the U.S. Department of State, the United Nations Security Council, the State of Israel, Her Majesty’s Treasury or the European Union and all anti-boycott or anti-embargo laws; (c) all Applicable Legal Requirements relating to the import, export, re-export, transfer of information, data, goods, software, and technology, including the Export Administration Regulations administered by the U.S. Department of Commerce and the International Traffic in Arms Regulations administered by the U.S. Department of State; and (d) the Money Laundering Control Act, the Currency and Foreign Transactions Reporting Act, The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, and other Applicable Legal Requirements relating to money laundering.

“Sponsors” shall mean ION Holdings 1, LP, a Cayman Islands exempted limited partnership and ION Co-Investment LLC, a Delaware limited liability company.

“Subsidiary” shall mean, with respect to any Person, any partnership, limited liability company, corporation or other business entity of which: (a) if a corporation, a majority of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; (b) if a partnership, limited liability company or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof; or (c) in any case, such Person controls the management thereof.

“Tax” or “Taxes” shall mean: (a) any and all federal, state, local and foreign taxes, including, without limitation, gross receipts, income, profits, capital gains, capital stock, windfall profits, license, sales, use, estimated, occupation, value added, ad valorem, transfer, franchise, withholding, severance, social security (including national health insurance), payroll, recapture, net worth, employment, excise and property taxes, assessments, stamp, environmental, registration, governmental charges, duties, fees, levies and other similar charges, in each case, imposed by a Governmental Entity, (whether disputed or not) together with all interest, indexation, penalties, surcharges, deficiency assessments, and additions imposed by a Governmental Entity with respect to any such amounts; and (b) any liability in respect of any items described in clause (a) payable by reason of Contract transferee liability or operation of law or Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof of any analogous or similar provision under law).

“Tax Return” shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes that is filed or required to be filed with a Governmental Entity, including any schedule or attachment thereto and any amendment thereof.

“Tax Sharing Agreement” shall mean any agreement or arrangement (including any provision of a Contract) pursuant to which any Group Company is or may be obligated to indemnify any Person for, or otherwise pay, any Tax of or imposed on another Person.

“Transaction Agreements” shall mean this Agreement, the Investors’ Rights Agreement, the Subscription Agreements, the Secondary Share Purchase Agreements, the Confidentiality Agreement, the Articles Amendment, the Sponsor Support Agreement, the Company Shareholder Support Agreements and all the agreements documents, instruments and certificates entered into in connection herewith or therewith and any and all exhibits and schedules thereto.

“Transactions” shall mean the transactions contemplated pursuant to this Agreement and the Transaction Agreements, including the Merger.

“Treasury Regulations” shall mean the regulations promulgated by the U.S. Department of the Treasury pursuant to and in respect of provisions of the Code.

“Unauthorized Code” shall mean any virus, Trojan horse, worm, or other Software routines or hardware components designed to permit unauthorized access, to disable, erase, or otherwise harm Software, hardware or data that is not developed or authorized by any Group Company or the licensor of the Software or hardware components.

“Unpaid ION Liabilities” means the outstanding ION Liabilities.

“Valid Tax Certificate” means a valid certificate, ruling or any other written instructions regarding Tax withholding, issued by the ITA in customary form and substance reasonably satisfactory to the Exchange Agent and the Company which is specific to the Transactions contemplated under this Agreement and which, for the avoidance of doubt, includes the Company’s opportunity to reasonably review the application to the ITA for issuance of such Valid Tax Certificate, that is applicable to the payments to be made to any Person pursuant to this Agreement stating that no withholding of Israeli Tax is required with respect to such payment. For the avoidance of doubt, the 104H Tax Ruling shall be deemed a Valid Tax Certificate.

“Warrant Agreement” means the Warrant Agreement, dated as of October 1, 2020, between Continental and ION.

EXHIBIT E

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

THIS AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT (this “Agreement”) made as of the 25th day of January 2021, by and among Taboola.com Ltd., a limited liability by shares Israeli company, the number of which is 513870683 (the “Company”), and the Company’s Holders who have executed a signature page or Joinder Agreement (as defined below) to this Agreement (the “Shareholders”).

WITNESSETH:

WHEREAS, the Company and certain shareholders (which shareholders are all parties to this Agreement) are parties to that certain Amended and Restated Investors’ Rights Agreement dated as of December 22, 2014, as amended (the “Previous Company Agreement”);

WHEREAS, ION Holdings 1, LP, a Cayman Islands exempted limited partnership (“ION Sponsor”), ION Co-Investment LLC, a Delaware limited liability company (“ION Co-Investment” and, together with ION Sponsor, the “ION Holders”), and ION Acquisition Corp. 1 Ltd., a Cayman Islands exempted company (“SPAC”) are parties to that certain Registration Rights Agreement, dated as of October 1, 2020, as amended (the “Previous Sponsor Agreement” and, together with the Previous Company Agreement, the “Previous Agreements”);

WHEREAS, in connection with the consummation of the transactions (the “Business Combination”) contemplated by the Agreement and Plan of Merger, dated as of January 25, 2021, by and among the Company, Toronto Sub Ltd., a Cayman Islands exempted company and SPAC (the “Merger Agreement”), (x) each of the Major Shareholders and the Company desire that, effective upon the Closing (as defined below), the Previous Company Agreement shall be cancelled and shall be of no further force and effect and (y) each of the ION Holders and the SPAC desire that, effective upon the Closing (as defined below), the Previous Sponsor Agreement shall be cancelled and shall be of no further force and effect;

WHEREAS, this Agreement is being executed concurrently with the entry into the Merger Agreement and will become effective upon the Closing (as defined below); and

WHEREAS, the Shareholders and the Company desire to set forth certain matters regarding the ownership of the shares of the Company as set forth below.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties hereby agree as follows:

1. Affirmative Covenants.

1.1 Confidentiality. Each Shareholder agrees that any information obtained pursuant to this Agreement (including any information about any proposed registration or offering pursuant to Section 2 or Section 3) will not be disclosed or used for any purpose other than the exercise of rights under this Agreement without the prior written consent of the Company; provided, that each Shareholder may disclose any such information on a confidential basis to its directors, officers, employees and representatives.

2. Registration. The following provisions govern the registration of the Company’s securities:

2.1 Definitions. As used herein, the following terms have the following meanings:

2.1.1 “Business Day” shall mean any day other than a Saturday, a Sunday or other day on which commercial banks in New York, New York are authorized or required by applicable law to close.

2.1.2 “Exchange Act” means the Securities Exchange Act of 1934, as it may be amended from time to time.

2.1.3 “Form F-3” means Form F-3 under the Securities Act, as in effect on the date hereof or any registration form under the Securities Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC after the date thereof or, if the Company is at any time not a foreign private issuer, Form S-3 under the Securities Act as in effect on the date hereof or any registration form under the Securities Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

2.1.4 “Holder” means any Shareholder that is party to this Agreement and holds outstanding Registrable Securities or options or warrants convertible into or exercisable for Registrable Securities.

2.1.5 “Initiating Holders” means (a) the Major Shareholder Initiating Parties or (b) the ION Holders.

2.1.6 “Joinder Agreement” means a joinder agreement, in substantially the form attached hereto as Exhibit A.

2.1.7 “Lock-up Period” shall mean (i) with respect to the Holders (other than the ION Holders) and their respective Permitted Transferees, the period beginning on the date of the closing (the “Closing”) of the Business Combination (the “Closing Date”), and ending on the date that is one hundred and eighty (180) days following the Closing Date (except that any party hereto that is an employee or service provider of the Company or its subsidiaries may sell Ordinary Shares to the extent permitted by the Company’s Articles of Association) and (ii) with respect to the ION Holders and their respective Permitted Transferees, the period beginning on the Closing Date and ending on the earliest of (x) the date that is one year after the Closing Date, (y) the date on which the closing price of the Ordinary Shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like, in each case occurring after the Closing Date) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing Date and (z) the date on which the Company completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of the Company’s shareholders having the right to exchange their Ordinary Shares for cash, securities or other property.

2.1.8 “Lock-up Shares” shall mean with respect to (i) the Holders (other than the ION Holders) and their respective Permitted Transferees, the Ordinary Shares held by such Holders prior to the Closing (excluding, for the avoidance of doubt, any Ordinary Shares purchased in a private placement in connection with the Business Combination or acquired in the public market following the Closing) and any Ordinary Shares issuable upon conversion or exercise of warrants, options or any other instrument held by the Holders as of immediately prior to the Closing (excluding, for the avoidance of doubt, any warrants exercisable for Ordinary Shares purchased in a private placement in connection with the Business Combination) and (ii) the ION Holders and their respective Permitted Transferees, the Ordinary Shares held by the ION Holders and their respective Permitted Transferees as of immediately following the Closing (excluding, for the avoidance of doubt, (x) any Ordinary Shares purchased in a private placement or secondary transaction in connection with the Business Combination or acquired in the public market following the Closing and (y) any Ordinary Shares underlying any warrants of the SPAC purchased in a private placement in connection with the initial public offering of the SPAC (and any Ordinary Shares underlying any warrants exercisable for Ordinary Shares issued by the Company in exchange for warrants exercisable for ordinary shares of the SPAC purchased in a private placement in connection with the initial public offering of the SPAC).

2.1.9 “Lock-up Warrants” shall mean, with respect to the ION Holders and their respective Permitted Transferees, (i) any warrants exercisable for Ordinary Shares issued by the Company in exchange for warrants exercisable for ordinary shares of the SPAC purchased in a private placement in connection with the initial public offering of the SPAC (including for the avoidance of doubt, any such warrants exercisable for ordinary shares of the SPAC assumed by the Company in connection with the Business Combination) and (ii) any Ordinary Shares underlying any such warrants.

2.1.10 “Lock-up Warrants Period” shall mean, with respect to the ION Holders and their respective Permitted Transferees, the period beginning on the Closing Date and ending on the date that is thirty (30) days after the Closing Date.

2.1.11 “Major Shareholder” means any Holder that (a) is listed on Schedule 1 attached hereto and (b) holds at least 5% of the Company’s issued and outstanding share capital.

2.1.12 “Major Shareholder Initiating Holders” means Major Shareholders holding more than ten percent (10%) of the then-outstanding Registrable Securities.

2.1.13 “Register”, “registered” and “registration” refer to a registration effected by filing a Registration Statement in compliance with the Securities Act and the declaration or ordering by the SEC of effectiveness of such Registration Statement, or the equivalent actions under the laws of another jurisdiction.

2.1.14 “Registrable Securities” means (i) all Ordinary Shares (as such term is defined in the Company’s Articles of Association) owned by any Holder party hereto, including any Ordinary Shares issuable upon conversion or exercise of warrants, options or any other securities or instruments issued or assumed by the Company) and any Ordinary Shares issued to holders of Class A ordinary shares, par value $0.0001 per share, of the SPAC (whether so held as a result of the conversion of Class B ordinary shares, par value $0.0001 per share, of the SPAC or otherwise) in connection with the Business Combination at the Closing and (ii) any warrants issued to the ION Holders and assumed by the Company (the “Sponsor Warrants”); provided that, for the avoidance of doubt, any Ordinary Shares purchased by the ION Holders pursuant to the Forward Purchase Agreements, each dated as of September 15, 2020, shall not be Registrable Securities hereunder but shall be entitled to the same registration rights as set forth in that certain Subscription Agreement dated as of January 25, 2021; provided, further, that Ordinary Shares shall cease to be Registrable Securities on the later to occur of (x) as to any Holder that holds more than 5% of then outstanding Ordinary Shares, 2 years after the date of the Business Combination and (y) when they are freely saleable without registration by the holder thereof pursuant to Rule 144 (without the need for any manner of sale requirement or volume limitation and without the requirement for the Company to be in compliance with the current public information requirement under Rule 144(c)(1) (or Rule 144(i)(2), if applicable)) or sold pursuant to Rule 144 or a Registration Statement.

2.1.15 “Registration Statement” shall mean any registration statement that covers Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

2.1.16 “SEC” means the Securities and Exchange Commission.

2.1.17 “Securities Act” means the US Securities Act of 1933, as amended.

2.1.18 “Shelf Registration” shall mean a registration of securities pursuant to a Registration Statement filed with the SEC in accordance with and pursuant to Rule 415 promulgated under the Securities Act (or any successor rule then in effect).

2.1.19 “Transaction Documents” means this Agreement, the schedules and exhibits attached hereto, the Irrevocable Transfer Agent Instructions and any other documents or agreements explicitly contemplated hereunder.

2.1.20 “Transfer” shall mean, directly or indirectly, the (x) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (y) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of, or any other derivative transaction with respect to, any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (x) public announcement of any intention to effect any transaction specified in clause (x) or (y).

2.2 Piggy-back Registration. If the Company at any time, beginning upon (but excluding) the Closing Date proposes to register any of its Ordinary Shares (other than (w) a shelf registration to register Ordinary Shares issued to investors in a private placement in connection with the Business Combination, (x) a demand registration under Section 2.2, Section 2.5 or Section 2.5 of this Agreement, (y) in connection with a registration on Form S-8 or (y) pursuant to Form F-4 or S-4 in connection with a business combination or exchange offer or pursuant to exercise or conversion of outstanding securities) or to undertake an underwritten public offering of its securities pursuant to an effective Registration Statement (a “Shelf Takedown”) it shall give written notice to all Holders of such intention not less than ten (10) days before the anticipated filing date of the applicable Registration Statement, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing underwriter or underwriters, if any, in such offering, and (B) offer to all of the Holders the opportunity to register the sale of such number of Registrable Securities as such Holders may request in writing. Upon the written request of any Holder given within seven (7) days after receipt of any such notice, the Company shall include in such registration or Shelf Takedown all of the Registrable Securities indicated in such request, so as to permit the disposition of the shares so registered; provided that no Holder who is subject to a lockup with respect to such Holder’s Registrable Securities shall have any right to have such Registrable Securities participate in such registration or offering except to the extent such lockup has expired or been waived. The Company shall, in good faith, \cause such Registrable Securities to be included in such registration or offering and, if applicable, shall use its commercially reasonable efforts to cause the managing underwriter(s) of such registration to permit the Registrable Securities requested by the Holders pursuant to this Section 2.2 to be included therein on the same terms and conditions as any similar securities of the Company included in such registered offering and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. Notwithstanding any other provision of this Section 2.2, if the managing underwriter advises the Company in writing that marketing factors require a limitation of the number of shares to be underwritten, then shares will be included in such registration or Shelf Takedown up to such limitation in the following order or priority: (i) first, all Ordinary Shares that were being registered by the Company or pursuant to the exercise of demand rights by holders not party to this Agreement, (ii) second, all Registrable Securities held by the Holders must be included in such registration (pro rata to the respective number of Registrable Securities held by the Holders) and (iii) third, any other shares of the Company to be offered by any other holders will be included in such registration. The piggyback rights of the Holders under this Section, may be exercised an unlimited number of times. Any Holder may elect to withdraw such Holder’s request for inclusion of Registrable Securities in any Registration Statement pursuant to this Section 2.2 by giving written notice to the Company of such request to withdraw prior to the effectiveness of the Registration Statement. The Company (whether on its own determination or as the result of a withdrawal by persons making a demand pursuant to written contractual obligations) may withdraw a Registration Statement at any time prior to the effectiveness of such Registration Statement.

2.3 Demand Registration. At any time following the Closing and expiration or waiver of any lockup applicable to such Holders party hereto, the Initiating Holders may request in writing that all or part of the Registrable Securities held by them shall be registered under the Securities Act (a “Demand Registration”). Within ten (10) days after receipt of any such request, the Company shall give written notice of such request to the other Holders and shall include in such registration all Registrable Securities held by all such Holders who wish to participate in such demand registration and provide the Company with written requests for inclusion therein within seven (7) days after the receipt of the Company’s notice; provided that no Holder who is subject to a lockup with respect to such Holder’s Registrable Securities shall have any right to have such Registrable Securities participate in such registration or offering except to the extent such lockup has expired or been waived. Thereupon, the Company shall effect the registration of all Registrable Securities as to which it has received requests for registration as soon as practicable; provided that (i) the Company shall not be required to effect any registration under this Section 2.2 (x) within a period of ninety (90) days following the effective date of a previous registration and (y) with respect to Registrable Securities with a total offering price not reasonably expected to exceed, in the aggregate, $50 million, and (ii) this provision shall not apply if a shelf registration on Form F-3 has been filed pursuant to Section 2.5 and is effective and available for use. The Company shall not be required to effect more than (A) one (1) registration under this Section 2.3 requested by the ION Holders and (B) two (2) registrations under this Section 2.2 requested by the Major Shareholder Initiating Holders. If the Company shall furnish to the Holders a certificate signed by the Chief Executive Officer of the Company stating that in the good faith judgment of the board of directors (the “Board”) it would be seriously detrimental to the Company or its shareholders for a registration under this Section 2.2 to be effected at such time, the Company shall have the right to defer such registration for a period of not more than one hundred and twenty (120) days after receipt of the request of the Initiating Holders under this Section 2.2, provided that the Company shall not utilize this right more than once in any twelve (12) month period. The Initiating Holders may elect to withdraw from any offering pursuant to this Section 2.3 by giving written notice to the Company and the underwriter(s) of their request to withdraw prior to the effectiveness of the Registration Statement filed with the SEC with respect to such Demand Registration. If the Initiating Holders withdraw from a proposed offering relating to a Demand Registration then either the Initiating Holders shall reimburse the Company for the costs associated with the withdrawn Demand Registration (in which case such registration shall not count as a Demand Registration provided for in this Section 2.3) or such withdrawn registration shall count as a Demand Registration provided for in this Section 2.3.

Notwithstanding any other provision of this Section 2.2, if the managing underwriter advises the Holders in writing that marketing factors require a limitation on the dollar amount or the number of shares to be underwritten, then the amount of Registrable Securities proposed to be registered shall be reduced pro rata to the respective number of Registrable Securities held by the Holders; provided that in any event all Registrable Securities held by the Initiating Holders, and any other Holders that elect to participate in any such registration must be included in such registration (pro rata based on the total amount of Registrable Securities held by each such Initiating Holder or other Holder, as applicable) prior to any other shares of the Company, including shares held by persons other than Holders. The Company shall not register securities for sale for its own account in any registration requested pursuant to this Section 2.3 unless permitted to do so by the written consent of the Initiating Holders.

2.4 F-1 Registration Statement. If the SEC publicly announces or informs the Company that Rule 144(i) applies to the Company, the following provision shall apply. The Company shall, as soon as practicable after such notice from the SEC, but in any event within thirty (30) days, file a Registration Statement under the Securities Act to permit the public resale of all the Registrable Securities held by any Holder from time to time as permitted by Rule 415 under the Securities Act (or any successor or similar provision adopted by the SEC then in effect) on the terms and conditions specified in this Section 2.4 and shall use its reasonable commercial efforts to cause such Registration Statement to be declared effective as expeditiously as possible after the filing thereof. The Registration Statement filed with the SEC pursuant to this Section 2.4 shall be on Form F-1, with respect to such Registrable Securities (the “Shelf”), and shall contain a prospectus in such form as to permit (subject to the Lock-up) the Holders to sell such Registrable Securities pursuant to Rule 415 under the Securities Act (or any successor or similar provision adopted by the SEC then in effect), or such other means of distribution of Registrable Securities as the Holders may reasonably specify, at any time beginning on the effective date for such Registration Statement; provided that the Company shall not be obligated to effect any such registration, qualification, compliance or offering, pursuant to this Section 2.4, if (i) the Company shall furnish to the Holders a certificate signed by the Chief Executive Officer of the Company stating that in the good faith judgment of the Board it would be seriously detrimental to the Company or its shareholders for such Form F-1 registration statement or any Shelf Takedown pursuant thereto to be effected at such time, in which event the Company shall have the right to defer the filing of the Form F-1 registration statement for a period of not more than ninety (90) days; provided that the Company shall not utilize this right more than once in any twelve (12) month period or (ii) during the period starting with the date sixty (60) days prior to the Company’s estimated date of filing of, and ending on the date six (6) months immediately following the effective date of, any registration statement pertaining to securities of the Company (other than a registration of securities in a Rule 145 transaction or with respect to an employee benefit plan), provided that the Company is actively employing in good faith reasonable efforts to cause such registration statement to become effective and that the Company’s estimate of the date of filing such registration statement is made in good faith. The Company shall maintain the Shelf in accordance with the terms hereof, and shall prepare and file with the SEC such amendments, including post-effective amendments, and supplements as may be necessary to keep such Shelf continuously effective, available for use and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities included on such registration statement. The Company shall use its commercially reasonable efforts to convert the Form F-1 to a Form F-3 as soon as practicable after the Company is eligible to use Form F-3. A Registration Statement filed pursuant to this Section 2.4 shall provide for the resale pursuant to any method or combination of methods legally available to, and requested by, any Holder. Subject to the second succeeding sentence, as soon as practicable following the effective date of a Registration Statement filed pursuant to this Section 2.4, but in any event within three (3) Business Days of such date, the Company shall notify the Holders of the effectiveness of such Registration Statement. The Holders may use such Form F-1 to dispose of their Registrable Securities on a non-underwritten basis, and may utilize such Form F-1 on an underwritten basis if requested by Initiating Holders (with any such request being deemed to be a demand pursuant to Section 2.2 and subject to the limits and rules set forth therein, mutatis mutandis). If requested by any Holder, the Company shall promptly file with the SEC such post-effective amendments or supplements to any such Form F-1 as may be necessary to name such Holder therein as a selling shareholder and otherwise permit such Holder to sell Registrable Securities thereunder.

2.5 Form F-3 Registration. In the event that the Company shall receive from any Major Shareholder or any ION Holder a written request or requests that the Company effect a shelf registration on Form F-3 with respect to Registrable Securities (if no Form F-3 is then on file and available for use by the Holders), the Company will within ten (10) days after receipt of any such request give written notice of the proposed registration to all other Holders, and include in such registration all Registrable Securities held by all such Holders who wish to participate in such registration and provide the Company with written requests for inclusion therein within seven (7) days after the receipt of the Company’s notice; provided that no Holder who is subject to a lockup with respect to such Holder’s Registrable Securities shall have any right to have such Registrable Securities participate in such registration or offering except to the extent such lockup has expired or been waived. Thereupon, the Company shall effect such registration and all such qualifications and compliances as may be reasonably so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder’s or Major Shareholder’s Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder joining in such request as are specified in a written request given within seven (7) days after receipt of such written notice from the Company; provided that the Company shall not be obligated to effect any such registration, qualification, compliance or offering, pursuant to this Section 2.5, (i) if Form F-3 is not available for such registration or offering; (ii) if the Company shall furnish to the requesting Major Shareholder a certificate signed by the Chief Executive Officer of the Company stating that in the good faith judgment of the Board it would be seriously detrimental to the Company or its shareholders for such Form F-3 registration statement or Shelf Takedown pursuant thereto to be effected at such time, in which event the Company shall have the right to defer the filing of the Form F-3 registration statement or Shelf Takedown for a period of not more than ninety (90) days after receipt of the request of the Major Shareholder under this Section 2.5; provided that the Company shall not utilize this right more than once in any twelve (12) month period; or (iii) during the period starting with the date sixty (60) days prior to the Company’s estimated date of filing of, and ending on the date six (6) months immediately following the effective date of, any registration statement pertaining to securities of the Company (other than a registration of securities in a Rule 145 transaction or with respect to an employee benefit plan), provided that the Company is actively employing in good faith reasonable efforts to cause such registration statement to become effective and that the Company’s estimate of the date of filing such registration statement is made in good faith. The Holders may use such Form F-3 to dispose of their Registrable Securities on a non-underwritten basis, and may utilize such Form F-3 on an underwritten basis if requested by Initiating Holders (with any such request being deemed to be a demand pursuant to Section 2.2 and subject to the limits and rules set forth therein, mutatis mutandis). If requested by any Holder or Major Shareholder, the Company shall promptly file with the SEC such post-effective amendments or supplements to any such Form F-3 as may be necessary to name such Holder or Major Shareholder therein as a selling shareholder and otherwise permit such Holder or Major Shareholder to sell Registrable Securities thereunder.

2.6 Designation of Underwriter. In the case of any registration effected pursuant to Section 2.2, the Company shall have the right to designate the managing underwriters in any underwritten offering, subject to the prior written approval of the Major Shareholders that hold a majority of the Registrable Securities held by the Initiating Holders, in each case, which shall not be unreasonably withheld. In the case of any registration initiated by the Company, the Company shall have the right to designate the managing underwriter in any underwritten offering.

2.7 Expenses. All expenses, including the reasonable fees and expenses of one counsel for the Initiating Holders incurred in connection with any registration under Section 2.2, Section 2.2, Section 2.5 or Section 2.5 shall be borne by the Company; provided that each of the Holders participating in such registration shall pay its pro rata portion of discounts or commissions payable to any underwriter.

2.8 Indemnities. In the event of any registered offering of Registrable Securities pursuant to this Section 2 or Section 3:

2.8.1 The Company will indemnify and hold harmless, to the fullest extent permitted by law, each Holder, any underwriter of such Holder, each person, if any, who controls the Holder or such underwriter and each of the foregoing person’s respective officers, directors, employees, partners, members, attorneys, advisors, agents or other representatives (a “Holder Indemnified Party”), from and against any and all losses, damages, claims, liabilities, joint or several, costs and expenses (including any amounts paid in any settlement effected with the Company’s consent) to which any such Holder Indemnified Party may become subject under applicable law or otherwise, insofar as such losses, damages, claims, liabilities (or actions or proceedings in respect thereof), costs or expenses arise out of or are based upon (i) any untrue statement or alleged untrue statement of any material fact contained in the Registration Statement or included in the prospectus, as amended or supplemented (ii) the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they are made, not misleading and the Company will reimburse such Holder Indemnified Party promptly upon demand, for any reasonable documented, out-of-pocket legal or any other expenses incurred by them in connection with investigating, preparing to defend or defending against or appearing as a third-party witness in connection with such loss, claim, damage, liability, action or proceeding or (iii) any violation of alleged violation by the Company of the Securities Act, the Exchange Act or any state securities law or any rule or regulation thereunder, in connection with the performance of its obligations under this Agreement; provided that the Company will not be liable to any Holder Indemnified Party in any such case to the extent that any such loss, damage, liability, cost or expense arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished in writing by such Holder Indemnified Party claiming for indemnification in writing specifically for inclusion therein; provided, further, that the indemnity agreement contained in this subsection 2.8.1 shall not apply to amounts paid in settlement of any such claim, loss, damage, liability or action if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of the Holder Indemnified Party and regardless of any sale in connection with such offering by the Holder Indemnified Party. Such indemnity shall survive the transfer of securities by a selling shareholder.

2.8.2 Each Holder participating in a registration hereunder will furnish to the Company in writing any information regarding such Holder and his or her intended method of distribution of Registrable Securities as the Company may reasonably request and will indemnify and hold harmless the Company, any underwriter for the Company, any other person participating in the distribution, each person, if any, who controls the Company, such underwriter or such other person and each of the foregoing person’s respective officers, directors, employees, partners, members, attorneys, advisors, agents or other representatives (a “Company Indemnified Party”) from and against any and all losses, damages, claims, liabilities, costs or expenses (including any amounts paid in any settlement effected with the selling shareholder’s consent) to which any such Company Indemnified Party may become subject under applicable law or otherwise, insofar as such losses, damages, claims, liabilities (or actions or proceedings in respect thereof), costs or expenses arise out of or are based on (i) any untrue or alleged untrue statement of any material fact contained in the Registration Statement or included in the prospectus, as amended or supplemented, or (ii) the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading, but, in each case, only to the extent of such information relating to such Holder and provided in writing by such Holder, and each such Holder will reimburse such Company Indemnified Party promptly upon demand, for any reasonable legal or other expenses incurred by them in connection with investigating, preparing to defend or defending against or appearing as a third-party witness in connection with such loss, claim, damage, liability, action or proceeding; in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was so made in strict conformity with written information furnished by such Holder specifically for inclusion therein. The foregoing indemnity agreement shall be individual and several by each Holder. The indemnity agreement contained in this subsection 2.8.2 shall not apply to amounts paid in settlement of any such claim, loss, damage, liability or action if such settlement is effected without the consent of the Holders, as the case may be, which consent shall not be unreasonably withheld, conditioned or delayed. In no event shall the liability of a Holder exceed the net proceeds from the offering received by such Holder.

2.8.3 Promptly after receipt by an indemnified party pursuant to the provisions of Sections 2.8.1 or 2.8.2 of notice of the commencement of any action involving the subject matter of the foregoing indemnity provisions, such indemnified party will, if a claim thereof is to be made against the indemnifying party pursuant to the provisions of said Section 2.8.1 or 2.8.2, promptly notify the indemnifying party of the commencement thereof; but the omission to notify the indemnifying party will not relieve it from any liability which it may have to any indemnified party otherwise than hereunder. In case such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party shall have the right to participate in, and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof with counsel reasonably satisfactory to such indemnified party; provided that if the defendants in any action include both the indemnified party and the indemnifying party and the indemnified party reasonably believes that there is a conflict of interests which would prevent counsel for the indemnifying party from also representing the indemnified party, the indemnified party or parties shall have the right to select one separate counsel to participate in the defense of such action on behalf of such indemnified party or parties. After notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party pursuant to the provisions of said Sections 2.8.1 or 2.8.2 for any legal or other expense subsequently incurred by such indemnified party in connection with the defense thereof, unless (i) the indemnified party shall have employed counsel in accordance with the provision of the preceding sentence, (ii) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after the notice of the commencement of the action and within 15 days after written notice of the indemnified party’s intention to employ separate counsel pursuant to the previous sentence, or (iii) the indemnifying party has authorized the employment of counsel for the indemnified party at the expense of the indemnifying party. No indemnifying party will consent to entry of any judgment or enter into any settlement if such settlement or judgment requires an admission of fault or culpability on the part of the indemnified party or does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

2.8.4 If recovery is not available under the foregoing indemnification provisions, for any reason other than as specified therein, the parties entitled to indemnification by the terms thereof shall be entitled to contribution to liabilities and expenses in such proportion as is appropriate to reflect the relative fault of each of the indemnifying party and the indemnified party in connection with the statements, omissions, or other actions that resulted in such loss, claim, damage, liability, or expense, as well as to reflect any other relevant equitable considerations. In determining the amount of contribution to which the respective parties are entitled, there shall be considered the parties’ relative knowledge and access to information concerning the matter with respect to which the claim was asserted, the opportunity to correct and prevent any statement or omission, and any other equitable considerations appropriate under the circumstances. In no event shall the liability of a Holder exceed the net proceeds from the offering received by such Holder.

2.8.5 Notwithstanding anything to the contrary hereunder, no person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 2.8 from any person or entity who was not guilty of such fraudulent misrepresentation.

2.9 Obligations of the Company. Whenever required under this Section 2 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as possible:

2.9.1 prepare and file with the SEC a Registration Statement with respect to such Registrable Securities and use its reasonable commercial efforts to cause such Registration Statement to become effective, and, upon the request of the holders of a majority of the Registrable Securities registered thereunder, keep such Registration Statement effective for a period of up to twelve (12) months or, if sooner, until the distribution contemplated in the Registration Statement has been completed, and, in the case of any registration of Registrable Securities on Form F-3 that are intended to be offered on a continuous or delayed basis, subject to compliance with applicable SEC rules, such twelve (12) month period shall be extended for up to two (2) years, if necessary, to keep the Registration Statement effective until all such Registrable Securities are sold.

2.9.2 subject to the suspension rights set forth in Section 2.2 and 2.5, prepare and file with the SEC such amendments and supplements to such Registration Statement and the prospectus used in connection with such Registration Statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities covered by such Registration Statement.

2.9.3 use commercially reasonable efforts to furnish to the Holders such numbers of copies of a prospectus, including a preliminary prospectus, and any amendments or supplements to such a prospectus, without charge to the holders of Registrable Securities included in such registration and in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.

2.9.4 in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

2.9.5 notify each holder of Registrable Securities covered by such Registration Statement as promptly as reasonably practicable, but in any event within three (3) Business Days, of: (i) such Registration Statement becoming effective; (ii) such time as any post-effective amendment to such Registration Statement becomes effective; (iii) the issuance or threatened issuance by the SEC of any stop order; and (iv) any request by the SEC for any amendment or supplement to such Registration Statement or any prospectus relating thereto or for additional information or of the happening of any event as a result of which the prospectus included in such Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

2.9.6 cause all Registrable Securities registered pursuant hereunder to be listed on each securities exchange on which Ordinary Shares are then listed.

2.9.7 provide a transfer agent and registrar for all Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.

2.9.8 furnish, at the request of any Holder requesting registration of Registrable Securities pursuant to this Section 2 at such Holder’s expense, on the date that such Registrable Securities are delivered to the underwriters for sale in connection with a registration pursuant to Section 2.2 or Section 2.2, if such securities are being sold through underwriters, (i) an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities and (ii) a letter dated such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities.

2.9.9 in the case of an underwritten offering involving gross proceeds in excess of $100.0 million, use its reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the underwriter.

2.9.10 the Company shall enter into customary agreements and take such other actions as are reasonably required in order to expedite or facilitate the disposition of such Registrable Securities.

2.10 Obligations of the Holders. Without limiting the foregoing, no Holder may participate in any underwritten offering hereunder unless such Holder (a) agrees to sell such Holder’s Registrable Securities on the basis provided in any underwriting arrangements approved by the Company (in the case of a piggyback offering) or the Initiating Holders (in the case of a demand registration offering) and (b) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements and the provisions of this Agreement in respect of registration rights.

2.11 Assignment of Registration Rights. Other than as set forth in Section 2.11 or Section 4, any of the Major Shareholders may assign and/or transfer its rights, wholly or partially, to cause the Company to register Shares pursuant to this Section 2 to a transferee of all or any part of its Registrable Securities. In addition, any Holder may transfer and/or assign his right, wholly or partially, to transferees of Ordinary Shares that are Registrable Securities of the Company. The transferor shall, within twenty (20) days after such transfer, furnish the Company with written notice of the name and address of such transferee and the securities with respect to which such registration rights are being assigned, and the transferee shall execute a Joinder Agreement as required by Section 5.4 below.

2.12 Market Stand-off. All Holders agree that any Registrable Securities owned by them may be subject to a customary “lock-up” restricting sales, pledges or other dispositions for up to ninety (90) days from the date of the final prospectus used in connection with any underwritten offering pursuant to Section 2 above by the Company in which the Company complied with Section 2.2, and each Holder hereby makes, constitutes and appoints the Company and each of its officers, acting alone, with full power of substitution and resubstitution, its true and lawful attorney, for it and in its name, place and stead and for its use and benefit, to enter into and execute customary “lock-up” agreements with respect to all Ordinary Shares or securities convertible into, or exercisable for, Ordinary Shares (with such officers being empowered to determine the customary nature of such lockup), as applicable, (held immediately prior to the launch of such offering) and such Holder shall thereby be required to abide by such “lock-up” period of up to ninety (90) days as is required by the managing underwriter(s) in such registration; provided that such obligation shall only apply where all officers, directors and other one percent (1%) shareholders of the Company party hereto are similarly bound. The foregoing provisions of this Section 2.11 shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement in connection with such offering or any shares of the Company acquired in such offering or acquired in open market transactions after such offering. To the extent it is subject to a “lock-up” agreement in connection therewith, Fidelity (as defined in Schedule 1) will be entitled to identical waivers to the lock-up, if any, granted by the underwriters of such offering to any other shareholder of the Company, and shall not be subject to the power of attorney set forth above (but will be subject to the requirement to execute a customary lock-up as set forth herein).

2.13 Public Information. The Company shall make publicly available such information as is necessary to enable the Holders to make sales of Registrable Securities pursuant to Rule 144 to the extent such rule is available to Holders at such time. Without limiting the foregoing, in order to enable the Shareholders to sell the Ordinary Shares under Rule 144, for a period of twelve (12) months from the Closing, the Company shall use its commercially reasonable efforts to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to the Exchange Act.

2.14 Form F-3 Eligibility. The Company shall, after becoming eligible to use Form F-3, use its reasonable best efforts to remain so eligible (it being understood that the Company will not be required to issue additional capital stock to maintain a minimum public float).

2.15 Removal of Legends. Upon Rule 144 becoming available for the resale of any Registrable Securities, without the requirement for the Company to be in compliance with the current public information required under Rule 144 as to such securities and without volume or manner-of-sale restrictions and expiration of any lock-up agreement applicable to such Ordinary Shares, the Company shall cause Company counsel to issue to a transfer agent the legal opinion referred to in the Irrevocable Transfer Agent Instructions. Any fees (with respect to the transfer agent, Company counsel or otherwise) associated with the issuance of such opinion or the removal of such legend shall be borne by the Company. At such time, the Company will no later than two (2) trading days (such second (2nd) trading day, the “Legend Removal Date”), deliver or cause to be delivered to such Shareholder a certificate representing such Ordinary Shares that is free from all restrictive and other legends. Certificates for Ordinary Shares subject to legend removal hereunder may be transmitted by a transfer agent to the Shareholders by crediting the account of the Shareholder’s prime broker with Depository Trust Company as directed by such Shareholder.

2.15.1 Irrevocable Transfer Agent Instructions. Following completion of the Business Combination, the Company shall issue irrevocable instructions to its transfer agent, and any subsequent transfer agent, in substantially the form of Exhibit B attached hereto (the “Irrevocable Transfer Agent Instructions”). The Company represents and warrants that no instruction other than the Irrevocable Transfer Agent Instructions referred to in this Section 2.16 (or instructions that are consistent therewith) and instructions related to the lock-up agreement contained herein will be given by the Company to its transfer agent in connection with this Agreement, and that the Ordinary Shares shall otherwise be freely transferable on the books and records of the Company as and to the extent provided in this Agreement and the other Transaction Documents and applicable law. The Company acknowledges that a breach by it of its obligations under this Section 2.16 will cause irreparable harm to a Shareholder. Accordingly, the Company acknowledges that the remedy at law for a breach of its obligations under this Section 2.16 will be inadequate and agrees, in the event of a breach or threatened breach by the Company of the provisions of this Section 2.16, that a Shareholder shall be entitled, in addition to all other available remedies, to an order and/or injunction restraining any breach and requiring immediate issuance and transfer, without the necessity of showing economic loss and without any bond or other security being required.

2.15.2 Acknowledgement. Each Shareholder hereunder acknowledges its primary responsibilities under the Securities Act and accordingly will not sell or otherwise transfer the Ordinary Shares or any interest therein without complying with the requirements of the Securities Act. Both the Company and its transfer agent, and their respective directors, officers, employees and agents, may rely on this Section 2.17 and each Shareholder hereunder will indemnify and hold harmless each of such persons from any breaches or violations of this Section 2.17.

3. Warrant Registration Statement

3.1 With respect to the Sponsor Warrants, the following provisions shall apply instead of Section 2.2, Section 2.3, Section 2.4 and Section 2.5. The Company agrees that, within thirty (30) calendar days after the Closing Date (the “Filing Deadline”), the Company will file with the Commission (at the Company’s sole cost and expense) a registration statement registering the resale of the Sponsor Warrants (the “Warrant Registration Statement”), and the Company shall use its commercially reasonable efforts to have the Warrant Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) the 60th calendar day (or 90th calendar day if the Commission notifies the Issuer that it will “review” the Registration Statement) following the Closing and (ii) the 10th Business Day after the date the Issuer is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review (such earlier date, the “Effectiveness Date”); provided, however, that the Company’s obligations to include the Sponsor Warrants in the Warrant Registration Statement are contingent upon the ION Holders furnishing in writing to the Company such information regarding the ION Holders, the securities of the Company held by the ION Holders and the intended method of disposition of the Sponsor Warrants as shall be reasonably requested by the Company to effect the registration of the Sponsor Warrants, and the ION Holders shall execute such documents in connection with such registration as the Company may reasonably request that are customary of a selling shareholder in similar situations. For purposes of clarification, any failure by the Company to file the Warrant Registration Statement by the Filing Deadline or to effect such Warrant Registration Statement by the Effectiveness Date shall not otherwise relieve the Company of its obligations to file or effect the Warrant Registration Statement as set forth above in this Section 3.

3.2 The Company shall, upon reasonable request, inform the ION Holders as to the status of the registration effected by the Company pursuant to this Section 3. At its expense the Company shall:

3.2.1 except for such times as the Company is permitted hereunder to suspend the use of the prospectus forming part of the Warrant Registration Statement, use its commercially reasonable efforts to keep such registration, and any qualification, exemption or compliance under state securities laws which the Company determines to obtain, continuously effective with respect to the ION Holders, and to keep the applicable Warrant Registration Statement or any subsequent shelf registration statement free of any material misstatements or omissions, until the earlier of the following: (i) the ION Holders ceases to hold any Sponsor Warrants, and (ii) the date all Sponsor Warrants held by the ION Holders may be sold without restriction under Rule 144 and 145, including any volume and manner of sale restrictions under Rule 144 and 145 and without the requirement for the Company to be in compliance with the current public information required under Rule 144(c)(1) (or Rule 144(i)(2), if applicable);

3.2.2 advise the ION Holders as expeditiously as possible, but in any event within five (5) Business Days:

(a)	when the Warrant Registration Statement or any post-effective amendment thereto has become effective;

(b)	of the issuance by the Commission of any stop order suspending the effectiveness of the Warrant Registration Statement or the initiation of any proceedings for such purpose; and

(c)	of the receipt by the Company of any notification with respect to the suspension of the qualification of the Sponsor Warrants included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose.

3.2.3 use its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of the Warrant Registration Statement as soon as reasonably practicable;

3.2.4 upon the occurrence of any event that requires the making of any changes in the Warrant Registration Statement or prospectus so that, as of such date, the statements therein are not misleading and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in light of the circumstances under which they were made) not misleading, except for such times as the Company is permitted hereunder to suspend, and has suspended, the use of a prospectus forming part of the Warrant Registration Statement, the Company shall use its commercially reasonable efforts to as soon as reasonably practicable prepare a post-effective amendment to the Warrant Registration Statement or a supplement to the related prospectus, or file any other required document so that, as thereafter delivered to purchasers of the Sponsor Warrants included therein, such prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and

3.2.5 notwithstanding anything to the contrary in this Agreement, the Company shall not have any obligation to prepare any prospectus supplement, participate in any due diligence, execute any agreements or certificates or deliver legal opinions or obtain comfort letters in connection with any sales of the Sponsor Warrants under the Warrant Registration Statement in an underwritten offering.

3.3 Notwithstanding anything to the contrary in this Agreement, the Company shall be entitled to delay or postpone the effectiveness of the Warrant Registration Statement, and from time to time to require the ION Holders not to sell under the Warrant Registration Statement or to suspend the effectiveness thereof, if the negotiation or consummation of a transaction by the Company or its subsidiaries is pending or an event has occurred, which negotiation, consummation or event the Company’s Board reasonably believes, upon the advice of legal counsel (which may be in-house legal counsel), would require additional disclosure by the Company in the Warrant Registration Statement of material information that the Company has a bona fide business purpose for keeping confidential and the non-disclosure of which in the Warrant Registration Statement would be expected, in the reasonable determination of the Company’s board of directors, upon the advice of legal counsel (which may be in-house legal counsel), to cause the Warrant Registration Statement to fail to comply with applicable disclosure requirements (each such circumstance, a “Suspension Event”); provided, however, that the Company may not delay or suspend the Warrant Registration Statement on more than three (3) occasions or for more than sixty (60) consecutive calendar days, or more than one hundred and twenty (120) total calendar days, in each case during any twelve (12)-month period. Upon receipt of any written notice from the Company of the happening of any Suspension Event during the period that the Warrant Registration Statement is effective or if as a result of a Suspension Event the Warrant Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made (in the case of the prospectus) not misleading, the ION Holders agrees that (i) it will immediately discontinue offers and sales of the Sponsor Warrants under the Warrant Registration Statement (excluding, for the avoidance of doubt, sales conducted pursuant to Rule 144) until the ION Holders receives copies of a supplemental or amended prospectus (which the Company agrees to promptly prepare) that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective or unless otherwise notified by the Company that it may resume such offers and sales, and (ii) it will maintain the confidentiality of any information included in such written notice delivered by the Company unless otherwise required by law or subpoena. If so directed by the Company, the ION Holders will deliver to the Company or, in the ION Holders’s sole discretion destroy, all copies of the prospectus covering the Sponsor Warrants in the ION Holders’s possession; provided, however, that this obligation to deliver or destroy all copies of the prospectus covering the Sponsor Warrants shall not apply (i) to the extent the ION Holders is required to retain a copy of such prospectus (a) in order to comply with applicable legal, regulatory, self-regulatory or professional requirements or (b) in accordance with a bona fide pre-existing document retention policy or (ii) to copies stored electronically on archival servers as a result of automatic data back-up.

4. Lock-Up.

4.1 Lock-up. Subject to Section 4.2, (i) all Holders agree that they shall not Transfer any Lock-up Shares or any instruments exercisable or exchangeable for, or convertible into, such Lock-up Shares until the end of the Lock-up Period and (ii) the ION Holders agree that they shall not Transfer any Lock-up Warrants until the end of the Lock-up Warrants Period (collectively, (the “Lock-up”).

4.2 Permitted Transfers. Notwithstanding the provisions set forth in Section 4.1, each Holder and its Permitted Transferees may Transfer the Lock-up Shares and Lock-up Warrants during the Lock-up Period (a) to (i) such Holder’s officers or directors, (ii) any affiliates or family members of such Holder’s officers or directors, (iii) any members or partners, shareholder or other equity holder of such Holder or their affiliates, or (iv) any affiliates of such Holder or any employees of any such affiliates; (b) in the case of an individual, (i) by gift to a member of the individual’s immediate family or to a trust, the beneficiary of which is a member of the individual’s immediate family or an affiliate of such person or entity, (ii) to a charitable organization, (iii) by virtue of laws of descent and distribution upon death of the individual and (iv) pursuant to a qualified domestic relations order; (c) by virtue of such Holder’s certificate of incorporation or bylaws (or equivalent), as amended, upon dissolution of such Holder; (d) to any other Holder; (e) with the written consent of the Board or (f) in connection with a liquidation, merger, stock exchange, reorganization, tender offer approved by the Board or a duly authorized committee thereof or other similar transaction which results in all of the Company’s stockholders having the right to exchange their Ordinary Shares for cash, securities or other property subsequent to the Closing Date; provided, however, that in the case of clauses (a) through (d) the Permitted Transferees must execute a Joinder Agreement.

5. Miscellaneous.

5.1 Effectiveness; Termination of Previous Agreements. This Agreement shall become effective as of the Closing and prior thereto shall be of no force or effect. If the Merger Agreement is terminated in accordance with its terms prior to the Closing, this Agreement shall automatically terminate and be of no force or effect, and Previous Company Agreement shall remain in full force and effect in accordance with its terms with respect to the parties thereto. Effective as of the Closing, this Agreement shall supersede and replace in its entirety the terms and conditions of each Previous Agreement, which Previous Agreements shall be automatically terminated and canceled in their entirety and shall be null and void and of no further force or effect.

5.2 Further Assurances. Each of the parties hereto shall perform such further acts and execute such further documents as may reasonably be necessary to carry out and give full effect to the provisions of this Agreement and the intentions of the parties as reflected thereby.

5.3 Governing Law; Exclusive Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by and construed according to the laws of the State of Delaware, without regard to the conflict of laws provisions thereof. Any dispute arising under or in relation to this Agreement shall be resolved solely and exclusively in the Court of Chancery of the State of Delaware, provided, that if subject matter jurisdiction over the matter that is the subject of the legal proceeding is vested exclusively in the U.S. federal courts, such legal proceeding shall be heard in the U.S. District Court for the District of Delaware, and each of the parties hereby submits irrevocably to the jurisdiction of such court. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH OF THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY IN RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

5.4 Successors and Assigns; Assignment. Except as otherwise expressly limited herein (including Section 4.1), the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the parties hereto. Except as expressly permitted under Section 2.11 above, none of the rights, privileges, or obligations set forth in, arising under, or created by this Agreement may be assigned or transferred without the prior consent in writing of each party to this Agreement, with the exception of (a) assignments and transfers between the Major Shareholders, as the case may be, and (b) assignments and transfers from a Shareholder to any other entity which controls, is controlled by, or is under common control with, such Shareholder, and as to any Shareholder which is a partnership, assignments and transfers to its partners and to affiliated partnerships managed by the same management company or managing general partner or by an entity which controls, is controlled by, or is under common control with, such management company or managing general partner, (collectively “Permitted Transferees”). Notwithstanding the foregoing, (a) any Permitted Transferee shall, in connection with their purchase of Ordinary Shares, execute a Joinder Agreement to be entered into between the Company and such Permitted Transferee at the time of the applicable transfer, pursuant to which such Permitted Transferee shall be deemed to be a party to this Agreement, and (b) any other person owning or acquiring Registrable Securities of the Company may, at the Company’s request, execute a Joinder Agreement with the Company, pursuant to which such person shall be deemed to be a party to this Agreement. Unless otherwise noted in the applicable Joinder Agreement, each Permitted Transferee shall be deemed a Holder.

5.5 Entire Agreement; Amendment and Waiver. This Agreement and the Schedules hereto constitute the full and entire understanding and agreement between the parties with regard to the subject matters hereof and thereof and supersede all prior agreement and understanding, both oral and written between parties with respect to the subject matter of this Agreement, including the Previous Agreement. Any term of this Agreement may be amended and the observance of any term hereof may be waived (either prospectively or retroactively and either generally or in a particular instance) with the written consent of the Company and the Major Shareholders holding a majority of the Registrable Securities provided that the consent of Fidelity shall be required for any amendment or waiver to Section 2.12 that is adverse to it; provided, further, that in the event any such amendment or waiver would be disproportionate and adverse to the rights or obligations of any ION Holder, the prior written consent of such ION Holder will also be required.

5.6 Termination. This Agreement will automatically terminate upon the earlier to occur of (i) any acquisition of the Company, including by way of merger or consolidation, after the Business Combination, or (ii) the date as of which there shall be no Registrable Securities outstanding.

5.7 Notices, etc. All notices and other communications required or permitted hereunder to be given to a party to this Agreement shall be in writing and shall be mailed by registered or certified mail, postage prepaid, or otherwise delivered by electronic mail, hand or by messenger, addressed to such party’s address as set forth in the shareholders register maintained by the Company or at such other address with respect to a party as such party shall notify each other party in writing as above provided. Any notice sent in accordance with this Section 5.7 shall be effective (i) if mailed, seven (7) Business Days after mailing, (ii) if sent by messenger, upon delivery, and (iii) if sent via email, upon transmission and electronic confirmation of receipt or, if transmitted and received on a non-Business Day, on the first Business Day following transmission and electronic confirmation of receipt.

5.8 Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any party upon any breach or default under this Agreement, shall be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent, or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any of the parties, shall be cumulative and not alternative.

5.9 Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable under applicable law, then such provision shall be excluded from this Agreement and the remainder of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms; provided that in such event this Agreement shall be interpreted so as to give effect, to the greatest extent consistent with and permitted by applicable law, to the meaning and intention of the excluded provision as determined by such court of competent jurisdiction.

5.10 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and enforceable against the parties actually executing such counterpart, and all of which together shall constitute one and the same instrument.

5.11 Aggregation of Shares. All Ordinary Shares held by affiliated entities or persons (and for the avoidance of doubt, the Ordinary Shares held by each of the entities set forth on Schedule 1 which are grouped under a titled group) shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

5.12 No Third Party Beneficiaries. Except as expressly provided in this Agreement, this Agreement (including the documents and instruments referred to herein) is not intended to confer on any person other than the parties hereto any rights, remedies, obligations or liabilities hereunder.

5.13 Massachusetts Business Trust. A copy of the Agreement and Declaration of Trust of Fidelity (as defined in Schedule 1) is on file with the Secretary of State of the Commonwealth of Massachusetts and notice is hereby given that this Agreement is executed on behalf of the trustees of Fidelity or any affiliate thereof as trustees and not individually and that the obligations of this Agreement are not binding on any of the trustees, officers or stockholders of Fidelity thereof individually, but are binding only upon Fidelity or any affiliate thereof and its assets and property.

5.14 Mutual Drafting. This Agreement is the joint product of the parties hereto and each provision hereof has been subject to the mutual consultation, negotiation and agreement of the parties and shall not be construed for or against any party hereto.

[Remainder of page intentionally left blank.]

[Signature Page to Amended and Restated IRA]

IN WITNESS WHEREOF the parties have signed this Investors Rights Agreement as the date first hereinabove set forth.

Taboola.com Ltd.

By:	By:
Title:	Title:

[Signature Pages Continue]

Evergreen VA, L.P

By:
Name:	Evergreen V GP, LP
Title:	General Partner

Address: 4 Berkovich St.

Museum Building, 7th Floor

Tel-Aviv, P.O.B. 33111, 6133002, Israel

Evergreen V, L.P

By:
Name:	Evergreen V GP, LP
Title:	General Partner

Address: 4 Berkovich St.

Museum Building, 7th Floor

Tel-Aviv, P.O.B. 33111, 6133002, Israel

Pitango Venture Capital Principals Fund VI, L.P.

By:
Name:	Nechemia Jacob Peres Zeev Binman
Title:	Managing Directors and Authorized Signatories

Address: 11 HaMenofim St. Bldg. B,
Herzliya, 46725 Israel

Pitango Venture Capital Fund VI, L.P.

By:
Name:	Nechemia Jacob Peres Zeev Binman
Title:	Managing Directors and Authorized Signatories

Address: 11 HaMenofim St. Bldg. B,
Herzliya, 46725 Israel

Pitango Venture Capital Fund VI-A L.P

By:
Name:	Nechemia Jacob Peres Zeev Binman
Title:	Managing Directors and Authorized Signatories

Address: 11 HaMenofim St. Bldg. B,
Herzliya, 46725 Israel

Marker Follow-On Fund, LP

By:
Name:	Richard Scanlon
Title:	Authorized Signatory

Address: c/o Innovation Endeavors, 10 East
53rd Street, 14th Floor, New York,
NY 10022, USA

Marker II LP. Taboola Series E LP.

By:
Name:	Richard Scanlon
Title:	Authorized Signatory

Address: c/o Innovation Endeavors, 10 East
53rd Street, 14th Floor, New York,
NY 10022, USA

Marker TA Investments Ltd.

By:
Name:	Richard Scanlon
Title:	Authorized Signatory

Address: c/o Innovation Endeavors, 10 East
53rd Street, 14th Floor, New York,
NY 10022, USA

Marker Lantern II Ltd.

By:
Name:	Richard Scanlon
Title:	Authorized Signatory

Address: c/o Innovation Endeavors, 10 East 53rd
Street, 14th Floor, New York, NY 10022, USA

Shaka Trust

By:
Name:	Zvi Kenigsbuch
Title:	Trustee

Address: Orly Tsioni, Yigal Arnon & Co., 1
Azrieli Center, Tel Aviv 6702101, Israel

Joey Low Family Partners LLC

By:
Name:	Joseph Low
Title:	Manager

Address: 5 Star Farm Road, Purchase New
York 10577, USA

Joey Low

By:
Name:	Joseph Low
Title:	N/A

Address: 5 Star Farm Road, Purchase New
York 10577, USA

Fidelity Securities Fund: Fidelity OTC Portfolio

By:
Name:	Chris Maher
Title:	Authorized Signatory

Address: The Northern Trust Company
(Attn:Trade Securities Processing C-1N), 333
South Wabash Ave, 32nd Floor Chicago,
Illinois 60604

Fidelity Mt. Vernon Street Trust: Fidelity Growth Company Fund

By:
Name:	Chris Maher
Title:	Authorized Signatory

Address: BNY Mellon, PO Box 392002,
Pittsburgh PA 15230

Fidelity Securities Fund: Fidelity Blue Chip Growth Fund

By:
Name:	Chris Maher
Title:	Authorized Signatory

Address: M. Gardiner & Co, C/O JPMorgan
Chase Bank, N.A P.O. Box 3508 Newark, NJ
07101-8006

FIAM Target Date Blue Chip Growth
Commingled Pool By: Fidelity Institutional
Asset Management Trust Company as
Trustee (f/k/a Pyramis Lifecycle Blue Chip
Growth Commingled Pool)

By:
Name:	Chris Maher
Title:	Authorized Signatory

Address: State Street Bank & Trust, PO Box
5756, Boston, MA 02206, USA

__________________________________

Fidelity Mt. Vernon Street Trust: Fidelity Series Growth Company Fund

By:
Name:	Chris Maher
Title:	Authorized Signatory

Address: Mag & Co. c/o Brown Brothers
Harriman & Co., Attn: Corporate Actions/
Vault, 140 Broadway, New York, NY 10005

________________________________

Fidelity Securities Fund: Fidelity Series Blue Chip Growth Fund

By:
Name:	Chris Maher
Title:	Authorized Signatory

Address: State Stree bank & Trust, PO Box
Boston, Massachusetts 02206, Attn:_____
WAVECHART + CO fbo Fidelity Securities
Fund: Fidelity Series Blue Chip Growth Fund

__________________________________

__________________________________

Fidelity Growth Company Commingled Pool

By:
Name:	Chris Maher
Title:	Authorized Signatory

Address: Mag & Co. c/o Brown Brothers
Harriman & Co., Attn: Corporate Actions/
Vault, 140 Broadway, New York, NY 10005

IFA PE Fund II, LP

By:
Name:	Sacha Lainovic
Title:	Managing Member of IFA PE GP II, LLC, its General Partner

Address: Invus Financial Advisors, LLC, 126
East 56th Street, 20th Floor, New York, NY
10022, USA

IFA PE Fund II US, LP

By:
Name:	Sacha Lainovic
Title:	Managing Member of IFA PE GP II, LLC, its General Partner

Address: Invus Financial Advisors, LLC, 126
East 56th Street, 20th Floor, New York, NY
10022, USA

DMGV Limited

By:
Name:	Manuel Lopo de Carvalho
Title:	Director

Address: Northcliffe House, 2 Derry Street,
Kensington, London, United Kingdom

Adam Singolda

____________________________________

Address: 87 Oxford Drive, Tenafly NJ 07670, USA

Lior Golan

____________________________________

Address: 6 Yosef Paamoni St., Tel Aviv, Israel

ION Holdings 1, LP

By:

By its General Partner
ION Acquisition Corp GP Ltd.

Name:	Anthony Reich
Title:	Authorized Sigantory

Address: 89 Medinat Hayehudim Street
Herzliya 4676672, Israel

ION Co-Investment LLC

By:
Name:	Owen Littman
Title:	Authorized Signatory

Address: 599 Lexington Avenue, 20th Floor
New York, New York 10022

Schedule 1

Major Shareholders

Evergreen Group:

Evergreen V-A, L.P.

Evergreen V, L.P

Marker Group:

Marker TA Investments Ltd.

Marker Lantern II Ltd.

WGI Group, LLC

Pitango Group

Pitango Venture Capital Principals Fund VI, L.P.

Pitango Venture Capital Fund VI, L.P.

Pitango Venture Capital Fund VI-A L.P

Trinity Group

Trinity Ventures IX, L.P.

Trinity IX Side-By-Side Fund, L.P.

Trinity IX Entrepreneurs’ Fund L.P.

Fidelity Group ("Fidelity"):

Fidelity Securities Fund: Fidelity OTC Portfolio

Fidelity Mt. Vernon Street Trust: Fidelity Growth Company Fund

Fidelity Growth Company Commingled Pool

Fidelity Mt. Vernon Street Trust: Fidelity Series Growth Company Fund

Fidelity Securities Fund: Fidelity Blue Chip Growth Fund

Pyramis Lifecycle Blue Chip Growth Commingled Pool

Fidelity Securities Fund: Fidelity Series Blue Chip Growth Fund

Invus Group

IFA PE Fund II US, LP

IFA PE Fund II, LP

Viola Ventures, III L.P.

Gemini Group:

Gemini Israel IV L.P.

Gemini Partners Investors IV L.P.

Gemini Israel IV (Annex Fund) L.P.

Gemini Partners Investors IV (Annex Fund) L.P.

Lightspeed Venture Partners VII, L.P.

Index Group:

Index Ventures Growth II (Jersey), L.P.

Index Ventures Growth II Parallel Entrepreneur Fund (Jersey), L.P.

Yucca (Jersey) SLP

Gruner + Jahr GmbH

Harbourvest Group:

Harbourvest Partners IX-Venture Fund L.P.

Harbourvest/ Nystrs Co-invest Fund L.P.

Susquehanna Growth Equity Fund IV, LLLP

Vintage Group

Vintage Investment Partners V (Cayman), L.P.

Vintage Investment Partners V (Israel), L.P.

Vintage Investment Partners VI (Cayman), L.P.

Vintage Investment Partners VI (Israel), L.P.

ION Holdings 1, LP

2

Exhibit A

Form of Joinder Agreement

[Date]

Reference is hereby made to the Amended and Restated Investors’ Rights Agreement, dated [____], 2021 (the “IRA”), by and between Taboola.com Ltd, a limited liability by shares company incorporated under the laws of the State of Israel, the number of which is 513870683 (the “Company”), and the Shareholders named therein. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the IRA.

Pursuant to Section 5.3 of the IRA, each of the undersigned hereby acknowledges, agrees and confirms that, by its execution of this Joinder Agreement, it shall be deemed to be a party to the IRA as if it were an original signatory thereto and hereby expressly assumes, and agrees to perform and discharge, all of the obligations and liabilities of a party thereto as the case may be, under the IRA. All references in the IRA to the “Shareholders”, “Holders” or “Major Shareholders”, as the case may be, shall hereafter include each of the undersigned and their respective successors, as applicable.

Each of the undersigned hereby agrees to promptly execute and deliver any and all further documents and take such further action as the Company, the Shareholders or any undersigned party may reasonably require to effect the purpose of this Joinder Agreement.

This Joinder Agreement shall be governed by and construed according to the laws of the State of Delaware, without regard to the conflict of laws provisions thereof. Any dispute arising under or in relation to this Joinder Agreement shall be resolved solely and exclusively in the Court of Chancery of the State of Delaware, provided, that if subject matter jurisdiction over the matter that is the subject of the legal proceeding is vested exclusively in the U.S. federal courts, such legal proceeding shall be heard in the U.S. District Court for the District of Delaware, and each of the parties hereby submits irrevocably to the jurisdiction of such court. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH OF THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY IN RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS JOINDER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS JOINDER AGREEMENT.

[Signature Pages Follow]

3

IN WITNESS WHEREOF, the parties hereto have executed this Joinder Agreement as of the date herein above set forth.

The Company:

Taboola.com Ltd.

By:	By: [ ]
Title:	Title: [ ]
Address ________________________

[Permitted Transferees]:

__________________________

[   ]

By:_________________

4

Exhibit B

FORM OF IRREVOCABLE TRANSFER AGENT INSTRUCTIONS

As of _________, ____

[Insert Name of Transfer Agent]

[Address]

[Address]

Attn: _________________

Ladies and Gentlemen:

Reference is made to that certain Amended and Restated Investors’ Rights Agreement, dated as of _____________, ___ (the “Agreement”), by and among Taboola.com Ltd., a limited liability by shares Israeli company, the number of which is 513870683 (the “Company”), and the shareholders named on the signature pages thereto (collectively, and including permitted transferees, the “Holders”).

This letter shall serve as our irrevocable authorization and direction to you (provided that you are the transfer agent of the Company at such time and the conditions set forth in this letter are satisfied), subject to any stop transfer instructions that we may issue to you from time to time, if any, to issue certificates representing shares of Common Stock upon transfer or resale of the Ordinary Shares (as defined in the Agreement).

You acknowledge and agree that so long as you have received written confirmation from the Company’s legal counsel that either (1) the Ordinary Shares have been sold in conformity with Rule 144 under the Securities Act (“Rule 144”) or (2) the Ordinary Shares are eligible for sale under Rule 144, without the requirement for the Company to be in compliance with the current public information required under Rule 144 as to such securities and without volume or manner-of-sale restrictions within two (2) trading days of your receipt of a notice of transfer or Ordinary Shares, you shall issue the certificates representing the Ordinary Shares registered in the names of such Holders or transferees, as the case may be, and such certificates shall not bear any legend restricting transfer of the Ordinary Shares thereby and should not be subject to any stop-transfer restriction

Please be advised that the Holders are relying upon this letter as an inducement to enter into the Agreement and, accordingly, each Holder is a third party beneficiary to these instructions.

Please execute this letter in the space indicated to acknowledge your agreement to act in accordance with these instructions.

Very truly yours,

Taboola.com Ltd.

By:
Name:
Title:

Acknowledged and Agreed:

[INSERT NAME OF TRANSFER AGENT]

By:
Name:
Title:

Date: _________________, ______

5

Exhibit F

SPONSOR SUPPORT AGREEMENT

THIS SPONSOR SUPPORT AGREEMENT (this “Agreement”), dated as of January 25, 2021, is entered into by and among ION Acquisition Corp. 1 Ltd., a Cayman Islands exempted company (“ION”), Taboola.com Ltd., a company organized under the laws of the State of Israel (the “Company”), and ION Holdings 1, LP, a Cayman Islands limited partnership, and ION Co-Investment LLC, a Delaware limited liability company (each, a “Shareholder” and collectively, the “Shareholders”).

RECITALS

WHEREAS, as of the date hereof, the Shareholders are the record and “beneficial owners” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”)) of and are entitled to dispose of and vote, in the aggregate, 6,393,750 ION Class B Shares, no ION Class A Shares, and 7,175,000 ION Class A Shares underlying ION Warrants (collectively, the “Owned Shares”; the Owned Shares and any additional ION Class A Shares (or any securities convertible into or exercisable or exchangeable for ION Class A Shares) in which the Shareholders acquire record or beneficial ownership after the date hereof, including by purchase, as a result of a share dividend, share split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise, conversion or exchange of any securities (including any warrants), the “Covered Shares”);

WHEREAS, concurrently herewith, ION, Toronto Sub Ltd., a Cayman Islands exempted company and a direct, wholly-owned subsidiary of the Company (“Merger Sub”), and the Company are entering into an Agreement and Plan of Merger (as amended, supplemented, restated or otherwise modified from time to time, the “Merger Agreement”; capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to them in the Merger Agreement), pursuant to which Merger Sub will merge with and into ION (the “Merger”) at the Effective Time, with ION continuing as the surviving company after the Merger, as a result of which, ION will become a direct, wholly-owned subsidiary of the Company;

WHEREAS, as a condition and inducement to the willingness of ION and the Company to enter into the Merger Agreement, ION, the Company and the Shareholders are entering into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, ION, the Company and the Shareholders hereby agree as follows:

1. Agreement to Vote. Subject to the earlier termination of this Agreement in accordance with Section 4, each Shareholder, in its capacity as a shareholder of ION, severally and not jointly, irrevocably and unconditionally agrees that it shall, and shall cause any other holder of record of such Shareholder’s Covered Shares to, validly execute and deliver to ION, on (or effective as of) the fifth (5th) day following the date that the notice of the ION Extraordinary General Meeting is delivered by ION, the voting proxy in favor of the proposals included therein in substantially the form attached hereto as Exhibit A in respect of all of such Shareholder’s Covered Shares. In addition, prior to the Termination Date (as defined herein), each Shareholder, in its capacity as a shareholder of ION, severally and not jointly, irrevocably and unconditionally agrees that, at any meeting of the shareholders of ION (whether annual or special and whether or not an adjourned or postponed meeting, however called and including any adjournment or postponement thereof) and in connection with any written consent of shareholders of ION, such Shareholder shall, and shall cause any other holder of record of any of such Shareholder’s Covered Shares to:

(a) if and when such meeting is held, appear at such meeting or otherwise cause such Shareholder’s Covered Shares to be counted as present thereat for the purpose of establishing a quorum;

(b) execute and return an action by written consent (or vote, in person or by proxy), or validly execute and return and cause such consent to be granted with respect to (or cause to be voted at such meeting), all of such Shareholder’s Covered Shares owned as of the date that any written consent is executed by such Shareholder (or the record date for such meeting) in favor of the ION Transaction Proposals, as defined on Exhibit A;

(c) execute and return an action by written consent (or vote, in person or by proxy), or validly execute and return and cause such consent to be granted with respect to (or cause to be voted at such meeting), all of such Shareholder’s Covered Shares against (A) any ION Business Combination or any proposal relating to an ION Business Combination (in each case, other than the Transactions) and any other action or agreement that would reasonably be expected to (i) frustrate the purposes of, or materially impede, interfere with, delay, postpone or adversely affect the Transactions (including the consummation thereof), (ii) result in a breach of any covenant, representation or warranty or other obligation or agreement of ION under the Merger Agreement or cause any of the conditions to Closing set forth in Article VII of the Merger Agreement not to be fulfilled or (iii) result in a breach of any covenant, representation or warranty or other obligation or agreement of such Shareholder contained in this Agreement; (B) any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of all or substantially all assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by ION and (C) any change in the business, management or board of directors of ION; and

(d) in any other circumstances upon which a consent or other approval is required under ION’s Organizational Documents or otherwise sought in furtherance of the Transactions, vote, consent or approve (or cause to be voted, consented or approved) all of such Shareholder’s Covered Shares owned at such time in favor thereof.

2. Proxy

(a) The obligations of the Shareholders specified in Section 1 shall apply whether or not the Merger or any action described above is recommended by the board of directors of ION or any committee thereof or the board of directors of ION or any committee thereof has previously recommended the Merger or such action but changed its recommendation.

(b) Each Shareholder hereby irrevocably and unconditionally, to the fullest extent permitted by applicable law, appoints ION, or any ION designee, for so long as the provisions of Section 1 remain in effect, as such Shareholder’s attorney-in-fact and proxy with full power of substitution, to vote, express consent or dissent and otherwise act (by written consent or otherwise) with respect to the Covered Shares, solely on the matters and in the manner specified in Section 1. This proxy (including, for the avoidance of doubt, any voting proxy delivered pursuant to Section 1) shall be valid for the duration of this Agreement.

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(c) THE PROXIES AND POWERS OF ATTORNEY GRANTED PURSUANT TO THIS SECTION 2 ARE IRREVOCABLE AND COUPLED WITH AN INTEREST. Each Shareholder hereby affirms that the irrevocable proxy granted by such Shareholder pursuant to this Section 2 (including, for the avoidance of doubt, any voting proxy delivered pursuant to Section 1) is granted in consideration of the Company entering into this Agreement and the Merger Agreement and that such irrevocable proxy is given to secure the performance of the duties of such Shareholder under this Agreement. The proxies and powers of attorney shall not be terminated by any act of a Shareholder or by operation of law, by lack of appropriate power or authority, or by the occurrence of any other event or events and shall be binding upon all successors, assigns, heirs, beneficiaries and legal representatives of each Shareholder. Each Shareholder hereby revokes all other proxies and powers of attorney on the matters specified in this Section 2 with respect to the Owned Shares that such Shareholder may have previously appointed or granted, and no subsequent proxy or power of attorney shall be given or written consent executed (and if given or executed, shall not be effective) by such Shareholder with respect to any Covered Shares. All authority herein conferred or agreed to be conferred shall survive the death, bankruptcy or incapacity of such Shareholder and any obligation of such Shareholder under this Agreement shall be binding upon the heirs, personal representatives, and successors of such Shareholder.

3. No Inconsistent Agreements. Each Shareholder hereby covenants and agrees that such Shareholder shall not, at any time prior to the Termination Date (as defined below), (i) enter into any voting agreement or voting trust with respect to any of such Shareholder’s Covered Shares that is inconsistent with such Shareholder’s obligations pursuant to this Agreement, (ii) grant a proxy or power of attorney with respect to any of such Shareholder’s Covered Shares that is inconsistent with such Shareholder’s obligations pursuant to this Agreement, or (iii) enter into any agreement or undertaking that is otherwise inconsistent with, or would interfere with, or prohibit or prevent it from satisfying, its obligations pursuant to this Agreement.

4. Termination. This Agreement shall terminate, and no party shall have any further obligations or liabilities under this Agreement, upon the earliest of (i) the Effective Time, (ii) the termination of the Merger Agreement, in accordance with its terms or (iii) the time this Agreement is terminated upon the mutual written agreement of ION, the Company and the Shareholders (the earliest such date under clause (i), (ii), and (iii) being referred to herein as the “Termination Date”); provided, that the provisions set forth in Sections 2.8.1 to 2.8.2 below shall survive the termination of this Agreement; provided further, that termination of this Agreement shall not relieve any party hereto from any liability for any willful breach of, or actual fraud in connection with, this Agreement prior to such termination.

5. Representations and Warranties of the Shareholders. Each Shareholder hereby represents and warrants to the Company and ION solely as to itself and severally and not jointly as follows:

(a) Such Shareholder is the only record and beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of, and has good, valid and marketable title to, the Covered Shares, free and clear of Liens other than as created by this Agreement, the Investors’ Rights Agreement and Permitted Liens. As of the date hereof, other than the Owned Shares, such Shareholder does not own beneficially or of record any share capital of ION (or any securities, including warrants exercisable, convertible or exchangeable into share capital of ION).

(b) Such Shareholder (i) except as provided in this Agreement, has full voting power, full power of disposition and full power to issue instructions with respect to the matters set forth herein, in each case, with respect to such Shareholder’s Covered Shares, (ii) has not entered into any voting agreement or voting trust or any other agreement or arrangement, including any proxy, consent or power of attorney, with respect to any of such Shareholder’s Covered Shares that is inconsistent with such Shareholder’s obligations pursuant to this Agreement, (iii) has not granted a proxy or power of attorney with respect to any of such Shareholder’s Covered Shares that is inconsistent with such Shareholder’s obligations pursuant to this Agreement, and has no knowledge and is not aware of any such proxy or power of attorney in effect, and (iv) has not entered into any agreement or undertaking that is otherwise inconsistent with, or would interfere with, or prohibit or prevent it from satisfying, its obligations pursuant to this Agreement, and has no knowledge and is not aware of any such agreement or undertaking.

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(c) Such Shareholder (i) is a legal entity duly organized, validly existing and, to the extent such concept is applicable, in good standing under the Applicable Legal Requirements of the jurisdiction of its organization, and (ii) has all requisite corporate or other power and authority and has taken all corporate or other action necessary in order to, execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by such Shareholder and constitutes a valid and binding agreement of such Shareholder enforceable against such Shareholder in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Applicable Legal Requirements affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(d) Other than the filings, notices and reports pursuant to, in compliance with or required to be made under the Exchange Act, if any, no filings, notices, reports, consents, registrations, approvals, permits, waivers, expirations of waiting periods or authorizations are required to be obtained by such Shareholder from, or to be given by such Shareholder to, or be made by such Shareholder with, any Governmental Entity in connection with the execution, delivery and performance by such Shareholder of this Agreement, the consummation of the transactions contemplated hereby or the Merger and the other transactions contemplated by the Merger Agreement.

(e) The execution, delivery and performance of this Agreement by such Shareholder do not, and the consummation of the transactions contemplated hereby or the Merger and the other transactions contemplated by the Merger Agreement will not, constitute or result in (i) a breach or violation of, or a default under, the Organizational Documents of such Shareholder (if such Shareholder is not a natural person), (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) of or a default under, the loss of any benefit under, the creation, modification or acceleration of any obligations under or the creation of a Lien on any of the properties, rights or assets of such Shareholder pursuant to any Contract binding upon such Shareholder or, assuming (solely with respect to performance of this Agreement and the transactions contemplated hereby), compliance with the matters referred to in Section 6(d), under any Applicable Legal Requirements to which such Shareholder is subject or (iii) any change in the rights or obligations of any party under any Contract legally binding upon such Shareholder, except, in the case of clause (ii) or (iii) directly above, for any such breach, violation, termination, default, creation, acceleration or change that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or impair such Shareholder’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby, the consummation of the Merger or the other transactions contemplated by the Merger Agreement.

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(f) As of the date of this Agreement, there is no action, proceeding or investigation pending against such Shareholder or, to the knowledge of such Shareholder, threatened against such Shareholder that questions the beneficial or record ownership of such Shareholder’s Owned Shares, that would reasonably be expected to question the validity of this Agreement or to prevent or materially impair, enjoin or delay the ability of such Shareholder to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

(g) Such Shareholder is a sophisticated stockholder and has adequate information concerning the business and financial condition of the Company and ION to make an informed decision regarding this Agreement and the other transactions contemplated by the Merger Agreement and has independently and based on such information as such Shareholder has deemed appropriate, made its own analysis and decision to enter into this Agreement. Such Shareholder acknowledges that the Company and ION have not made and do not make any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement. Such Shareholder acknowledges that the agreements contained herein with respect to the Covered Shares owned by such Shareholder are irrevocable.

(h) Such Shareholder understands and acknowledges that ION and the Company are entering into the Merger Agreement in reliance upon such Shareholder’s execution and delivery of this Agreement and the representations, warranties, covenants and other agreements of such Shareholder contained herein.

(i) No investment banker, broker, finder or other intermediary, other than Cowen and Company, LLC, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission for which ION or the Company is or will be liable in connection with the transactions contemplated hereby based upon arrangements made by or, to the knowledge of such Shareholder, on behalf of such Shareholder.

6. Certain Covenants of the Shareholders. Except in accordance with the terms of this Agreement, each Shareholder hereby covenants and agrees, severally and not jointly, as follows:

(a) Subject to Section 7 hereof, prior to the Termination Date, such Shareholder shall not, and shall cause its Affiliates and Subsidiaries not to, authorize its Representatives to, and shall use its reasonable best efforts to cause its and their respective Representatives not to, directly or indirectly, (i) solicit, initiate, knowingly encourage (including by means of furnishing or disclosing information), knowingly facilitate, approve, endorse, recommend, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) that constitutes, or may reasonably be expected to result in or lead to, an ION Business Combination other than with the Company, the Company Shareholders and their respective Affiliates and Representatives (such offer, inquiry, proposal or indication of interest other than with the Company, the Company Shareholders and their respective Affiliates and Representatives, a “Sponsor Business Combination Proposal”); (ii) furnish or disclose any non-public information about ION to any Person in connection with, or that could reasonably be expected to lead to, a Sponsor Business Combination Proposal (except that such Shareholder shall be permitted to disclose non-public information about ION to its limited partners, members, or shareholders for the limited purpose of securing the corporate or other power and authority to execute and perform this Agreement, provided such Shareholder takes reasonable efforts to cause such Persons to comply with this Section 6(a)); (iii) enter into any Contract or other arrangement or understanding regarding a Sponsor Business Combination Proposal; or (iv) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any Person to do or seek to do any of the foregoing. Such Shareholder shall (A) notify the Company promptly (and in any event within one Business Day) upon receipt by the Shareholder of any Sponsor Business Combination Proposal, and describe the material terms and conditions of any such Company Business Combination Proposal in reasonable detail (including the identity of the Persons making such Sponsor Business Combination Proposal) and (B) keep the Company reasonably informed on a current basis of any modifications or other material developments with respect to such Company Business Combination Proposal or information. Such Shareholder also agrees that, immediately following the execution of this Agreement ,such Shareholder shall, and shall cause its Affiliates and Subsidiaries to, and shall use its reasonable best efforts to cause its and their respective Representatives to, cease any solicitations, discussions or negotiations with any Person (other than the parties hereto and their respective Representatives) conducted heretofore in connection with a Sponsor Business Combination Proposal.

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Notwithstanding anything in this Agreement to the contrary, (i) the Shareholders shall not be responsible for ION’s actions or for those of the board of directors of ION (or any committee thereof), any Subsidiary of ION, if any, or any officers, directors (in their capacity as such), employees and professional advisors of any of the foregoing (the “ION Related Parties”), including with respect to any of the matters contemplated by this Section 6(a), (ii) the Shareholders make no representations or warranties with respect to the actions of any of the ION Related Parties and (iii) any breach by ION of its obligations under Section 6.09 of the Merger Agreement shall not be considered a breach of this Section 6(a) (it being understood for the avoidance of doubt that each Shareholder shall remain responsible for any breach by such Shareholder or its Representatives (other than any such Representative that is an ION Related Party) of this Section 6(a)).

(b) Each Shareholder hereby agrees not to, directly or indirectly, prior to the Termination Date, except in connection with the consummation of the Merger, (i) sell, transfer, pledge, encumber, assign, hedge, swap, convert or otherwise dispose of (including by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, by testamentary disposition, by operation of Applicable Legal Requirements or otherwise), either voluntarily or involuntarily (collectively, “Transfer”), enter into any Contract or option with respect to the Transfer of any of such Shareholder’s Covered Shares or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, with respect to any of such Shareholder’s Covered Shares; (ii) publicly announce any intention to effect any transaction specified in clause (i) or (iii) take any action that would make any representation or warranty of such Shareholder contained herein untrue or incorrect or have the effect of preventing or disabling such Shareholder from performing its obligations under this Agreement; provided, however, that nothing herein shall prohibit a Transfer to an Affiliate of such Shareholder (a “Permitted Transfer”); provided, further, that any Permitted Transfer shall be permitted only if, as a precondition to such Transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to the Company, to assume all of the obligations of the transferring Shareholder under, and be bound by all of the terms of, this Agreement; provided, further, that any Transfer permitted under this Section 6(b) shall not relieve the transferring Shareholder of its obligations under this Agreement. Any Transfer in violation of this Section 6(b) with respect to the transferring Shareholder’s Covered Shares shall be null and void. Nothing in this Agreement shall prohibit direct or indirect transfers of equity or other interests in a Shareholder.

(c) Each Shareholder hereby authorizes ION to maintain a copy of this Agreement at either the executive office or the registered office of ION.

(d) Each Shareholder hereby acknowledges that it has read the Merger Agreement and this Agreement and has had the opportunity to consult with its tax and legal advisors. Each Shareholder shall be bound by and comply with Section 6.05(a), Section 6.05(b) and Section 6.15(ii) of the Merger Agreement (and any relevant definitions contained in such sections) as if such Shareholder was an original signatory to the merger Agreement with respect to such provision.

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(e) Each Shareholder agrees not to commence, join in, facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against any of the Company, ION or any of their respective successors or directors, challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or alleging a breach of any fiduciary duty of any Person in connection with the evaluation, negotiation or entry into the Merger Agreement.

(f) Each Shareholder that holds ION Class A Shares agrees not to demand that ION redeem any ION Class A Shares owned by it in connection with the transactions contemplated by the Merger Agreement.

7. Further Assurances. From time to time, at the Company’s request and without further consideration, each Shareholder shall execute and deliver such additional documents and take all such further action as may be reasonably necessary to effect the actions and consummate the transactions contemplated by this Agreement. Each Shareholder further agrees not to commence or participate in, and to take all actions necessary to opt out of any class action with respect to, any action or claim, derivative or otherwise, against ION, the Company or any of their respective Affiliates, successors and assigns relating to the negotiation, execution or delivery of this Agreement, the Merger Agreement or the consummation of the transactions contemplated hereby and thereby (including the Capital Restructuring).

8. Disclosure. Each Shareholder hereby authorizes ION and the Company to publish and disclose in any announcement or disclosure required by the SEC (or as otherwise required by any applicable securities laws or any other securities authorities), or include in any document or information required to be filed with or furnished to the SEC or the NYSE or Nasdaq, such Shareholder’s identity and ownership of the Covered Shares and the nature of such Shareholder’s obligations under this Agreement and, if deemed appropriate by ION or the Company a copy of this Agreement. Each Shareholder will promptly provide any information reasonably requested by ION or the Company for any regulatory application or filing made or approval sought in connection with the transactions contemplated by the Merger Agreement (including filings with the SEC or the NYSE or Nasdaq).

9. Changes in Share Capital. In the event of a share split, share dividend or distribution, or any change in ION’s share capital by reason of any split-up, reverse share split, recapitalization, combination, reclassification, exchange of shares or the like, the terms “Owned Shares” and “Covered Shares” shall be deemed to refer to and include such shares as well as all such share dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

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10. Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed by ION, the Company and the Shareholders. Any party to this Agreement may, at any time prior to the Termination Date, waive any of the terms or conditions of this Agreement, or agree to an amendment or modification to this Agreement in the manner contemplated by this Section 10 or Section 11, as applicable.

11. Waiver. No failure or delay by any party hereto exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies of the parties hereto hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. Any agreement on the part of a party hereto to any such waiver shall be valid only if set forth in a written instrument executed and delivered by such party.

12. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given: (a) on the date established by the sender as having been delivered personally; (b) one Business Day after being sent by a nationally recognized overnight courier guaranteeing overnight delivery; (c) on the date sent, if sent by email, to the addresses below; or (d) on the fifth Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications, to be valid, must be addressed as follows:

If to ION prior to the Closing, to:

ION Acquisition Corp. 1 Ltd.
89 Medinat Hayehudim Street
Herzliya 4676672, Israel
Attn: Anthony Reich
Email: Anthony@ion-am.com

with a copy (which shall not constitute notice) to:

White & Case LLP
1221 Avenue of the Americas
New York, New York 10020-1095

Attention:	Joel Rubinstein Robert Chung Kristen Rohr

Email:	joel.rubinstein@whitecase.com robert.chung@whitecase.com kristen.rohr@whitecase.com

Goldfarb Seligman & Co.
Ampa Tower
98 Yigal Alon Street
Tel Aviv 6789141, Israel

Attention: Aaron M. Lampert

Email: aaron.lampert@goldfarb.com

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If to the Company or ION following the Closing, to:

Taboola.com Ltd.

2 Jabotinsky Street

Ramat Gan 5250501

Israel

Attention: General Counsel

Telephone No.: +972-3-6966966

Email: legal@taboola.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP
885 Third Avenue
New York, NY 10022-4834

Attention:	Justin G. Hamill Joshua M. Dubofsky Navneeta Rekhi
Email:	justin.hamill@lw.com josh.dubofsky@lw.com navneeta.rekhi@lw.com

and

Meitar, Law Offices
16 Abba Hillel Road
Ramat Gan 52506, Israel

Attention:	Alon Sahar Assaf Naveh

Email:	asahar@meitar.com assafn@meitar.com

and

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, NY 10017-3982

Attention:	Lee Hochbaum Michael Kaplan

Email:	lee.hochbaum@davispolk.com michael.kaplan@davispolk.com

If to a Shareholder, to such address indicated on such Shareholders’ signature page hereto or to such other address or addresses as such Shareholder may from time to time designate in writing.

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13. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in the Company any direct or indirect ownership or incidence of ownership of or with respect to the Covered Shares of any Shareholder. All rights, ownership and economic benefits of and relating to the Covered Shares of any Shareholder shall remain vested in and belong to such Shareholder, and the Company shall have no authority to manage, direct, restrict, regulate, govern or administer any of the policies or operations of Company or exercise any power or authority to direct either Shareholder in the voting or disposition of any of such Shareholder’s Covered Shares, except as otherwise provided herein.

14. Entire Agreement. This Agreement and the Merger Agreement constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof. No representations, warranties, covenants, understandings, agreements, oral or otherwise, with respect to the subject matter contemplated by this Agreement exist between the parties hereto except as expressly set forth or referenced in this Agreement and the Merger Agreement. In the event of any inconsistency, conflict, or ambiguity as to the rights and obligations of the parties hereto under this Agreement and the Merger Agreement, the terms of this Agreement shall control and supersede any such inconsistency, conflict or ambiguity.

15. No Third-Party Beneficiaries. The Shareholders hereby agree that their representations, warranties and covenants set forth herein are solely for the benefit of the Company in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein, and the parties hereto hereby further agree that this Agreement may only be enforced against, and any Legal Proceeding that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against, the Persons expressly named as parties hereto.

16. Governing Law and Venue; Service of Process; Waiver of Jury Trial.

(a) This Agreement and any action, suit, dispute, controversy or claim arising out of this Agreement, or the validity, interpretation, breach or termination of this Agreement, shall be governed by and construed in accordance with the internal law of the State of Delaware regardless of the law that might otherwise govern under applicable principles of conflicts of law thereof, except to the extent that the laws of the Cayman Islands or of the State of Israel are mandatorily applicable.

(b) Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of the Chancery Court of the State of Delaware, or, if such court declines jurisdiction, then to any federal court located in Wilmington, Delaware or any appellate court therefrom in connection with any matter based upon or arising out of this Agreement, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such Person and waives and covenants not to assert or plead any objection which they might otherwise have to such manner of service of process. Each of the parties hereto and any Person asserting rights as a third-party beneficiary may do so only if he, she or it hereby waives, and shall not assert as a defense in any legal dispute, that: (i) such Person is not personally subject to the jurisdiction of the above named courts for any reason; (ii) such Legal Proceeding may not be brought or is not maintainable in such court; (iii) such Person’s property is exempt or immune from execution; (iv) such Legal Proceeding is brought in an inconvenient forum; or (v) the venue of such Legal Proceeding is improper. Each of the parties hereto and any Person asserting rights as a third-party beneficiary hereby agrees not to commence or prosecute any such action, claim, cause of action or suit other than before one of the above-named courts, nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action, claim, cause of action or suit to any court other than one of the above-named courts, whether on the grounds of inconvenient forum or otherwise. Each of the parties hereto hereby consents to service of process in any such proceeding in any manner permitted by Delaware law, and further consents to service of process by nationally recognized overnight courier service guaranteeing overnight delivery, or by registered or certified mail, return receipt requested, at its address specified pursuant to Section 12. Notwithstanding the foregoing in this Section 16, any party hereto may commence any action, claim, cause of action or suit in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts.

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(c) TO THE EXTENT NOT PROHIBITED BY APPLICABLE LEGAL REQUIREMENTS WHICH CANNOT BE WAIVED, EACH OF THE PARTIES HERETO AND ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY MAY DO SO ONLY IF HE, SHE OR IT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY ON ANY CLAIMS OR COUNTERCLAIMS ASSERTED IN ANY LEGAL DISPUTE RELATING TO THIS AGREEMENT AND FOR ANY COUNTERCLAIM RELATING THERETO, WHETHER NOW EXISTING OR HEREAFTER ARISING. IF THE SUBJECT MATTER OF ANY SUCH LEGAL DISPUTE IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY HERETO NOR ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY SHALL ASSERT IN SUCH LEGAL DISPUTE A NONCOMPULSORY COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT. FURTHERMORE, NO PARTY HERETO NOR ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY SHALL SEEK TO CONSOLIDATE ANY SUCH LEGAL DISPUTE WITH A SEPARATE ACTION OR OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT BE WAIVED.

17. Assignment; Successors. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 17 shall be null and void, ab initio.

18. Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as parties hereto, and then only with respect to the specific obligations set forth herein with respect to such party. Except to the extent a named party to this Agreement (and then only to the extent of the specific obligations undertaken by such named party in this Agreement), (a) no past, present or future director, officer, employee, incorporator, member, partner, shareholder, affiliate, agent, attorney, advisor or representative or affiliate of any named party to this Agreement and (b) no past, present or future director, officer, employee, incorporator, member, partner, shareholder, affiliate, agent, attorney, advisor or representative or affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of ION, the Company or the Shareholders (or either of them) under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby.

19. Enforcement. The parties hereto agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties do not perform their obligations under the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions. The parties hereto acknowledge and agree that (a) the parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, including the Shareholders’ obligations to vote its Covered Shares as provided in this Agreement, without proof of damages, prior to the valid termination of this Agreement, this being in addition to any other remedy to which they are entitled under this Agreement, and (b) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, none of the parties would have entered into this Agreement. Each party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other parties have an adequate remedy at Applicable Legal Requirements or that an award of specific performance is not an appropriate remedy for any reason at Applicable Legal Requirements or equity. The parties acknowledge and agree that any party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 19 shall not be required to provide any bond or other security in connection with any such injunction.

20. Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under Applicable Legal Requirements, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under Applicable Legal Requirements, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under Applicable Legal Requirements, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

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21. Counterparts. This Agreement and any amendment hereto may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement or any amendment hereto by electronic means, including docusign, e-mail, or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement or any amendment hereto.

22. Interpretation and Construction. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. References to Sections are to Sections of this Agreement unless otherwise specified. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. The definitions contained in this Agreement are applicable to the masculine as well as to the feminine and neuter genders of such term. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute and to any rules or regulations promulgated thereunder. References to any person include the successors and permitted assigns of that person. References from or through any date mean, unless otherwise specified, from and including such date or through and including such date, respectively. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

23. Capacity as a Shareholder. Notwithstanding anything herein to the contrary, each Shareholder signs this Agreement solely in such Shareholder’s capacity as a shareholder of ION, and not in any other capacity and this Agreement shall not limit or otherwise affect the actions of such Shareholder or any affiliate, employee or designee of such Shareholder or any of its affiliates in his or her capacity, if applicable, as an officer or director of ION or any other Person. The Shareholders shall not be liable or responsible for any breach, default, or violation of any representation, warranty, covenant or agreement hereunder by one another or any other shareholder that is entering into a similar Agreement and the Shareholders shall solely be required to perform their respective obligations hereunder in their individual capacity.

[The remainder of this page is intentionally left blank.]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed (where applicable, by their respective officers or other authorized Persons thereunto duly authorized) as of the date first written above.

ION ACQUISITION CORP. 1 LTD.

By:
Name: Anthony Reich
Title: Chief Financial Officer

TABOOLA.COM LTD.

By:
Name:
Title:

ION HOLDINGS 1, LP

By:

By its General Partner
ION ACQUISITION CORP GP LTD.

Name: Anthony Reich
Title: Authorized Signatory
Address: 89 Medinat Hayehudim Street
Herzliya 4676672, Israel

ION CO-INVESTMENT LLC

By:
Name: Owen Littman
Title: Authorized Signatory
Address: 599 Lexington Avenue, 20th Floor
New York, New York 10022

Exhibit A

ION ACQUISITION CORP. 1 LTD.,

(“ION”)

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE EXTRAORDINARY GENERAL MEETING

TO BE HELD ON [●], 2021

PROXY CARD

Capitalized terms used and not otherwise defined herein, shall have the respective meanings ascribed to them under the Notice of the Extraordinary General Meeting dated [●], 2021, to which this Proxy was attached, or under the Merger Agreement (as defined below).

The undersigned shareholder (the “Shareholder”), being the holder of [________ ION Class B Shares, ________ ION Class A Shares, and ________ ION Class A Shares underlying ION Warrants] of ION, hereby appoints [●] (the “Proxy Holder”), with full power of substitution, as proxy to vote the shares that the undersigned is entitled to vote at the extraordinary general meeting (the “meeting”) of ION, to be held on [●], 2021, at [●] Eastern time, at http://[●] and at the offices of White & Case LLP at 1221 Avenue of the Americas, New York, New York 10020, and at any postponements or adjournments thereof, as indicated in this Proxy.

The Shareholder acknowledges receipt of the proxy statement attached to the Notice of the Extraordinary General Meeting and revokes all prior proxies, if any, for said meeting.

In light of ongoing developments related to coronavirus (COVID-19), after careful consideration, ION has determined that the meeting will be a hybrid virtual meeting conducted via live webcast in order to facilitate shareholder attendance and participation while safeguarding the health and safety of our shareholders, directors and management team. The undersigned or the Proxy Holder will be able to attend and vote at the meeting online by visiting https://[●] and using a control number assigned by Continental Stock Transfer & Trust Company. To register and receive access to the hybrid virtual meeting, registered shareholders and beneficial shareholders (those holding shares through a stock brokerage account or by a bank or other holder of record) or the Proxy Holder will need to follow the instructions applicable to them provided in the proxy statement and at any adjournments or postponements thereof. The shares represented by this Proxy shall be voted as indicated with respect to the proposals listed in this Proxy and in the Proxy Holder’s discretion on such other matters as may properly come before the meeting or any adjournment or postponement thereof.

THE SHARES REPRESENTED BY THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO SPECIFIC DIRECTION IS GIVEN AS TO THE PROPOSALS, THIS PROXY WILL BE VOTED “FOR” EACH PROPOSAL PRESENTED TO SHAREHOLDERS. PLEASE MARK, DATE, SIGN AND RETURN THE PROXY CARD PROMPTLY.

(Continued and to be marked, dated and signed on the reverse side)

Important Notice Regarding the Availability of Proxy Materials for the Extraordinary General Meeting to be Held on [●], 2021.

This Notice of the Extraordinary General Meeting and the accompanying proxy statement are available at: https ://[●]

For	Against	Abstain

Proposal No. 1 – The Merger Agreement and Business Combination Proposal

To approve and adopt a proposal to approve the business combination described in this proxy statement/prospectus, including the Merger Agreement dated January 25, 2021 by and between the Company, ION Acquisition Corp. 1 Ltd. and Toronto Sub Ltd., a Cayman Islands exempted company and a direct, wholly-owned subsidiary of the Company (the “Merger Agreement”), a copy of which is attached to the proxy statement as Annex A-1, and approve the transactions contemplated thereby (the “Business Combination”), including the approval by special resolution pursuant to which Toronto Sub Ltd. will merge with and into ION, with ION surviving the merger as a wholly owned subsidiary of the Company, and ordinary shares of the Company will be delivered to ION shareholders as merger consideration;

☐	☐	☐

Proposal No. 2 – The Adjournment Proposal

To approve and adopt, if necessary, the adjournment of the meeting to a later date or dates to permit further solicitation and votes of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal. This proposal will only be presented at the meeting if there are not sufficient votes to approve the Business Combination Proposal.

☐	☐	☐

SHAREHOLDER	SIGNATURE	NAME & TITLE	DATE
(please PRINT name)		(for corporate entities)

* If this Proxy represents shares held by more than one person/entity, please list all such entities or provide separate proxies.

NOTE: Please sign as name appears hereon. Joint owners should each sign. Wen signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

The shares represented by this Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder). If no direction is made, this Proxy will be voted “FOR” each proposal presented to shareholders. If any other matters properly come before the meeting, unless such authority is withheld on this proxy card, the Proxy Holder will vote on such matter in its discretion.

2

Exhibit G

COMPANY SHAREHOLDER SUPPORT AGREEMENT

THIS COMPANY SHAREHOLDER SUPPORT AGREEMENT (this “Agreement”), dated as of January 25, 2021, is entered into by and among ION Acquisition Corp. 1 Ltd., a Cayman Islands exempted company (“ION”), Taboola.com Ltd., a company organized under the laws of the State of Israel (the “Company”), and the party listed on the signature pages hereto as a “Shareholder” (the “Shareholder”).

RECITALS

WHEREAS, concurrently herewith, ION, Toronto Sub Ltd., a Cayman Islands exempted company and a direct, wholly-owned subsidiary of the Company (“Merger Sub”), and the Company are entering into an Agreement and Plan of Merger substantially in the form attached hereto as Annex A (as amended, supplemented, restated or otherwise modified from time to time, the “Merger Agreement”; capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to them in the Merger Agreement);

WHEREAS, immediately prior to the Effective Time, each preferred share, with no par value, of the Company (each, a “Company Preferred Share”) will be converted into ordinary shares, with no par value, of the Company (each, a “Company Ordinary Share”) in accordance with the Organizational Documents of the Company and immediately following such conversion, the Company shall effect a stock split of each Company Ordinary Share into such number of Company Ordinary Shares calculated in accordance with Section 2.01(b) of the Merger Agreement (such stock split, together with the conversion of Company Preferred Shares, the “Capital Restructuring”);

WHEREAS, at the Effective Time, upon the terms and subject to the conditions of the Merger Agreement and in accordance with the Cayman Islands Companies Law (2020 Revision), as amended or restated from time to time, Merger Sub will merge with and into ION (the “Merger”), with ION continuing as the surviving company after the Merger, as a result of which, ION will become a direct, wholly-owned subsidiary of the Company;

WHEREAS, as of the date hereof, the Shareholder is the record and “beneficial owner” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”)) of and is entitled to dispose of and vote [●] Company Ordinary Shares, [●] Company Preferred A Shares, [●] Company Preferred B Shares, [●] Company Preferred B-1 Shares, [●] Company Preferred B-2 Shares, [●] Company Preferred C Shares, [●] Company Preferred D Shares, and [●] Company Preferred E Shares (collectively, the “Owned Shares”; the Owned Shares and any additional Company Ordinary Shares and/or Company Preferred Shares (or any securities convertible into or exercisable or exchangeable for Company Ordinary Shares and/or Company Preferred Shares) in which the Shareholder acquires record or beneficial ownership after the date hereof, including by purchase, as a result of a share dividend, share split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any securities, the “Covered Shares”);

WHEREAS, as a condition and inducement to the willingness of ION to enter into the Merger Agreement, ION, the Company and the Shareholder are entering into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, ION, the Company and the Shareholder hereby agree as follows:*******

1. Agreement to Vote. Subject to the earlier termination of this Agreement in accordance with Section 4, the Shareholder, in its capacity as a shareholder or proxy holder of the Company, irrevocably and unconditionally agrees that it shall, and shall cause any other holder of record of the Shareholder’s Covered Shares to, validly execute and deliver to the Company, on (or effective as of) the fifth (5th) day following the date that the notice of the Company Annual and Special Meeting is delivered by the Company, the voting proxy in substantially the form attached hereto as Exhibit A in respect of all of the Shareholder’s Covered Shares. In addition, prior to the Termination Date (as defined herein), the Shareholder, in its capacity as a shareholder or proxy holder of the Company, irrevocably and unconditionally agrees that, at any meeting of the shareholders of the Company (whether annual or special and whether or not an adjourned or postponed meeting, however called and including any adjournment or postponement thereof) and in connection with any written consent of shareholders of the Company, the Shareholder shall, and shall cause any other holder of record of any of the Shareholder’s Covered Shares to:

(a) if and when such meeting is held, appear at such meeting or otherwise cause the Shareholder’s Covered Shares to be counted as present thereat for the purpose of establishing a quorum;

(b) execute and return an action by written consent (or vote, in person or by proxy), or validly execute and return and cause such consent to be granted with respect to (or cause to be voted at such meeting), all of the Shareholder’s Covered Shares owned as of the date that any written consent is executed by the Shareholder (or the record date for such meeting) in favor of the Company Transaction Proposals, as set forth on Exhibit A hereto;

(c) execute and return an action by written consent (or vote, in person or by proxy), or validly execute and return and cause such consent to be granted with respect to (or cause to be voted at such meeting), all of the Shareholder’s Covered Shares against (A) any Company Business Combination or any Company Business Combination Proposal (as defined below) (in each case, other than the Transactions) and any other action or agreement that would reasonably be expected to (i) frustrate the purposes of, or materially impede, interfere with, delay, postpone or adversely affect the Transactions (including the consummation thereof), (ii) result in a breach of any covenant, representation or warranty or other obligation or agreement of the Company under the Merger Agreement or cause any of the conditions to Closing set forth in Article VII of the Merger Agreement not to be fulfilled or (iii) result in a breach of any covenant, representation or warranty or other obligation or agreement of the Shareholder contained in this Agreement and (B) any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of all or substantially all assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company; and

(d) in any other circumstances upon which a consent or other approval is required under the Company’s Organizational Documents or otherwise sought in furtherance of the Transactions, vote, consent or approve (or cause to be voted, consented or approved) all of the Shareholder’s Covered Shares owned at such time in favor thereof.

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2. Proxy.

(a) The obligations of the Shareholder specified in Section 1 shall apply whether or not the Merger or any action described above is recommended by the board of directors of the Company or any committee thereof or the board of directors of the Company or any committee thereof has previously recommended the Merger or such action but changed such recommendation.

(b) The Shareholder hereby irrevocably and unconditionally, to the fullest extent permitted by Applicable Legal Requirements, appoints the Company, or any designee of the Company, for so long as the provisions of Section 1 remain in effect, as the Shareholder’s attorney-in-fact and proxy with full power of substitution, to vote, express consent or dissent and otherwise act (by written consent or otherwise) with respect to the Covered Shares, solely on the matters and in the manner specified in Section 1. This proxy (including, for the avoidance of doubt, any voting proxy delivered pursuant to Section 1) shall be valid for the duration of this Agreement.

(c) THE PROXIES AND POWERS OF ATTORNEY GRANTED PURSUANT TO THIS SECTION 2 ARE IRREVOCABLE AND COUPLED WITH AN INTEREST. The Shareholder hereby affirms that the irrevocable proxy granted by Shareholder pursuant to this Section 2 (including, for the avoidance of doubt, any voting proxy delivered pursuant to Section 1) is granted in consideration of ION entering into this Agreement and the Merger Agreement and that such irrevocable proxy is given to secure the performance of the duties of the Shareholder under this Agreement. The proxies and powers of attorney shall not be terminated by any act of the Shareholder or by operation of law, by lack of appropriate power or authority, or by the occurrence of any other event or events and shall be binding upon all successors, assigns, heirs, beneficiaries and legal representatives of the Shareholder. The Shareholder hereby revokes all other proxies and powers of attorney on the matters specified in this Section 2 with respect to the Owned Shares that the Shareholder may have previously appointed or granted, and no subsequent proxy or power of attorney shall be given or written consent executed (and if given or executed, shall not be effective) by the Shareholder with respect to any Covered Shares. All authority herein conferred or agreed to be conferred shall survive the death, bankruptcy or incapacity of the Shareholder and any obligation of the Shareholder under this Agreement shall be binding upon the heirs, personal representatives, and successors of the Shareholder.

3. No Inconsistent Agreements. The Shareholder hereby covenants and agrees that the Shareholder shall not, at any time prior to the Termination Date (as defined below), (i) enter into any voting agreement or voting trust with respect to any of the Shareholder’s Covered Shares that is inconsistent with the Shareholder’s obligations pursuant to this Agreement, (ii) grant a proxy or power of attorney with respect to any of the Shareholder’s Covered Shares that is inconsistent with the Shareholder’s obligations pursuant to this Agreement, or (iii) enter into any agreement or undertaking that is otherwise inconsistent with, or would interfere with, or prohibit or prevent it from satisfying, its obligations pursuant to this Agreement.

4. Termination. This Agreement shall terminate, and no party shall have any further obligations or liabilities under this Agreement, upon the earliest of (i) the Effective Time, (ii) the termination of the Merger Agreement in accordance with its terms or (iii) the time this Agreement is terminated upon the mutual written agreement of ION, the Company and the Shareholder (the earliest such date under clause (i), (ii) and (iii) being referred to herein as the “Termination Date”); provided, that the provisions set forth in Sections 11 to 23 below shall survive the termination of this Agreement; provided further, that termination of this Agreement shall not relieve any party hereto from any liability for any willful breach of, or actual fraud in connection with, this Agreement prior to such termination.

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5. Representations and Warranties of the Shareholder. The Shareholder hereby represents and warrants to the Company and ION as to itself as follows:

(a) The Shareholder is the only record and beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of, and has good, valid and marketable title to, the Covered Shares, free and clear of Liens other than as created by this Agreement and Permitted Liens. As of the date hereof, other than the Owned Shares, the Shareholder does not own beneficially or of record any share capital of the Company (or any securities convertible into share capital of the Company).

(b) The Shareholder (i) except as provided in this Agreement, has full voting power, full power of disposition and full power to issue instructions with respect to the matters set forth herein, in each case, with respect to the Shareholder’s Covered Shares, (ii) has not entered into any voting agreement or voting trust or any other agreement or arrangement, including any proxy, consent or power of attorney, with respect to any of the Shareholder’s Covered Shares that is inconsistent with the Shareholder’s obligations pursuant to this Agreement, (iii) has not granted a proxy or power of attorney with respect to any of the Shareholder’s Covered Shares that is inconsistent with the Shareholder’s obligations pursuant to this Agreement, and has no knowledge and is not aware of any such proxy or power of attorney in effect, and (iv) has not entered into any agreement or undertaking that is otherwise inconsistent with, or would interfere with, or prohibit or prevent it from satisfying, its obligations pursuant to this Agreement, and has no knowledge and is not aware of any such agreement or undertaking.

(c) (A) If the Shareholder is a natural person, he or she has all the requisite power and authority and has taken all action necessary in order to execute and deliver this Agreement, to perform his or her obligations hereunder and to consummate the transactions contemplated hereby, and (B) if the Shareholder is not a natural person it (i) is a legal entity duly organized, validly existing and, to the extent such concept is applicable, in good standing under the Applicable Legal Requirements of the jurisdiction of its organization, and (ii) has all requisite corporate or other power and authority and has taken all corporate or other action necessary in order to, execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Shareholder and constitutes a valid and binding agreement of the Shareholder enforceable against the Shareholder in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Applicable Legal Requirements affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(d) Other than the filings, notices and reports pursuant to, in compliance with or required to be made under the Exchange Act, if any, no filings, notices, reports, consents, registrations, approvals, permits, waivers, expirations of waiting periods or authorizations are required to be obtained by the Shareholder from, or to be given by the Shareholder to, or be made by the Shareholder with, any Governmental Entity in connection with the execution, delivery and performance by the Shareholder of this Agreement, the consummation of the transactions contemplated hereby or the Merger and the other transactions contemplated by the Merger Agreement.

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(e) The execution, delivery and performance of this Agreement by the Shareholder do not, and the consummation of the transactions contemplated hereby or the Merger and the other transactions contemplated by the Merger Agreement will not, constitute or result in (i) a breach or violation of, or a default under, the Organizational Documents of the Shareholder (if the Shareholder is not a natural person), (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) of or a default under, the loss of any benefit under, the creation, modification or acceleration of any obligations under or the creation of a Lien on any of the properties, rights or assets of the Shareholder pursuant to any Contract binding upon the Shareholder or, assuming (solely with respect to performance of this Agreement and the transactions contemplated hereby), compliance with the matters referred to in Section 5(d), under any Applicable Legal Requirements to which the Shareholder is subject or (iii) any change in the rights or obligations of any party under any Contract legally binding upon the Shareholder, except, in the case of clause (ii) or (iii) directly above, for any such breach, violation, termination, default, creation, acceleration or change that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or impair the Shareholder’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby, the consummation of the Merger or the other transactions contemplated by the Merger Agreement.

(f) As of the date of this Agreement, there is no action, proceeding or investigation pending against the Shareholder or, to the knowledge of the Shareholder, threatened against the Shareholder that questions the beneficial or record ownership of the Shareholder’s Owned Shares, that would reasonably be expected to question the validity of this Agreement or to prevent or materially impair, enjoin or delay the ability of the Shareholder to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

(g) The Shareholder is a sophisticated stockholder and has adequate information concerning the business and financial condition of ION and the Company to make an informed decision regarding this Agreement and the other transactions contemplated by the Merger Agreement and has independently and based on such information as the Shareholder has deemed appropriate, made its own analysis and decision to enter into this Agreement. The Shareholder acknowledges that ION and the Company have not made and do not make any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement. The Shareholder acknowledges that the agreements contained herein with respect to the Covered Shares owned by the Shareholder are irrevocable.

(h) The Shareholder understands and acknowledges that ION and the Company are entering into the Merger Agreement in reliance upon the Shareholder’s execution and delivery of this Agreement and the representations, warranties, covenants and other agreements of the Shareholder contained herein.

(i) No investment banker, broker, finder or other intermediary is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission for which ION or the Company is or will be liable in connection with the transactions contemplated hereby based upon arrangements made by or, to the knowledge of the Shareholder, on behalf of the Shareholder.

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6. Certain Covenants of the Shareholder. Except in accordance with the terms of this Agreement, the Shareholder hereby covenants and agrees as follows:

(a) Subject to Section 7 hereof, prior to the Termination Date, the Shareholder shall not, and shall cause its Affiliates and Subsidiaries not to, shall not authorize its Representatives to, and shall use its reasonable best efforts to cause its and their respective Representatives not to, directly or indirectly, (i) solicit, initiate, knowingly encourage (including by means of furnishing or disclosing information), knowingly facilitate, approve, endorse, recommend, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) that constitutes, or may reasonably be expected to result in or lead to, a Company Business Combination (in each case, other than the Transactions, a “Company Business Combination Proposal”); (ii) furnish or disclose any non-public information about the Company to any Person in connection with, or that could reasonably be expected to lead to, a Company Business Combination Proposal (except that the Shareholder shall be permitted to disclose non-public information about the Company to its limited partners, members, or shareholders for the limited purpose of securing the corporate or other power and authority to execute and perform this Agreement, provided the Shareholder takes reasonable efforts to cause such Persons to comply with this Section 6(a)); (iii) enter into any Contract or other arrangement or understanding regarding a Company Business Combination Proposal; or (iv) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any Person to do or seek to do any of the foregoing. The Shareholder shall (A) notify ION promptly (and in any event within one Business Day) upon receipt by the Shareholder of any Company Business Combination Proposal, and describe the material terms and conditions of any such Company Business Combination Proposal in reasonable detail (including the identity of the Persons making such Company Business Combination Proposal) and (B) keep ION reasonably informed on a current basis of any modifications or other material developments with respect to such Company Business Combination Proposal or information. The Shareholder also agrees that, immediately following the execution of this Agreement, the Shareholder shall, and shall cause its Affiliates and Subsidiaries to, and shall use its reasonable best efforts to cause its and their respective Representatives to, cease any solicitations, discussions or negotiations with any Person (other than the parties hereto and their respective Representatives) conducted heretofore in connection with a Company Business Combination Proposal.

Notwithstanding anything in this Agreement to the contrary, (i) the Shareholder shall not be responsible for the actions of the Company or the board of directors of the Company (or any committee thereof), any Subsidiary of the Company, or any officers, directors (in their capacity as such), employees and professional advisors of any of the foregoing (the “Company Related Parties”), including with respect to any of the matters contemplated by this Section 6(a), (ii) the Shareholder makes no representations or warranties with respect to the actions of any of the Company Related Parties and (iii) any breach by the Company of its obligations under Section 6.09 of the Merger Agreement shall not be considered a breach of this Section 6(a) (it being understood for the avoidance of doubt that the Shareholder shall remain responsible for any breach by the Shareholder or its, his or her Representatives (other than any such Representative that is a Company Related Party) of this Section 6(a)).

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(b) The Shareholder hereby agrees not to, directly or indirectly, prior to the Termination Date, except in connection with the consummation of the Merger, (i) other than pursuant to any Secondary Share Purchase Agreement to which the Shareholder may be a party, sell, transfer, pledge, encumber, assign, hedge, swap, convert or otherwise dispose of (including by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, by testamentary disposition, by operation of Applicable Legal Requirements or otherwise), either voluntarily or involuntarily (collectively, “Transfer”), or enter into any Contract or option with respect to the Transfer of any of the Shareholder’s Covered Shares; (ii) publicly announce any intention to effect any transaction specified in clause (i), or (iii) take any action that would make any representation or warranty of the Shareholder contained herein untrue or incorrect or have the effect of preventing or disabling the Shareholder from performing its obligations under this Agreement; provided, however, that nothing herein shall prohibit a Transfer to an Affiliate of the Shareholder (a “Permitted Transfer”); provided, further, that any Permitted Transfer shall be permitted only if, as a precondition to such Transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to ION, to assume all of the obligations of the Shareholder under, and be bound by all of the terms of, this Agreement; provided, further, that any Transfer permitted under this Section 6(b) shall not relieve the Shareholder of its obligations under this Agreement. Any Transfer in violation of this Section 6(b) with respect to the Shareholder’s Covered Shares shall be null and void. Nothing in this Agreement shall prohibit direct or indirect transfers of equity or other interests in a Shareholder.

(c) The Shareholder hereby authorizes the Company to maintain a copy of this Agreement at either the executive office or the registered office of the Company.

(d) The Shareholder hereby acknowledges that it has read the Merger Agreement and this Agreement and has had the opportunity to consult with its tax and legal advisors. The Shareholder shall be bound by and comply with Section 6.05 (Confidentiality; Access to Information) of the Merger Agreement (and any relevant definitions contained in such section) as if the Shareholder was an original signatory to the Merger Agreement with respect to such provision.

(e) The Shareholder agrees not to commence, join in, facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against any of ION, the Company or any of their respective successors or directors, challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or alleging a breach of any fiduciary duty of any Person in connection with the evaluation, negotiation or entry into the Merger Agreement.

7. Further Assurances. From time to time, at ION’s request and without further consideration, the Shareholder shall execute and deliver such additional documents and take all such further action as may be reasonably necessary to effect the actions and consummate the transactions contemplated by this Agreement. The Shareholder further agrees not to commence or participate in, and to take all actions necessary to opt out of any class action with respect to, any action or claim, derivative or otherwise, against ION, the Sponsors, the Company or any of their respective Affiliates, successors and assigns relating to the negotiation, execution or delivery of this Agreement, the Merger Agreement or the consummation of the transactions contemplated hereby and thereby (including the Capital Restructuring).

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8. Disclosure. The Shareholder hereby authorizes the Company and ION to publish and disclose in any announcement or disclosure required by the SEC (or as otherwise required by any applicable securities laws or any other securities authorities), or include in any document or information required to be filed with or furnished to the SEC or the NYSE or NASDAQ, the Shareholder’s identity and ownership of the Covered Shares and the nature of the Shareholder’s obligations under this Agreement and, if deemed appropriate by the Company or ION, a copy of this Agreement. The Shareholder will promptly provide any information reasonably requested by the Company or ION for any regulatory application or filing made or approval sought in connection with the transactions contemplated by the Merger Agreement (including filings with the SEC or the NYSE or NASDAQ).

9. Changes in Share Capital. In the event of a share split, share dividend or distribution, or any change in the Company’s share capital by reason of any split-up, reverse share split, recapitalization, combination, reclassification, exchange of shares or the like, the terms “Owned Shares” and “Covered Shares” shall be deemed to refer to and include such shares as well as all such share dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

10. Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed by ION, the Company and the Shareholder. Any party to this Agreement may, at any time prior to the Termination Date, waive any of the terms or conditions of this Agreement, or agree to an amendment or modification to this Agreement in the manner contemplated by this Section 10 or Section 11, as applicable.

11. Waiver. No failure or delay by any party hereto exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies of the parties hereto hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. Any agreement on the part of a party hereto to any such waiver shall be valid only if set forth in a written instrument executed and delivered by such party.

12. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given: (a) on the date established by the sender as having been delivered personally; (b) one Business Day after being sent by a nationally recognized overnight courier guaranteeing overnight delivery; (c) on the date sent, if sent by email, to the addresses below; or (d) on the fifth Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications, to be valid, must be addressed as follows:

if to the Company or ION following the Closing, to:

Taboola.com Ltd.

2 Jabotinsky Street

Ramat Gan 5250501

Israel

Attention: General Counsel

Telephone No.: +972-3-6966966

Email: legal@taboola.com

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with a copy (which shall not constitute notice) to:

Latham & Watkins LLP
885 Third Avenue
New York, NY 10022-4834
Attention: Justin G. Hamill
Joshua M. Dubofsky
Navneeta Rekhi
Email: justin.hamill@lw.com
josh.dubofsky@lw.com
navneeta.rekhi@lw.com

and

Meitar, Law Offices
16 Abba Hillel Road
Ramat Gan 52506, Israel

Attention: Alon Sahar
Assaf Naveh

Email: asahar@meitar.com
assafn@meitar.com

and

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, NY 10017-3982

Attention: Lee Hochbaum
Michael Kaplan

Email: lee.hochbaum@davispolk.com
michael.kaplan@davispolk.com

if to ION prior to the Closing, to:

ION Acquisition Corp. 1 Ltd.
89 Medinat Hayehudim Street
Herzliya 4676672, Israel
Attn: Anthony Reich
Email: Anthony@ion-am.com

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with a copy (which shall not constitute notice) to:

White & Case LLP
1221 Avenue of the Americas
New York, New York 10020-1095

Attention: Joel Rubinstein
Robert Chung
Kristen Rohr
Email: joel.rubinstein@whitecase.com
robert.chung@whitecase.com
kristen.rohr@whitecase.com

and

Goldfarb Seligman & Co.
Ampa Tower
98 Yigal Alon Street
Tel Aviv 6789141, Israel
Attention: Aaron M. Lampert
Email: aaron.lampert@goldfarb.com

If to the Shareholder, to such address indicated on the Company’s records with respect to the Shareholder or to such other address or addresses as the Shareholder may from time to time designate in writing.

13. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in ION any direct or indirect ownership or incidence of ownership of or with respect to the Covered Shares of the Shareholder. All rights, ownership and economic benefits of and relating to the Covered Shares of the Shareholder shall remain vested in and belong to the Shareholder, and ION shall have no authority to manage, direct, restrict, regulate, govern or administer any of the policies or operations of Company or exercise any power or authority to direct the Shareholder in the voting or disposition of any of the Shareholder’s Covered Shares, except as otherwise provided herein.

14. Entire Agreement. This Agreement and the Merger Agreement constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof. No representations, warranties, covenants, understandings, agreements, oral or otherwise, with respect to the subject matter contemplated by this Agreement exist between the parties hereto except as expressly set forth or referenced in this Agreement and the Merger Agreement. In the event of any inconsistency, conflict, or ambiguity as to the rights and obligations of the parties hereto under this Agreement and the Merger Agreement, the terms of this Agreement shall control and supersede any such inconsistency, conflict or ambiguity.

15. No Third-Party Beneficiaries. The Shareholder hereby agrees that its representations, warranties and covenants set forth herein are solely for the benefit of ION in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein, and the parties hereto hereby further agree that this Agreement may only be enforced against, and any Legal Proceeding that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against, the Persons expressly named as parties hereto.

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16. Governing Law and Venue; Service of Process; Waiver of Jury Trial.

(a) This Agreement and any action, suit, dispute, controversy or claim arising out of this Agreement, or the validity, interpretation, breach or termination of this Agreement, shall be governed by and construed in accordance with the internal law of the State of Delaware regardless of the law that might otherwise govern under applicable principles of conflicts of law thereof, except to the extent that the laws of the Cayman Islands or of the State of Israel are mandatorily applicable.

(b) Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of the Chancery Court of the State of Delaware, or, if such court declines jurisdiction, then to any federal court located in Wilmington, Delaware or any appellate court therefrom in connection with any matter based upon or arising out of this Agreement, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such Person and waives and covenants not to assert or plead any objection which they might otherwise have to such manner of service of process. Each of the parties hereto and any Person asserting rights as a third-party beneficiary may do so only if he, she or it hereby waives, and shall not assert as a defense in any legal dispute, that: (i) such Person is not personally subject to the jurisdiction of the above named courts for any reason; (ii) such Legal Proceeding may not be brought or is not maintainable in such court; (iii) such Person’s property is exempt or immune from execution; (iv) such Legal Proceeding is brought in an inconvenient forum; or (v) the venue of such Legal Proceeding is improper. Each of the parties hereto and any Person asserting rights as a third-party beneficiary hereby agrees not to commence or prosecute any such action, claim, cause of action or suit other than before one of the above-named courts, nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action, claim, cause of action or suit to any court other than one of the above-named courts, whether on the grounds of inconvenient forum or otherwise. Each of the parties hereto hereby consents to service of process in any such proceeding in any manner permitted by Delaware law, and further consents to service of process by nationally recognized overnight courier service guaranteeing overnight delivery, or by registered or certified mail, return receipt requested, at its address specified pursuant to Section 12. Notwithstanding the foregoing in this Section 16, any party hereto may commence any action, claim, cause of action or suit in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts.

(c) TO THE EXTENT NOT PROHIBITED BY APPLICABLE LEGAL REQUIREMENTS WHICH CANNOT BE WAIVED, EACH OF THE PARTIES HERETO AND ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY MAY DO SO ONLY IF HE, SHE OR IT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY ON ANY CLAIMS OR COUNTERCLAIMS ASSERTED IN ANY LEGAL DISPUTE RELATING TO THIS AGREEMENT AND FOR ANY COUNTERCLAIM RELATING THERETO, WHETHER NOW EXISTING OR HEREAFTER ARISING. IF THE SUBJECT MATTER OF ANY SUCH LEGAL DISPUTE IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY HERETO NOR ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY SHALL ASSERT IN SUCH LEGAL DISPUTE A NONCOMPULSORY COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT. FURTHERMORE, NO PARTY HERETO NOR ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY SHALL SEEK TO CONSOLIDATE ANY SUCH LEGAL DISPUTE WITH A SEPARATE ACTION OR OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT BE WAIVED.

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17. Assignment; Successors. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 17 shall be null and void, ab initio.

18. Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as parties hereto, and then only with respect to the specific obligations set forth herein with respect to such party. Except to the extent a named party to this Agreement (and then only to the extent of the specific obligations undertaken by such named party in this Agreement), (a) no past, present or future director, officer, employee, incorporator, member, partner, shareholder, affiliate, agent, attorney, advisor or representative or affiliate of any named party to this Agreement and (b) no past, present or future director, officer, employee, incorporator, member, partner, shareholder, affiliate, agent, attorney, advisor or representative or affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of ION, the Company or the Shareholder under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby.

19. Enforcement. The parties hereto agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties do not perform their obligations under the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions. The parties hereto acknowledge and agree that (a) the parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, including the Shareholder’s obligations to vote its Covered Shares as provided in this Agreement, without proof of damages, prior to the valid termination of this Agreement, this being in addition to any other remedy to which they are entitled under this Agreement, and (b) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, none of the parties would have entered into this Agreement. Each party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other parties have an adequate remedy at Applicable Legal Requirements or that an award of specific performance is not an appropriate remedy for any reason at Applicable Legal Requirements or equity. The parties acknowledge and agree that any party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 19 shall not be required to provide any bond or other security in connection with any such injunction.

20. Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under Applicable Legal Requirements, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under Applicable Legal Requirements, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under Applicable Legal Requirements, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

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21. Counterparts. This Agreement and any amendment hereto may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement or any amendment hereto by electronic means, including docusign, e-mail, or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement or any amendment hereto.

22. Interpretation and Construction. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. References to Sections are to Sections of this Agreement unless otherwise specified. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. The definitions contained in this Agreement are applicable to the masculine as well as to the feminine and neuter genders of such term. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute and to any rules or regulations promulgated thereunder. References to any person include the successors and permitted assigns of that person. References from or through any date mean, unless otherwise specified, from and including such date or through and including such date, respectively. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

23. Capacity as a Shareholder. Notwithstanding anything herein to the contrary, the Shareholder signs this Agreement solely in the Shareholder’s capacity as a shareholder of the Company, and not in any other capacity and this Agreement shall not limit or otherwise affect the actions of the Shareholder or any affiliate, employee or designee of the Shareholder or any of its affiliates in his or her capacity, if applicable, as an officer or director of the Company or any other Person. The Shareholder shall not be liable or responsible for any breach, default, or violation of any representation, warranty, covenant or agreement hereunder by any other shareholder that is entering into a similar Agreement and the Shareholder shall solely be required to perform its obligations hereunder in its individual capacity.

24. Trust Account Waiver. The Shareholder agrees that he, she or it shall be subject to the terms and conditions of Section 6.07 of the Merger Agreement as though the Shareholder were the Company thereunder and that Section 6.07 (as so modified) is hereby incorporated into this Agreement, mutatis mutandis.

[The remainder of this page is intentionally left blank.]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed (where applicable, by their respective officers or other authorized Persons thereunto duly authorized) as of the date first written above.

ION ACQUISITION CORP. 1 LTD.

By:
Name: Anthony Reich
Title: Chief Financial Officer

TABOOLA.COM LTD.

By:
Name:
Title:

[Signature Page to Company Shareholder Support Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed (where applicable, by their respective officers or other authorized Persons thereunto duly authorized) as of the date first written above.

[SHAREHOLDER]

By:
Name:
Title:

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1.

TABOOLA.COM LTD.

(the “Company”)

Proxy

For an Annual and Extraordinary General Meeting of the Shareholders of the Company

Capitalized terms used and not otherwise defined herein, shall have the respective meanings ascribed to them under the Support Agreement dated January 25, 2021, to which this Proxy was attached or in the Merger Agreement dated January 25, 2021 by and between the Company, ION Acquisition Corp. 1 Ltd. and Toronto Sub Ltd., a Cayman Islands exempted company and a direct, wholly-owned subsidiary of the Company (as amended, supplemented, restated or otherwise modified from time to time, the “Merger Agreement”).

The Company Ordinary Shares and/or the Company Preferred Shares represented by this proxy, when properly executed, will be voted or withheld from voting on any ballot that may be called for, in the manner directed herein by the undersigned shareholder (the “Shareholder”). If a choice is specified with respect to any matter to be acted upon, the Company Ordinary Shares and/or the Company Preferred Shares shall be voted or withheld from voting accordingly. Where no instruction is given in respect to any matter to be acted upon, the Company Ordinary Shares and/or the Company Preferred Shares represented hereby shall, on any ballot that may be called for, be voted FOR the adoption of all such matters.

This proxy confers upon the Proxy Holder (as defined below) discretionary authority with respect to such other business as may properly come before the meeting or postponements of adjournments thereof.

The Shareholder, being the holder of [[●] Company Ordinary Shares, [●] Company Preferred A Shares, [●] Company Preferred B Shares, [●] Company Preferred B-1 Shares, [●] Company Preferred B-2 Shares, [●] Company Preferred C Shares, [●] Company Preferred D Shares, and [●] Company Preferred E Shares] of Taboola.com Ltd., acting pursuant to the Companies Law, 5759-1999, does hereby irrevocably authorize each of Eldad Maniv, Lior Golan, Stephen Walker and Ezra Katzen acting severally and not jointly, or any person designated by one of them, with full powers of substitution (the “Proxy Holder”) to represent the Shareholder and vote all of the Company Ordinary Shares and/or Company Preferred Shares held by the Shareholder, if any, on behalf and in the name of the Shareholder, at the meeting, and at any postponements or adjournments thereof, in favor of the following resolutions:

For	Against	Abstain

Resolution 1 – Capital Restructuring

To approve, ratify and confirm the resolution of the Board attached hereto as Exhibit 1, to the effect that (i) immediately prior to the Effective Time, each Company Preferred Share that is issued and outstanding immediately prior to such time shall automatically convert into Company Ordinary Shares in accordance with the Company’s Organizational Documents, (ii) immediately following such conversion of each Company Preferred Share into Company Ordinary Shares, each Company Ordinary Share that is issued and outstanding immediately prior to the Effective Time shall be converted into a number of Company Ordinary Shares determined by dividing each such Company Ordinary Share by the Conversion Factor based on the methodology set forth on Exhibit K to the Merger Agreement (the “Share Split”) and (ii) the authorized share capital of the Company shall be increased to reflect the aforementioned Share Split.

Following the Share Split, the authorized number of shares of the Company shall be 452,185,459 Ordinary Shares, of no par value each.

☐	☐	☐

Resolution 2 – Merger Agreement

To adopt, authorize and approve the Merger, the execution, delivery and performance of the Merger Agreement, all other Transaction Agreements, and the Transactions, including without limitation, the Merger and the issuance of Company Ordinary Shares as Merger Consideration pursuant to the Merger Agreement, as set forth in, and subject to, the terms and conditions of the Merger Agreement. Upon issuance of the Company Ordinary Shares, such shares shall be validly issued, fully paid and non-assessable;

To approve, ratify and confirm the resolution of the Board attached hereto as Exhibit 1, to the effect that the Authorized Officers (as defined below) are hereby authorized and empowered to enter into, execute, deliver and perform the Merger Agreement, all other Transaction Agreements and the Transactions, and to take all such actions necessary and appropriate to perform the Company’s obligations under such documents;

To approve, ratify and confirm the resolution of the Board attached hereto as Exhibit 1, to the effect that the Authorized Officers be, and hereby are, authorized, empowered and directed, for and on behalf of the Company, to take any and all actions, to negotiate for and enter into agreements and amendments to agreements, to perform all such acts and things, to execute, file, or cause to be filed, with any federal state or other regulatory or tax agencies (including any international agencies) any reports, filings, applications or other documents, and to seek all government or regulatory consents or approvals, required with respect to the transactions contemplated by the Merger Agreement, deliver or record in the name and on behalf of the Company, all such certificates, instruments, agreements or other documents, and to make all such payments as they may deem necessary, advisable or appropriate in order to carry out the purpose and intent of, or consummate the transactions contemplated by, the foregoing resolutions and/or all of the transactions contemplated therein or thereby, the authorization therefor to be conclusively evidenced by the taking of such action or the execution and delivery of such certificates, instruments, agreements or documents.

☐	☐	☐

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Resolution 3 – Issuance of Company Ordinary Shares and Warrants; PIPE Transactions

To approve, ratify and confirm the resolution of the Board attached hereto as Exhibit 1, to approve the issuance of the Company Ordinary Shares issuable as Merger Consideration and in consideration for the PIPE Investment and, if applicable, for the Secondary Share Purchase;

To approve, ratify and confirm the resolution of the Board attached hereto as Exhibit 1, to the effect that in accordance with the terms of the Merger Agreement, the ION Warrants shall be assumed by the Company and converted automatically into a warrant, exercisable or convertible into a corresponding number of Company Ordinary Shares in accordance with the terms of an Assignment and Assumption and Amendment Agreement to be executed in connection with the Merger Agreement;

To approve, ratify and confirm the resolution of the Board attached hereto as Exhibit 1 to approve the transfer of Company Ordinary Shares from the Sellers to the Purchasers as more fully set forth in the Secondary Share Purchase Agreements.

☐	☐	☐

Resolution 4 – Amended and Restated Articles of Association

To amend and restate the Company’s existing Articles of Association, with the Articles of Association, in substantially the form attached hereto as Exhibit 2, to take place immediately at the Effective Time.

☐	☐	☐

Resolution 5 – Amended and Restated Investors’ Rights Agreement

To approve, ratify and confirm the resolution of the Board attached hereto as Exhibit 1, to approve the execution, delivery and performance by the Company of all its obligations under the (i) Amended and Restated Investors’ Rights Agreement in substantially the form attached hereto as Exhibit 3(a) and (ii) certain side letters with respect to registration rights of Secondary Sellers in substantially the form attached hereto as Exhibit 3(b), in each case, with such additions, deletions or changes therein as any Authorized Officer of the Company, may, in his/her sole discretion, deem necessary, desirable, convenient or appropriate and consistent with the best interests of the Company, his/her execution and delivery thereof to be conclusive evidence of his/her authority to so act and of his approval thereof, in each of the foregoing cases without the need for any further act, approval or authority by the Board.

☐	☐	☐

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Resolution 6 – Amendment to Current Company Plans

To approve the amendment to the Company’s (i) 2007 Share Option Plan, as amended on November 9, 2014, (ii) 2016 Share Incentive Plan, (iii) 2017 Executive Share Incentive Plan and (iv) the 2020 Share Incentive Plan (each, as amended to date) (collectively, the “Company Plans”), in substantially the form attached hereto as Exhibit 4.

☐	☐	☐

Resolution 7 – Interested Party Transactions

To approve the transactions contemplated by the resolutions above, after taking into account the personal interest of the members of the Board in such transactions, as disclosed to the shareholders.

☐	☐	☐

Consent

The undersigned acknowledges and agrees that its signature below constitutes the written consent of such entity or person, for all purposes for which the consent of such entity or person is required in connection with the above matters whether as a holder of a certain class of shares or otherwise pursuant to the Articles or to any other agreement to which the undersigned is a party.

Acknowledged ☐

Resolution 8 - General Authorization

To approve ratify and confirm the resolutions of the Board, to authorize, empower and direct each of Eldad Maniv, Lior Golan, Stephen Walker and Ezra Katzen (“Authorized Officers”) (acting severally and not jointly) to take or cause to be taken any and all actions in connection with, and to effectuate, the resolutions set forth above including and, without derogating from the generality of the foregoing, to execute, make any amendments or waivers (in accordance with the terms of the Merger Agreement or any other Transaction Agreements, or the Transaction) file and deliver all papers, documents, statements, representations, obligations, schedules, reports, instruments, proxies and certificates that any of them may deem in their sole discretion and judgment to be necessary or advisable to carry out and to effectuate the purposes and intent of the foregoing resolutions and to comply with all applicable laws, including the execution of any internal agreements that are required between the various subsidiaries of the Company.

To approve ratify and confirm the resolutions of the Board, that all actions previously taken in connection with the transactions contemplated by the foregoing resolutions be, and they hereby are, adopted, ratified, confirmed and approved in all respects.

☐	☐	☐

SHAREHOLDER	SIGNATURE	NAME & TITLE	DATE
(please PRINT name)		(for corporate entities)

* If this proxy represents shares held by more than one person/entity, please list all such entities or provide separate proxies.

You are kindly requested to complete, date and sign the enclosed proxy and deliver it to the Company at your earliest convenience, but in any event prior to the time appointed for the meeting, by email to ezra.k@taboola.com.

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